Filed Pursuant to Rule 424(b)(5)

Registration No. 333-88482

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 7, 2003)

    20,000,000 Depositary Shares

ACE Limited

Each Representing  1/10 of a Share of

7.80% Cumulative Redeemable Preferred Shares, Series C

(Liquidation Preference $25.00 Per Depositary Share)

As a holder of Depositary Shares, you are entitled to all proportional rights and preferences of the 7.80% Cumulative Preferred Redeemable Preferred Shares, Series C, including dividend, voting, redemption and liquidation rights. Each Depositary Share represents ownership of one-tenth of a Preferred Share. You must exercise such rights acting through the Depositary.

Dividends on the Preferred Shares will begin to accrue and will be cumulative from May 30, 2003 and will be payable quarterly, when, as and if declared by our Board of Directors, in arrears on March 1, June 1, September 1 and December 1 of each year, commencing September 1, 2003. The dividend rate is 7.80% per annum, which is equivalent to $1.95 per annum per Depositary Share.

The proportional liquidation preference of each Depositary Share is $25.

On or after May 30, 2008, ACE has the option to redeem all or a portion of the Preferred Shares, at $250 per Preferred Share, which is equivalent to $25 per Depositary Share, plus accrued and unpaid dividends, if any, to the date of redemption. We may redeem the Preferred Shares prior to May 30, 2008 in the limited circumstances described under “Description of Preferred Shares—Redemption” and “—Tax Redemption” in this prospectus supplement.

There is currently no public market for the Depositary Shares. We intend to apply to list the Depositary Shares on the New York Stock Exchange under the symbol “ACE PrC.” If this application is approved, trading in the Depositary Shares is expected to commence within 30 days after the initial delivery of the Depositary Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Investing in the Depositary Shares involves risks. See “Risk Factors” on page S-11 of this prospectus supplement.

	Per Depositary Share	Total
Public Offering Price (1)	$25.00	$500,000,000
Underwriting Discount	$0.7875	$15,750,000
Proceeds to ACE Limited (before expenses)	$24.2125	$484,250,000

(1)	Plus accrued dividends, if any, from the date of original issuance.

We have granted the underwriters an option to purchase up to 3,000,000 additional Depositary Shares to cover over-allotments.

The underwriters expect to deliver the Depositary Shares to purchasers through the book-entry delivery system of The Depository Trust Company, including the accounts of Euroclear Bank S.A./N.V. and Clearstream Banking S.A., on or about May 30, 2003.

Joint Book-Running Managers

Citigroup

Merrill Lynch & Co.

A.G. Edwards & Sons, Inc.

Morgan Stanley

Prudential Securities

UBS Warburg

Wachovia Securities

Banc of America Securities LLC

Bear, Stearns & Co. Inc.

Deutsche Bank Securities

Quick & Reilly

RBC Capital Markets

May 7, 2003

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder and thereunder, shall, under any circumstances, create any implication that there has been no change in the affairs of ACE Limited since the date of this prospectus supplement or the accompanying prospectus or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

ACE Limited is prohibited from making any invitation to the public of the Cayman Islands to purchase the Depositary Shares. Non-resident or exempted companies or other non-resident or exempted entities established in the Cayman Islands, however, may purchase the Depositary Shares.

References in this prospectus supplement to “ACE,” “we,” “us” and “our” refer to ACE Limited and its consolidated subsidiaries, unless otherwise specified.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Any written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors (which we describe in more detail elsewhere herein and in other documents filed by us with the Securities and Exchange Commission) include, but are not limited to:

•	global political conditions, the occurrence of any terrorist attacks, including any nuclear, biological or chemical events, or the outbreak and effects of war, and possible business disruption or economic contraction that may result from such events;

•	the effects of public company bankruptcies and/or accounting restatements, as well as disclosures by and investigations of public companies relating to possible accounting irregularities, and other corporate governance issues, including the effects of such events on:

•	the capital markets;

•	the markets for directors and officers and errors and omissions insurance; and

•	claims and litigation arising out of such disclosures or practices by other companies;

•	the ability to collect reinsurance recoverable, credit developments of reinsurers and any delay with respect thereto;

•	the occurrence of catastrophic events or other insured or reinsured events with a frequency or severity exceeding our estimates;

•	actual loss experience from insured or reinsured events;

•	the uncertainties of the loss reserving and claims settlement processes, including the difficulties associated with assessing environmental damage and asbestos-related latent injuries, the impact of aggregate policy coverage limits, and the impact of bankruptcy protection sought by various asbestos producers and other related businesses;

•	judicial decisions and rulings, new theories of liability and legal tactics;

•	the impact of the September 11 tragedy and its aftermath on our insureds and reinsureds, on the insurance and reinsurance industry, and on the economy in general;

•	uncertainties relating to governmental, legislative and regulatory policies, developments and treaties, which among other things, could subject us to insurance regulation or taxation in additional jurisdictions or affect our current operations;

•	the actual amount of new and renewal business, market acceptance of our products, and risks associated with the introduction of new products and services and entering new markets;

•	the competitive environment in which we operate, including trends in pricing or in policy terms and conditions, which may differ from our projections;

•	actions that rating agencies may take from time to time, such as changes in our claims-paying, financial strength or credit ratings;

•	developments in global financial markets, including changes in interest rates, stock markets and other financial markets, and foreign currency exchange rate fluctuations, which could affect our investment portfolio and financing plans;

•	changing rates of inflation and other economic conditions;

•	the amount of dividends received from subsidiaries;

•	loss of the services of any of our executive officers without suitable replacements being recruited in a reasonable time frame;

•	the ability of technology to perform as anticipated; and

•	management’s response to these factors.

The words “believe,” “anticipate,” “estimate,” “project,” “should,” “plan,” “expect,” “intend,” “hope,” “will likely result” or “will continue” and variations thereof and similar expressions identify forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

ACE Limited

General

ACE Limited is a holding company incorporated with limited liability in the Cayman Islands and which maintains its business office in Bermuda and has a permit to do business in Bermuda. Through our various operating subsidiaries, we provide a broad range of insurance and reinsurance products to insureds worldwide through operations in the United States and almost 50 other countries. At December 31, 2002, we had total assets of $43.4 billion and shareholders’ equity of $6.4 billion. We derive our revenue principally from premiums, fees and investment income. We operate through four business segments:

•	Insurance—North American;

•	Insurance—Overseas General;

•	Global Reinsurance; and

•	Financial Services.

Strategy

Our long-term business strategy focuses on achieving underwriting profits and providing value to our clients and shareholders through the utilization of our substantial capital base in the insurance and reinsurance markets. As part of this strategy, we have made a number of acquisitions and have entered into strategic alliances that diversify our operations, both geographically and by product type. Each completed transaction filled a particular niche and added additional expertise and market access to the group. In addition, we continue to review, and adjust where appropriate, our portfolio of products. As a result, we have evolved from a highly specialized corporate insurer focusing on excess liability and directors and officers liability, referred to as D&O, insurance to a widely diversified global insurance and reinsurance operation servicing clients in every major insurance market in the world.

Our Operating Segments

Insurance—North American

Our Insurance—North American segment includes the operations of ACE USA, ACE Canada and ACE Bermuda, excluding the financial solutions business in both the U.S. and Bermuda, which are included in the Financial Services segment. ACE USA provides a broad range of property and casualty, referred to as P&C, insurance and reinsurance products to a diverse group of commercial and non-commercial enterprises and consumers. These products include excess liability, excess property, professional lines, aerospace, accident and health, referred to as A&H, coverages and claim and risk management products and services. The operations of ACE USA also include run-off operations. ACE Canada specializes in providing innovative and customized P&C and A&H products to businesses and individuals nationally and internationally. The principal lines of business for ACE Bermuda are excess liability, professional lines, excess property and political risk—the latter being written on a subscription basis by Sovereign Risk, a managing agent in which ACE Bermuda has a 50 percent interest.

Insurance—Overseas General

Our Insurance—Overseas General segment consists of ACE International, which comprises our network of indigenous insurance operations, and the insurance operations of ACE Global Markets, our Lloyd’s operation. This segment has four regions of operations: ACE Asia Pacific, ACE Far East, ACE Latin America and the ACE European Group (which comprises ACE Europe, ACE INA UK Limited and the insurance operations of ACE Global Markets). Companies within this segment write a variety of insurance products including property, primary and excess casualty, energy, professional risk (including D&O and errors and omissions), marine, political risk, trade credit, A&H, aviation and consumer-oriented products. ACE International provides insurance coverage on a worldwide basis. ACE Global Markets comprises our insurance operations at Lloyd’s and provides funds at Lloyd’s to support underwriting by Syndicate 2488. Syndicate 2488 is managed by ACE Underwriting Agencies Limited and was the largest syndicate trading at Lloyd’s for the 2002-year.

Global Reinsurance

Our Global Reinsurance P&C segment comprises ACE Tempest Re Bermuda, ACE Tempest Re USA, and ACE Tempest Re Europe. Our Global Reinsurance segment markets its reinsurance products worldwide under the “ACE Tempest Re” brand name and provides a broad range of coverages to a diverse range of primary P&C companies. For the year ended December 31, 2002, approximately 50 percent of written premiums came from the property catastrophe business and the remainder from non-property catastrophe lines. ACE Tempest Re Bermuda principally provides property catastrophe reinsurance globally to insurers of commercial and personal property. ACE Tempest Re USA was established in 2000 and focuses on writing property per risk and casualty reinsurance, including marine and surety, principally on a treaty basis, with a weighting toward casualty. ACE Tempest Re Europe was established in 2002 and writes all lines of traditional and non-traditional property, casualty, marine, aviation and medical malpractice but is oriented to specialty and short-tail products. Also included in our Global Reinsurance segment is ACE Tempest Life Re which was formed in 2001 as a niche player in the life reinsurance market principally to provide reinsurance coverage to other life insurance companies focusing on guarantees included in annuity products (fixed and variable).

Financial Services

Our Financial Services segment includes the financial guaranty business of ACE Guaranty Corp. and ACE Capital Re International and the financial solutions business in the U.S. and Bermuda. Our financial guaranty business serves the U.S. domestic and international financial guaranty insurance and reinsurance markets. Its principal business is the insurance and reinsurance of investment grade public finance and asset-backed debt issues (insured and ceded by the primary bond insurance companies), and the insurance and reinsurance of credit default swaps. In addition to our financial guaranty business, our Financial Services segment also provides trade credit reinsurance, highly-structured solutions to problems of financial and risk management through reinsurance and other forms of credit enhancement products, and mortgage guaranty reinsurance and title reinsurance. The financial solutions business of our Financial Services segment consists of three lines of business: securitization and risk trading, finite and structured risk products, and retroactive contracts in the form of loss portfolio transfers.

Recent Developments

On April 30, 2003, we reported net income excluding net realized gains (losses) on investments of $279 million, or $1.02 per share, for the quarter ended March 31, 2003, compared with income of $216 million, or $0.77 per share, for the comparable period in 2002. The net income including net realized gains (losses) on investments for the quarter ended March 31, 2003 was $247 million, or $0.90 per share, compared with net income of $198 million, or $0.70 per share, for the comparable period in 2002.

Gross premiums written during the first quarter of 2003 were $4.1 billion, compared with $3.1 billion for the comparable quarter in 2002. Net premiums written during the first quarter of 2003 were $2.9 billion compared with $2.0 billion for the same quarter in 2002. Net premiums earned during the first quarter of 2003 were $2.1 billion compared with $1.4 billion for the same quarter in 2002.

At March 31, 2003, we had total assets of $45.4 billion and total shareholders’ equity of $6.7 billion.

The Offering

The description of the terms of the Depositary Shares and the Preferred Shares in this section is a summary of the terms of the Depositary Shares and the Preferred Shares. Because the following summary is not complete, you should refer to the resolutions of the special committee of our Board of Directors designating the rights, preferences and other terms of the Preferred Shares for a complete description of the terms of the Preferred Shares. You should also refer to the sections entitled “Description of Depositary Shares and Preferred Shares” in this prospectus supplement and “Description of ACE Capital Stock” and “Description of the Depositary Shares” in the accompanying prospectus. The information set forth in this section assumes that the underwriters do not exercise the over-allotment option granted by ACE to purchase up to 3,000,000 additional Depositary Shares in connection with the offering, as discussed under “Underwriting” in this prospectus supplement.

Issuer	ACE Limited

Securities Offered

20,000,000 Depositary Shares, each representing one-tenth of a share of our 7.80% Cumulative Redeemable Preferred Shares, Series C. Holders of Depositary Shares are entitled to all proportional rights and preferences of the Preferred Shares, including dividend, voting, redemption and liquidation rights.

Maturity

The Preferred Shares represented by the Depositary Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption. See “Description of Depositary Shares and Preferred Shares—Redemption” in this prospectus supplement and “Description of ACE Capital Stock—Preferred Shares—Redemption” in the accompanying prospectus.

Dividends

Dividends on the Preferred Shares represented by the Depositary Shares will be cumulative from the date of original issuance and will be payable when, as and if declared by our Board of Directors, quarterly in arrears on March 1, June 1, September 1, and December 1 of each year (or, if this date is not a business day, on the business day immediately following this date), commencing on September 1, 2003, in an amount per Preferred Share equal to 7.80% of the liquidation preference per annum (equivalent to $19.50 per Preferred Share or $1.95 per Depositary Share). See “Description of Depositary Shares and Preferred Shares—Dividend Rights” in this prospectus supplement and “Description of ACE Capital Stock—Preferred Shares—Dividends” in the accompanying prospectus.

Payment of Additional Amounts

Subject to certain limitations, we will pay additional amounts to holders of the Depositary Shares representing the Preferred Shares, as additional dividends, to make up for any deduction or withholding for any taxes or other charges imposed on amounts we must pay with respect to the Preferred Shares represented by the Depositary Shares, so that the net amounts paid will be equal to the amounts we would otherwise be required to pay had no such withholding or deduction been required. See “Description of Depositary Shares and Preferred Shares—Payment of Additional Amounts” in this prospectus supplement.

Liquidation Rights	Upon liquidation, dissolution or winding-up of ACE Limited, the holders of the Depositary Shares representing the Preferred Shares will be entitled to receive from our assets legally available for distribution to shareholders a liquidation preference of $25 per Depositary Share, plus accrued and unpaid dividends, if any, without interest on such unpaid dividends, to the date fixed for distribution. See “Description of Depositary Shares and Preferred Shares—Liquidation Preference” in this prospectus supplement and “Description of ACE Capital Stock—Preferred Shares—Liquidation, Dissolution or Winding Up” in the accompanying prospectus.

Conversion	The Preferred Shares represented by the Depositary Shares are not convertible into or exchangeable for any of our other securities.

Redemption

On and after May 30, 2008, we may redeem the Preferred Shares represented by the Depositary Shares, in whole at any time or in part, from time to time at a redemption price of $250 per Preferred Share (equivalent to $25 per Depositary Share), plus accrued and unpaid dividends, if any, to the date of redemption. We may not redeem the Preferred Shares represented by the Depositary Shares before May 30, 2008, except as described under “Description of Depositary Shares and Preferred Shares—Tax Redemption” in this prospectus supplement and except that we may redeem the Preferred Shares represented by the Depositary Shares before that date at a redemption price of $260 per Preferred Share (equivalent to $26 per Depositary Share), plus accrued and unpaid dividends, if any, to the date of redemption, if we

• submit a proposal to our ordinary shareholders concerning an amalgamation, merger or other similar transaction involving ACE; or

• submit any proposal for any other matter that, as a result of any change in Cayman Islands law after the date of this prospectus supplement (whether by enactment or official interpretation),

that, in either case, requires a vote of the holders of our Depositary Shares representing the Preferred Shares, voting separately as a single class (alone or with one or more class or series of other preferred shares).

Tax Redemption

We will have the option to redeem the Preferred Shares represented by the Depositary Shares, at any time in whole or in part from time to time, at a redemption price of $250 per Preferred Share (equivalent to $25 per Depositary Share), plus accrued and unpaid dividends, if any, to the date of redemption, if there is a change in tax law that would require us or any successor corporation to pay any additional amounts with respect to the Preferred Shares represented by the Depositary Shares. See “Description of Depositary Shares and Preferred Shares—Tax Redemption” in this prospectus supplement.

Voting Rights

Generally, the holders of the Depositary Shares representing the Preferred Shares will not have any voting rights. Whenever dividends on the Preferred Shares represented by the Depositary Shares are in arrears in an amount equivalent to dividends for six full dividend periods (whether or not consecutive), holders of the Depositary Shares representing the Preferred Shares (voting as a single class with all other series of preferred shares that are also in arrears and have such right) will have the right to elect two persons who will then be appointed as directors until such dividend arrearage is eliminated.

In addition, unless previously redeemed or called for redemption, transactions that would vary the rights of holders of the Depositary Shares representing the Preferred Shares cannot be made without the written consent of the holders of three-fourths of the Preferred Shares represented by the Depositary Shares or the sanction of a special resolution passed by two-thirds of the votes cast at a general meeting of the holders of the Depositary Shares representing the Preferred Shares, subject to any requirements of Cayman Islands law. See “Description of Depositary Shares and Preferred Shares—Voting Rights” in this prospectus supplement.

Ranking

The Preferred Shares represented by the Depositary Shares will rank senior to our ordinary shares (other than a class or series of preferred ordinary shares ranking senior to or on a parity with the Preferred Shares) with respect to payment of dividends and amounts upon liquidation, dissolution or winding-up. See “Description of Depositary Shares and Preferred Shares—Dividend Rights,” “Description of Depositary Shares and Preferred Shares—Liquidation Preference” and “Description of Depositary Shares and Preferred Shares—Ranking” in this prospectus supplement and “Description of ACE Capital Stock—Preferred Shares—Dividends” and “Description of ACE Capital Stock—Preferred Shares—Liquidation, Dissolution or Winding Up” in the accompanying prospectus. The Preferred Shares represented by the Depositary Shares will rank on a parity with our outstanding 8.25% Cumulative Redeemable Preferred Shares, Series A, referred to in this prospectus supplement as Series A Preferred Shares, with respect to payment of dividends and amounts upon liquidation, dissolution or winding-up. The Series A Preferred Shares must be redeemed on June 16, 2003.

Limitations on Transfer and Ownership

Our Articles of Association provide that our Board of Directors has the absolute discretion to decline to register a transfer of shares if the effect of such transfer would be to increase the number of shares owned or controlled by any person to 10% or more of any class or series of our issued shares. See “Description of Depositary Shares and Preferred Shares—Limitations on Transfer and Ownership” in this prospectus supplement. The Deposit Agreement governing the Depositary Shares will contain a similar restriction.

NYSE Listing

We intend to apply to list the Depositary Shares on the New York Stock Exchange under the symbol “ACE PrC.” If this application is approved, trading in the Depositary Shares is expected to commence within 30 days after the initial delivery of the Depositary Shares. See “Description of Depositary Shares and Preferred Shares—Market for the Preferred Shares” in this prospectus supplement.

Use of Proceeds	We intend to use the net proceeds to make additional capital contributions to certain of our subsidiaries and for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Form of the Depositary Shares

The Depositary Shares will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York, or its nominee. This means that you will not receive a certificate for your Depositary Shares except under limited circumstances described herein. See “Description of Depositary Shares and Preferred Shares—Book-Entry Delivery and Settlement” in this prospectus supplement.

RISK FACTORS

Your investment in the Depositary Shares is an investment in the Preferred Shares and will involve a degree of risk, including those risks that are described in this section. You should carefully consider the following discussion of risks before deciding whether an investment in the Depositary Shares is suitable for you.

We are under no obligation to redeem the Preferred Shares represented by the Depositary Shares, although we may redeem them under certain circumstances it we choose to do so

The Preferred Shares represented by the Depositary Shares have no maturity date or redemption date. We may, at our option, on or after May 30, 2008, redeem the Preferred Shares in whole at any time or in part from time to time at a redemption price of $250 per Preferred Share (equivalent to $25 per Depositary Share), plus accrued and unpaid dividends to the date of redemption. We may also redeem the Preferred Shares under certain circumstances before May 30, 2008. See “Description of Depositary Shares and Preferred Shares—Redemption” and “—Tax Redemption” in this prospectus supplement. In either event, we would not have to pay interest on any accrued and unpaid dividends. We do not need your consent in order to redeem the Preferred Shares and may do so at a time that is advantageous to us. You may not require us to redeem the Depositary Shares under any circumstances. If an active trading market for the Depositary Shares does not develop, you may not be able to easily sell the Depositary Shares and you will not have the option of requiring us to redeem them.

Your investment in the Depositary Shares will be subordinated in right of payment to any of our indebtedness

The Preferred Shares represented by the Depositary Shares will rank senior to our ordinary shares and on a par with our Series A Preferred Shares but will be subordinated in right of payment to all of our existing and future indebtedness with respect to payment of dividends and amounts upon liquidation, dissolution or winding up. As a result, in the event of our dissolution, liquidation or winding up, our assets will be available to pay the liquidation preference and any accrued and unpaid dividends on the Preferred Shares represented by the Depositary Shares only after our creditors are paid in full. There may not be sufficient assets remaining to pay amounts due on the Preferred Shares represented by the Depositary Shares.

There is no limitation on our issuance of securities that rank on a par with or senior to the Preferred Shares represented by the Depositary Shares

We may issue securities that rank on a par with or senior to the Preferred Shares represented by the Depositary Shares without limitation. The issuance of securities ranking on a par with or senior to the Preferred Shares may reduce the amount recoverable by holders of the Depositary Shares in the event of our liquidation, dissolution or winding up.

We may defer the payment of dividends on the Preferred Shares

Dividends on the Preferred Shares represented by the Depositary Shares are payable when, as and if declared by our Board of Directors. The Board of Directors may choose not to declare the dividend, or may declare a reduced dividend. If this were to happen, the accrued but unpaid dividend would be deferred. Whenever dividends are deferred on the Preferred Shares represented by the Depositary Shares, we may not declare, pay or set apart any dividends or other distributions on any other class or series of our capital shares ranking junior to the Preferred Shares represented by the Depositary Shares. Deferred dividends do not accrue interest prior to the date of redemption.

An active trading market for the Depositary Shares may not develop and may not afford sufficient liquidity to allow timely disposition of the Depositary Shares.

We intend to make application to list the Depositary Shares on the New York Stock Exchange. If listed, trading is expected to commence within 30 days after the Depositary Shares are first issued. You should be aware that the listing of the Depositary Shares will not necessarily ensure that an active trading market will be available. A lack of liquidity in the trading of the Depositary Shares may prevent you from selling the Depositary Shares in the amount and at the time you desire. Additionally, an illiquid trading market for the Depositary Shares may result in trading prices that are substantially below the liquidation value of the Depositary Shares.

USE OF PROCEEDS

Assuming the over-allotment option is not exercised, our net proceeds from the sale of the Depositary Shares (after deducting estimated expenses of the offering) are estimated to be approximately $483,500,000 ($556,087,500 if the underwriters’ over-allotment option is exercised in full). The proceeds from the offering will be used to make additional capital contributions to some of our existing subsidiaries and for general corporate purposes. Pending application of the proceeds, we will invest the proceeds in marketable securities.

CAPITALIZATION

The following table sets forth, as of December 31, 2002, our short-term debt and capitalization (1) on an historical basis and (2) as adjusted to give effect to the issuance of the Preferred Shares represented by the Depositary Shares offered by this prospectus supplement (assuming the over-allotment option is not exercised). You should read this table in conjunction with our historical consolidated financial statements and the notes thereto.

	As of December 31, 2002
	Actual	As Adjusted
	(U.S. dollars in thousands)
Short-Term Debt	$145,940	$145,940

Long-Term Debt
8.20% ACE INA notes due 2004	400,000	400,000
8.30% ACE INA notes due 2006	299,655	299,655
6.00% ACE Limited senior notes due 2007	499,282	499,282
8.63% ACE US Holdings senior notes due 2008	250,000	250,000
11.20% ACE INA subordinated notes due 2009	200,000	200,000
8.875% ACE INA debentures due 2029	100,000	100,000

Total long-term debt	1,748,937	1,748,937

Hybrid trust preferred securities	475,000	475,000

Mezzanine equity(1)	311,050	311,050

Shareholders’ equity:
Ordinary shares ($0.041666667 par value; 500,000,000 shares authorized, 262,679,356 shares issued and outstanding (actual and adjusted))(2)	10,945	10,945
7.80% Cumulative Redeemable Preferred Shares, Series C; $1.00 par value per share; shares authorized, 2,000,000 shares issued and outstanding (adjusted)	—	2,000
Additional paid-in capital	3,781,112	4,262,612
Unearned stock grant compensation	(42,576)	(42,576)
Retained earnings	2,199,313	2,199,313
Deferred compensation obligation	18,631	18,631
Accumulated other comprehensive income	439,892	439,892
Ordinary shares issued to employee trust	(18,631)	(18,631)

Total shareholders’ equity	6,388,686	6,872,186

Total capitalization	$9,069,613	$9,553,113

(1)	Represents ACE’s FELINE PRIDES, which consist of a forward purchase contract and 6,221,000 8.25% Cumulative Redeemable Preferred Shares, Series A. These preferred shares are mandatorily redeemable by ACE on June 16, 2003 at a redemption price equal to 100% of the liquidation preference per preferred share ($50.00) plus all accumulated and unpaid dividends thereon.
(2)	Excludes shares authorized for issuance under employee benefit plans. Also excludes approximately 11.8 million ordinary shares issuable on May 16, 2003 upon satisfaction of the forward purchase contracts underlying ACE’s FELINE PRIDES, based upon current trading values for ACE’s ordinary shares.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected consolidated financial and other data as of and for the periods indicated. The financial data have been derived from our audited financial statements. On December 30, 1999, we acquired Capital Re Corporation, which is engaged in the financial guaranty reinsurance business. The results of these operations are included in our results since the acquisition date. On July 2, 1999, we completed the acquisition of CIGNA’s property and casualty business. The results of those operations since the acquisition date have been included in our results for the year ended December 31, 1999. You should read the following information in conjunction with our financial statements and related notes and the other financial and statistical information that we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.

For the years ended December 31,
2002	2001	2000	1999
(in thousands of U.S. dollars, except per share data and selected other data)
Operations Data:
Net premiums earned:
Property and casualty premiums	$6,672,227	$5,510,897	$4,534,763	$2,485,737
Life and annuity premiums	158,277	406,280	—	—

6,830,504	5,917,177	4,534,763	2,485,737
Net investment income	802,141	785,869	770,855	493,337
Other income (expense)	(20,552)	452	2,942	—
Net realized gains (losses) on investments	(489,089)	(58,359)	(38,961)	37,916
Losses and loss expenses	4,906,510	4,552,456	2,936,065	1,639,543
Life and annuity benefits	158,118	401,229	—	—
Policy acquisition costs	960,688	784,664	650,741	338,076
Administrative expenses	943,333	830,455	745,633	495,236
Interest expense	193,494	199,182	221,450	105,138
Income tax expense (benefit)	(115,688)	(78,674)	93,908	28,684
Amortization of goodwill	—	79,571	78,820	45,350

Net income (loss) before cumulative effect of adopting a new accounting standard	76,549	(123,744)	542,982	364,963
Cumulative effect of adopting a new accounting standard (net of income tax)	—	(22,670)	—	—

Net income (loss)	76,549	(146,414)	542,982	364,963
Dividends on mezzanine equity	(25,662)	(25,594)	(18,391)	—

Net income (loss) available to holders of ordinary shares	$50,887	$(172,008)	$542,591	$364,963

Balance sheet data (at end of period):
Total investments and cash	$18,323,908	$15,935,913	$13,762,324	$12,875,535
Total assets	43,450,937	37,186,764	31,689,526	30,122,888
Unpaid losses and loss expenses	24,315,182	20,728,122	17,388,394	16,460,247
Future policy benefits for life and annuity contracts	442,264	382,730	—	—
Mezzanine equity	311,050	311,050	311,050	—
Total shareholders’ equity	6,388,686	6,106,707	5,420,211	4,450,560
Selected Other Data:
Loss and loss expense ratio (1)	73.5%	82.6%	64.7%	66.0%
Policy acquisition cost ratio	14.2%	14.1%	14.4%	13.6%
Administrative expense ratio	14.0%	14.9%	16.4%	19.9%
Combined ratio (1)	101.7%	111.6%	95.5%	99.5%
Net loss reserves to shareholders’ equity ratio	183.9%	171.6%	167.2%	200.2%
Net premiums written to shareholders’ equity ratio	126.3%	104.2%	90.1%	56.1%
Basic earnings (loss) per share before cumulative effect of adopting a new accounting standard	$0.19	$(0.64)	$2.37	$1.88
Basic earnings (loss) per share	0.19	(0.74)	2.37	1.88
Diluted earnings (loss) per share before cumulative effect of adopting a new accounting standard	0.19	(0.64)	2.31	1.85
Diluted earnings (loss) per share	0.19	(0.74)	2.31	1.85
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends (2)	(3)	(4)	3.6	x	4.1	x

(1)	P&C business excluding life and financial services.
(2)	For purposes of computing the following ratios, earnings consist of net income before income tax expense (excluding interest costs capitalized) plus fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest costs (including interest costs capitalized) plus one-third of minimum rental payments under operating leases (estimated by management to be the interest factor of such rentals).
(3)	Earnings for the year ended December 31, 2002 were insufficient to cover fixed charges by $39 million and combined fixed charges and preferred share dividends by $65 million.
(4)	Earnings for the year ended December 31, 2001 were insufficient to cover fixed charges by $225 million and combined fixed charges and preferred share dividends by $251 million.

DESCRIPTION OF DEPOSITARY SHARES AND PREFERRED SHARES

The following summary descriptions of the Depositary Shares and the Preferred Shares supplements the description of the terms of the Depositary Shares and the Preferred Shares set forth under the headings “Description of the Depositary Shares” and “Description of ACE Capital Stock—Preferred Shares” in the accompanying prospectus, to which descriptions you should refer. This prospectus supplement modifies the accompanying prospectus to the extent that it contains information that is different from or additional to the information in that prospectus. In this section, references to “ACE,” “we,” “us” and “our” refer to ACE Limited and not any of its subsidiaries.

The summary description of the Depositary Shares set forth below is not complete and is subject to and qualified in its entirety by reference to the Deposit Agreement referred to below, the form of which will be filed as an exhibit to our registration statement by means of a Current Report on Form 8-K. The description of the terms of the 7.80% Cumulative Redeemable Preferred Shares, Series C, set forth below includes a summary of certain provisions of our Memorandum of Association and our Articles of Association, as well as the resolutions of the special committee of our Board of Directors designating the rights, preferences and other terms of the Preferred Shares being offered by this prospectus supplement. For a complete description of the terms and provisions of the Preferred Shares, you should refer to the accompanying prospectus, our Memorandum of Association, our Articles of Association and the resolutions of the special committee of our Board of Directors, which are incorporated by reference herein. A copy of the resolutions of the special committee of our Board of Directors will be filed as an exhibit to our registration statement by means of a Current Report on Form 8-K. Copies of our Memorandum of Association and our Articles of Association were filed as exhibits to our Registration Statement on Form S-1 (file no. 333-88482) and are incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Certain Tax Consequences” elsewhere in this prospectus supplement for a summary of material U.S. federal and Cayman Islands tax consequences applicable to the holders of Depositary Shares.

General

Each Depositary Share represents ownership of one-tenth of a share of 7.80% Cumulative Redeemable Preferred Shares, Series C, the terms of which are described below. The Preferred Shares represented by the Depositary Shares will be deposited with Mellon Investor Services LLC, as Depositary under a Deposit Agreement among ACE, the Depositary and the holders from time to time of the depositary receipts issued by the Depositary (referred to in this prospectus supplement as Depositary Receipts). The Depositary will be the legal owner of the Preferred Shares. The Depositary Shares represent contractual rights against the Depositary. The holders of Depositary Shares may therefore only exercise the rights of the Preferred Shares referred to in this Prospectus Supplement and the accompanying Prospectus through the Depositary. The Depositary Receipts will evidence the Depositary Shares. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the one-tenth of a Preferred Share represented by the Depositary Share, to all the rights and preferences of the Preferred Share represented by the Depositary Share (including dividend, voting, redemption and liquidation rights). Because each Preferred Share is entitled to one vote on matters on which the Preferred Shares are entitled to vote, each Depositary Share will, in effect, be entitled to one-tenth of a vote, rather than one full vote. See “Description of the Depositary Shares” in the accompanying prospectus for additional information.

Mellon Investor Services LLC will be the transfer agent and registrar for the Depositary Shares and the Preferred Shares. Mellon Investor Services LLC is also the transfer agent and registrar for ACE’s ordinary shares and 8.25% Cumulative Redeemable Preferred Shares, Series A.

The specific rights, preferences, limitations and other terms of the Preferred Shares were approved by a special committee of our Board of Directors on May 7, 2003.

When issued and paid for as contemplated by this prospectus supplement, the Preferred Shares will be duly authorized, validly issued, fully paid and non-assessable. The holders of the Depositary Shares will have no preemptive rights with respect to any of our ordinary shares or any other securities convertible into or carrying rights or options to purchase any such shares. The Preferred Shares will not be subject to any sinking fund or other obligation of ACE to redeem or retire the Preferred Shares. Unless redeemed by us as provided herein, the Preferred Shares will have a perpetual term, with no maturity.

Our Board of Directors may from time to time create and issue preferred shares of other series without the approval of our shareholders and fix their relative rights, preferences and limitations. At present, we have no issued preferred shares that are senior to or junior to the Preferred Shares with respect to the payment of dividends and distribution of assets upon the liquidation, dissolution or winding-up of ACE. The Preferred Shares will rank on a parity with our outstanding Series A Preferred Shares with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding-up of ACE. Unless previously redeemed or called for redemption, transactions that would vary the rights of holders of the Preferred Shares cannot be made without the written consent of the holders of three-fourths of the Preferred Shares or the sanction of a special resolution passed by two-thirds of the votes cast at a general meeting of the holders of the Preferred Shares, subject to any requirements of Cayman Islands law. Section 60 of the Cayman Islands Companies Law defines a resolution as a special resolution when (a) it has been passed by a majority of not less than two-thirds (or such greater number as may be specified in the articles of association of the company) of such members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given; or (b) if so authorized by its articles of association, it has been approved in writing by all of the members entitled to vote at a general meeting of the company. Pursuant to our Articles of Association, at every general meeting of the holders of the Preferred Shares, the necessary quorum shall be any one or more persons present in person or by proxy holding not less than one-third of the issued shares of that class. The rights conferred upon the holders of the Preferred Shares shall not be deemed to be varied by the creation or issue of any further class or series of shares ranking on a parity with or junior to the Preferred Shares or convertible into or exchangeable for any class or series of preferred shares ranking on a parity with or junior to the Preferred Shares with respect to the payment of dividends and distribution of assets upon the liquidation, dissolution or winding-up of ACE. See “—Voting Rights.”

We currently conduct substantially all our operations through our subsidiaries, and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions and advances from our subsidiaries are the principal source of funds necessary to meet our dividend, redemption and liquidation preference payment obligations. Contractual provisions or laws, as well as the financial condition and operating and regulatory requirements of our subsidiaries, may limit our ability to obtain the cash required to satisfy our obligations, including dividend, redemption and liquidation preference payments on the Preferred Shares. For a description of regulatory restrictions on the payment of dividends by our subsidiaries, see Note 15 of the notes to our consolidated financial statements attached as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Dividend Rights

Holders of the Preferred Shares will be entitled to receive, when, as and if declared by our Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends in an amount per share equal to 7.80% of the liquidation preference per annum (equivalent to $19.50 per Preferred Share or $1.95 per Depositary Share). Such dividends will begin to accrue and will be cumulative from the date of original issuance and will be payable quarterly, when, as and if declared by our Board of Directors, in arrears on March 1, June 1, September 1, and December 1 of each year or, if such date is not a business day, on the business day immediately after such date. The first dividend, which, if declared, will be payable on September 1, 2003, will represent the period from the original issue date up to August 31, 2003. The dividend for such initial dividend period and any other dividend payable on the Preferred Shares for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our register of members at the close of business on the applicable record date, which will be one day prior to the dividend payment date as long as all of the Preferred Shares remain in book-entry form. If all of the Preferred Shares are not in book-entry form, the record date will be 15 days prior to the dividend payment date (whether or not such date is a business day).

No dividends on the Preferred Shares will be declared if prohibited by law or regulation. Dividends on the Preferred Shares will accrue and will be fully cumulative, whether or not there are funds legally available for the payment of such dividends and whether or not the dividends are declared. Holders of the Preferred Shares will not be entitled to any dividends in excess of full cumulative dividends as described above. No interest or sum of money in lieu of interest will be payable on any dividend payment or on any payment on Preferred Shares which is in arrears.

As long as any Preferred Shares are outstanding, no dividends or other distributions may be declared or paid or set apart for payment on any class or series of shares ranking on parity with the Preferred Shares with respect to the payment of dividends and amounts upon liquidation, dissolution or winding-up of ACE (including, without limitation, our Series A Preferred Shares), as further described in the resolutions creating the Preferred Shares, referred to in this prospectus supplement as the Parity Shares, for any period unless either (1) full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on the Preferred Shares for all dividend periods terminating on or prior to the dividend payment date on such Parity Shares, or (2) all dividends declared upon the Preferred Shares and any Parity Shares are declared pro rata so that the amount of dividends declared per share on the Preferred Shares and any Parity Shares will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Preferred Shares and such Parity Shares bear to each other.

As long as any Preferred Shares are outstanding:

•	no dividends (other than those paid in ordinary shares or other shares ranking junior in right of payment to the Preferred Shares as to dividends and as to the distribution of assets upon any liquidation, dissolution or winding-up of ACE (together with the ordinary shares, referred to in this prospectus supplement as the Fully Junior Shares)), may be declared or paid or set apart for payment upon any ordinary shares or other shares ranking junior in right of payment to the Preferred Shares as to dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up of ACE (together with the ordinary shares, referred to in this prospectus supplement as the Junior Shares);

•	no other distribution (other than those paid in Fully Junior Shares) may be declared or paid or set apart for payment upon any Junior Shares; and

•	no Junior Shares will be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of ordinary shares made for purposes of any employee incentive, stock, benefit or any similar plan of ACE or any of our subsidiaries) for any consideration (or any moneys be paid to or made available for a sinking fund or the redemption of any Junior Shares) by ACE (except by conversion into or exchange for Fully Junior Shares), unless, in any such case, full cumulative dividends on the Preferred Shares and any Parity Shares have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment, for all dividend periods terminating on or prior to the date such dividends or distributions are declared or paid on the Junior Shares, or such Junior Shares are redeemed, purchased or otherwise acquired.

Any dividend payment made on Preferred Shares will first be credited against the earliest accrued but unpaid dividend due with respect to Preferred Shares which remains payable.

Subject to applicable law, any dividend payment unclaimed for a period of six years from the date of declaration of such dividend shall be forfeited and shall revert to ACE, and the payment by our Board of

Directors of any unclaimed dividend, interest or other sum payable on or in respect of the share into a separate account shall not constitute ACE a trustee in respect thereof.

Ranking

The Preferred Shares will rank prior to our ordinary shares with respect to payment of dividends and amounts upon liquidation, dissolution or winding-up.

Payment of Additional Amounts

We will make all payments on the Preferred Shares free and clear of and without deduction or withholding for or on account of any present or future taxes, assessments or other governmental charges imposed by any jurisdiction, political subdivision or taxing authority described in the second paragraph under “ —Tax Redemption,” unless the deduction or withholding of such taxes, assessments or other governmental charges is required by law, regulations or rulings or the application or official interpretation of such law, regulations or rulings. In that event, we will pay or cause to be paid additional amounts to the registered holders of the Preferred Shares as additional dividends to make up for any deduction or withholding for any present or future taxes, assessments or other governmental charges imposed by any jurisdiction, political subdivision or taxing authority described in the second paragraph under “ —Tax Redemption” in respect of any amounts that we or a successor corporation must pay with respect to the Preferred Shares or the Depositary Shares representing such Preferred Shares, so that the net amounts paid to the holders of the Preferred Shares or the Depositary Shares representing such Preferred Shares, after that deduction or withholding, shall equal the respective amounts that would have been receivable by such holders had no such withholding or deduction been required. However, we will not be obligated to pay additional amounts to any holder that:

•	resides in or is a citizen of the jurisdiction, political subdivision or taxing authority imposing the taxes, assessments or other governmental charges that would otherwise trigger our obligation to pay additional amounts; or

•	is a fiduciary, partnership, limited liability company or other pass-thru entity if, and to the extent that, the payment of additional amounts would be required by a jurisdiction, political subdivision or taxing authority described in the second paragraph under “ —Tax Redemption” to be included in the income for tax purposes of a beneficiary or settlor with respect to that fiduciary or a member of that partnership, limited liability company or other pass-thru entity who would not have been entitled to any additional amounts had that beneficiary, settlor or member held those Preferred Shares directly.

In addition, we will not be obligated to pay any additional amounts to a holder on account of:

•	any tax, assessment or other governmental charge that would not have been imposed but for the existence of any present or former connection between the holder, or certain other persons, and the taxing jurisdiction or political subdivision, or any Preferred Share presented for payment more than 30 days after the Relevant Date;

•	any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment of the liquidation preference of or any dividends on the Preferred Shares;

•

any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the Preferred Shares to promptly comply with a request by us to (a) provide information, documents, certifications or other evidence concerning the nationality, residence or identity of the holder or beneficial owner or (b) make and deliver any declaration or other similar claim, other than a claim for refund of a tax, assessment or other governmental charge withheld by us, or satisfy any information or reporting requirements, which, in the case of clauses (a) or (b), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of that tax, assessment or other governmental charge; or

•	any combination of the items identified by the bullet points above.

The “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the depositary on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and being available for payment to holders, notice to that effect shall have been duly given to the holders of the Preferred Shares.

Our obligation to make any payments of such additional amounts with respect to dividends (including  any accrued and unpaid dividends relating to any redemption payments or payments at liquidation, dissolution  or winding-up of ACE) is subject to the limitation based on distributable profits described below under “—Restrictions on Payment of Dividends and Redemption or Purchase of Shares” and to applicable law.

Restrictions on Payment of Dividends and Redemption or Purchase of Shares

Our Articles of Association provide that no dividend shall be payable except out of our profits, realized or unrealized, or out of monies otherwise available for dividends in accordance with Cayman Islands law. Under Cayman Islands law, we may not lawfully declare or pay a dividend out of the share premium account if there are reasonable grounds for believing that we are, or would immediately following the payment of the dividend be, unable to pay our debts as they fall due in the ordinary course of business. In addition, our directors are, as a matter of prudence, required to ensure that any dividend declared or paid is not of an amount that reduces its reserves to a level that is not sufficient to meet the reserve requirements of our business.

Under Cayman Islands law, we may not redeem or purchase our Preferred Shares except out of our profits, from the proceeds of a fresh issue of shares made for the purpose of the redemption or purchase, out of capital or from the share premium account. A payment out of capital or the share premium account is not lawful unless immediately following the date on which the payment is proposed to be made, ACE is able to pay its debts as they fall due in the ordinary course of business. The premium, if any, payable on redemption or purchase must be provided for out of our profits which would otherwise be available for dividend or distribution or out of our share premium account before or at the time the Preferred Shares are redeemed or purchased.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of ACE, the holders of Preferred Shares will be entitled to receive from our assets legally available for distribution to shareholders $250 per Preferred Share (equivalent to $25 per Depositary Share) plus all accrued but unpaid dividends (whether or not earned or declared) to the date fixed for distribution before any distribution is made to holders of any Junior Shares, without interest on such unpaid dividends.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding-up of ACE, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all Parity Shares, then the holders of the Preferred Shares and all such Parity Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions shall have been made in full to all holders of Preferred Shares and all Parity Shares, our remaining assets will be distributed among the holders of any Junior Shares according to their respective rights and preferences and, in each case, according to their respective number of shares. For such purposes, a consolidation, amalgamation, merger, arrangement or reconstruction involving ACE or the sale or transfer of all or substantially all of the shares or the property or business of ACE will not be deemed to constitute a liquidation, dissolution or winding-up.

Redemption

The Preferred Shares are not redeemable prior to May 30, 2008, except as discussed in this section below and under “—Tax Redemption.” On or after such date, we, at our option, upon not less than 30 nor more than 60 days prior written notice, may redeem the Preferred Shares in whole at any time or in part from time to time, for cash at a redemption price of $250 per Preferred Share (equivalent to $25 per Depositary Share) plus all accrued and unpaid dividends, if any, thereon to the date of redemption, without interest on such unpaid dividends. Holders of the Preferred Shares to be redeemed will be entitled to the redemption price following the surrender of certificates for such shares at the place designated in the notice.

If fewer than all of the outstanding Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot.

Unless full cumulative dividends on all Preferred Shares and all Parity Shares shall have been declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods terminating on or prior to the date of such redemption, purchase or other acquisition, no Preferred Shares or Parity Shares may be redeemed, purchased or otherwise acquired by us unless all outstanding Preferred Shares and any Parity Shares are redeemed; provided, that, we may acquire fewer than all of the outstanding Preferred Shares or Parity Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares and Parity Shares.

At any time prior to May 30, 2008, if we shall have submitted to the holders of our ordinary shares a proposal for an amalgamation, consolidation, merger, arrangement, reconstruction, reincorporation, de-registration or any other similar transaction involving ACE that requires or shall have submitted any proposal for any other matter that, as a result of any change in Cayman Islands law after the date of this prospectus supplement (whether by enactment or official interpretation) that requires, in either case, a vote of the holders of the Preferred Shares at the time outstanding, voting separately as a single class (alone or with one or more other classes or series of preferred shares, including our Series A Preferred Shares), then we will have the option upon not less than 30 nor more than 60 days prior written notice to redeem all of the outstanding Preferred Shares for cash at a redemption price of $260 per Preferred Share (equivalent to $26 per Depositary Share), plus all accrued and unpaid dividends, if any, to the date of redemption, without interest on such unpaid dividends.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares to be redeemed at the address shown in the register of members of ACE. Each notice will state, as appropriate:

•	the redemption date;

•	the number of Preferred Shares to be redeemed;

•	the redemption price;

•	the place or places where certificates for Preferred Shares are to be surrendered for payment of the redemption price if any such certificates are outstanding; and

•	where applicable, that dividends on the Preferred Shares to be redeemed will cease to accrue on such redemption date.

If fewer than all Preferred Shares are to be redeemed, the notice mailed to each such holder thereof will also specify the number of Preferred Shares to be redeemed from such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set apart by us in trust for the benefit of the holders of Preferred Shares so called for redemption, then from and after the redemption date, dividends will cease to accrue on the Preferred Shares being redeemed, the Preferred Shares will no longer be deemed to be outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

If a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, the holders of the Preferred Shares at the close of business on the dividend record date will be entitled to receive the dividend payable with respect to such Preferred Shares on the corresponding dividend payment date notwithstanding the redemption thereof between the dividend record date and the corresponding dividend payment date or a default in the payment of the dividend due on such dividend payment date.

Subject to:

•	certain limitations contained in our Articles of Association;

•	the special rights granted to any of our issued and outstanding shares;

•	applicable law; and

•	our requirement to make a purchase or exchange offer on the same terms to holders of all outstanding Preferred Shares and Parity Shares, we may, at any time and from time to time, purchase outstanding Preferred Shares, in the open market, by tender to all holders of Preferred Shares, by private agreement or otherwise as we see fit.

Any Preferred Shares that we purchase for our own account will be cancelled by us and will no longer be issued and outstanding.

Tax Redemption

We will have the option to redeem for cash the Preferred Shares in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days prior written notice in accordance with the procedures described under “—Redemption,” at a redemption price of $250 per Preferred Share (equivalent to $25 per Depositary Share) plus accrued and unpaid dividends, if any, to the date of redemption, without interest on such unpaid dividends, if there is a “change in tax law” that would require us or any successor corporation to pay any additional amounts with respect to the Preferred Shares.

A “change in tax law” that would trigger the provisions of the preceding paragraph would be:

•	a change in or amendment to laws, regulations or rulings of any jurisdiction, political subdivision or taxing authority described in the next sentence,

•	a change in the official application or interpretation of those laws, regulations or rulings or

•	any execution of or amendment to any treaty affecting taxation to which any jurisdiction, political subdivision or taxing authority described in the next sentence is party after the date of this prospectus supplement.

The jurisdictions, political subdivisions and taxing authorities referred to in the previous sentence are:

•	the Cayman Islands or any political subdivision or governmental authority of or in the Cayman Islands with the power to tax;

•	any jurisdiction from or through which ACE or our paying agent is making payments on the Preferred Shares or any political subdivision or governmental authority of or in that jurisdiction with the power to tax; or

•	any other jurisdiction in which ACE or a successor corporation is organized or generally subject to taxation or any political subdivision or governmental authority of or in that jurisdiction with the power to tax.

In addition, we will have the option to redeem for cash any or all Preferred Shares in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days prior written notice in accordance with the procedures set forth under “—Redemption” at a redemption price of $250 per Preferred Share (equivalent to $25 per Depositary Share) plus accrued and unpaid dividends, if any, to the date of redemption, without interest on such unpaid dividends, if the entity formed by a consolidation, merger or amalgamation involving ACE or the entity to which we convey, transfer or lease substantially all our properties and assets is required to pay additional amounts in respect of any tax, assessment or governmental charge imposed on any holder of Preferred Shares as a result of a change in tax law that occurred after the date of the consolidation, merger, amalgamation, conveyance, transfer or lease.

Voting Rights

Generally, the Preferred Shares have no voting rights. Whenever dividends payable on the Preferred Shares are in arrears (whether or not such dividends have been earned or declared) in an aggregate amount equivalent to dividends for six full dividend periods (whether or not consecutive), the holders of Preferred Shares, voting as a single class with all other series of preferred shares that are also in arrears and have such a right, will have the right to elect two persons who will then be appointed as additional directors to our Board of Directors. Whenever all arrearages in dividends on the Preferred Shares have been paid in full, then the right of holders of the Preferred Shares to be represented by directors will cease (but subject always to the same provision for the vesting of such rights in the case of any future arrearages in an amount equivalent to dividends for six full dividend periods).

Unless previously redeemed or called for redemption, transactions that would vary the rights of holders of the Preferred Shares cannot be made without the written consent of the holders of three-fourths of the Preferred Shares or the sanction of a special resolution passed by two-thirds of the votes cast at a general meeting of the holders of the Preferred Shares, subject to any requirements of Cayman Islands law. Section 60 of the Cayman Islands Companies Law defines a resolution as a special resolution when (a) it has been passed by a majority of not less than two-thirds (or such greater number as may be specified in the articles of association of the company) of such members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given; or (b) if so authorized by its articles of association, it has been approved in writing by all of the members entitled to vote at a general meeting of the company. Pursuant to our Articles of Association, at every general meeting of the holders of the Preferred Shares, the necessary quorum shall be any one or more persons present in person or by proxy holding not less than one-third of the issued shares of that class. The rights conferred upon the holders of the Preferred Shares shall not be deemed to be varied by the creation or issue of any further class or series of shares ranking pari passu therewith. Notwithstanding the foregoing, holders of the Preferred Shares are not entitled to vote on any sale of all or substantially all of the assets of ACE, and the issuance of any shares that are in parity with the Preferred Shares with respect to payment of dividends and distribution of assets in liquidation.

Conversion

The Preferred Shares are not convertible into or exchangeable for any other securities of ACE.

Limitations on Transfer and Ownership

Our Articles of Association provide that ACE’s Board of Directors has the absolute discretion to decline to register a transfer of shares if it appears to the directors, whether before or after such transfer, that the effect of such transfer would be to increase the number of shares owned or controlled by any person to 10% or any higher percentage of any class or series of shares or of the voting power of ACE. In addition, our Articles of Association also provide that if, and so long as, the votes conferred by the ownership or control of shares (including any preferred shares) of any person constitute 10% or more of the votes conferred by the issued shares of ACE, each such share held by such person shall confer only a fraction of a vote that would otherwise be applicable according to the formula as described in our Articles of Association, and will continue to be readjusted until no shareholder’s voting rights exceeds this limitation as a result of such reduction. Notwithstanding the foregoing, the directors may make such final adjustments to the aggregate number of votes conferred by the ownership or control of shares of any person that they consider fair and reasonable in light of all the circumstances, to ensure that such votes represent less than 10% of the aggregate voting power of the votes conferred by all the issued shares of ACE. For these purposes, references to ownership or control of shares of ACE mean ownership within the meaning of Section 958 of the Internal Revenue Code, as amended, and Section 13 (d)(3) of the Securities Exchange Act of 1934, as amended.

Market for the Depositary Shares

Prior to this offering, there has not been an established public market for the Depositary Shares. We intend to apply to list the Depositary Shares on the New York Stock Exchange under the symbol “ACE PrC.” An active or any trading market may not develop or be maintained. In addition to factors related to ACE and the Preferred Shares, the market price of the Depositary Shares will be determined by such factors as relative demand for and supply of the Depositary Shares in the market, general market and economic conditions, interest rates and other factors beyond our control. We cannot predict at what price the Depositary Shares will trade, and the price may be less than its liquidation value at any point in time.

Transfer Agent

Our registrar and transfer agent for the Preferred Shares and the Depositary Shares is Mellon Investor Services LLC.

Book-Entry Delivery and Settlement

The Depositary Shares will be issued in the form of one or more permanent global securities in definitive, fully registered form. The global securities will be deposited with or on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., as nominee of DTC. Investors may elect to hold their interests in the global securities certificates through either DTC (in the United States) or (in Europe) through Clearstream Banking S.A., formerly Cedelbank (“Clearstream”), or through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”). Investors may hold their interests in the global securities certificates directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold these interests in customers’ securities accounts in the depositaries’ names on the books of DTC. This means that you will not be issued certificates for the Depositary Shares except in limited circumstances. The global securities will be issued to DTC, the depositary for the Depositary Shares, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Depositary Shares. Each participant will then keep a record of its clients. Unless exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global securities will be shown on, and transfers of the global securities will be made only through, records maintained by DTC and its participants.

In the event a holder of Depositary Receipts receives Preferred Shares in exchange for the holder’s Depositary Receipts, the Preferred Shares will also be issued in global form.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve

System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934;

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations;

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.;

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	The rules applicable to DTC and its participants are on file with the SEC.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither we nor the underwriters take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

When you purchase Depositary Shares through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the Depositary Shares on DTC’s records. Since you actually own the Depositary Shares, you are the beneficial owner and your ownership interest will only be recorded in the direct (or indirect) participants’ records. DTC has no knowledge of your individual ownership of the Depositary Shares. DTC’s records only show the identity of the direct participants and the amount of the Depositary Shares held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. Thus, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

We will wire dividend payments to DTC’s nominee and we will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the global securities to you or any other beneficial owners in the global securities.

Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of dividends or liquidation amount, to credit direct participants’ accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to direct participants whose accounts are credited with Depositary Shares on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the Depositary Shares held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC or us.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Clearstream’s U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to Depositary Shares held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”) under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to Depositary Shares held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Euroclear has further advised us that investors that acquire, hold and transfer interests in the Depositary Shares by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities certificates.

Global Clearance and Settlement Procedures

Initial settlement for the Depositary Shares will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving capital securities through DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time zone differences, credits of Depositary Shares received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Depositary Shares settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on that business day. Cash received in Clearstream or Euroclear as a result of sales of Depositary Shares by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of capital securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time.

Certificated Securities

We will issue certificated securities to each person that DTC identifies as the beneficial owner of the Depositary Shares represented by global securities upon surrender by DTC of the global securities only if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for the global securities, and we have not appointed a successor depositary within 90 days of that notice; or

•	if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

•	we determine not to have the Depositary Shares represented by global securities.

If the book-entry-only system is discontinued, the transfer agent will keep the registration books for the Depositary Shares at its corporate office.

We will not be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related Depositary Shares. We may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective share amounts, of the Depositary Shares to be issued.

TAX CONSEQUENCES

The following discussion (including and subject to the matters and qualifications set forth in such summary) of tax considerations (1) “Bermuda Taxation” is based upon the advice of Conyers, Dill & Pearman, Bermuda counsel to ACE Limited, (2) under “Cayman Islands Taxation” is based upon the advice of Maples and Calder, Cayman Islands counsel to ACE Limited, and (3) under “United States Taxation of U.S. Shareholders” is based upon the advice of Mayer, Brown, Rowe & Maw, U.S. counsel to ACE Limited (the advice of such firms does not include any factual or accounting matters, determinations or conclusions such as related person insurance income, referred to in this prospectus supplement as RPII, amounts and computations and amounts of components thereof (for example, amounts or computations of income or expense items or reserves entering into RPII computations) or facts relating to ACE Limited’s business or activities). The summary is based upon current law and is for general information only. The tax treatment of a holder of Preferred Shares, or of a person treated as a holder of Preferred Shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder’s particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to holders of Preferred Shares. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING THE PREFERRED SHARES.

The following summary sets forth income tax considerations related to the purchase, ownership and disposition of Preferred Shares. Unless otherwise stated, this summary deals only with shareholders that are U.S. Persons (as defined below) who hold their Preferred Shares as capital assets. The following discussion is only a general summary of the U.S. federal income tax matters described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder’s specific circumstances. In addition, the following summary does not describe the U.S. federal income tax consequences that may be relevant to certain types of shareholders, such as banks, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers in securities or traders that adopt a mark-to-market method of tax accounting, tax exempt organizations or persons who hold the Preferred Shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under U.S. tax laws. This discussion is based upon the Code, the Treasury regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States, or of any foreign government, that may be applicable to the Preferred Shares or the shareholders. Persons considering making an investment in the Preferred Shares should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such investment.

If a partnership holds the Preferred Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Preferred Shares, you should consult your tax advisor.

For purposes of this discussion, the term “U.S. Person” means (1) a citizen or resident of the United States, (2) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if either (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (b) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes. A “U.S. Holder” refers to a U.S. Person that is a beneficial owner of our Preferred Shares.

Cayman Islands Taxation

Dividends paid by ACE are not subject to Cayman Islands withholding tax.

Bermuda Taxation

Currently, there is no Bermuda withholding tax on dividends paid by ACE.

United States Taxation of U.S. Shareholders

Owners of the Depositary Shares will be treated for U.S. federal income tax purposes as if they were owners of the Preferred Shares represented by such Depositary Shares and, accordingly, will be entitled to take into account for U.S. federal income tax purposes income and deductions to which they would be entitled if they were holders of such Preferred Shares. Accordingly, the tax treatment for the holders of the Depositary Shares would be similar to the tax treatment of the holders of the Preferred Shares as discussed in this section.

Classification of ACE Bermuda as a Controlled Foreign Corporation. Under section 951(a) of the Code, each “United States shareholder” of a “controlled foreign corporation,” referred to in this prospectus supplement as a CFC, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. Under Code section 951(b), any U.S. corporation, citizen, resident or other United States person who owns, directly or indirectly through foreign persons, or is considered to own (by application of the rules of constructive ownership set forth in Code section 958(b), generally applying to family members, partnerships, estates, trusts or controlled corporations) 10% or more of the total combined voting power of all classes of stock of the foreign corporation will be considered to be a “U.S. 10% Shareholder.” In general, a foreign corporation is treated as a CFC only if such U.S. 10% Shareholders collectively own more than 50% (more than 25% for certain insurance companies) of the total combined voting power or total value of the corporation’s stock for an uninterrupted period of 30 days or more (one day or more for certain insurance companies) during any tax year. ACE believes that because of the wide dispersion of its share ownership and because under its Articles of Association no single shareholder is permitted to hold as much as 10% of its total combined voting power, it is not a CFC under the foregoing general rules.

Related Person Insurance Income. A different definition of “controlled foreign corporation” is applicable in the case of a foreign corporation which earns RPII. RPII is defined as any “insurance income” (as defined in the Code) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a RPII Shareholder (as defined below) or a “related person” to such a shareholder.

Generally, the term “related person” for this purpose means someone who controls or is controlled by a RPII Shareholder or someone who is controlled by the same person or persons which control the RPII Shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock applying constructive ownership principles similar to the rules of section 958 of the Code. For purposes of inclusion of ACE Bermuda’s RPII in the income of RPII Shareholders, unless an exception applies, the term “RPII Shareholder” includes all United States persons who beneficially own any amount (rather than 10% or more) of ACE Bermuda’s stock. ACE Bermuda would be treated as a CFC for purposes of application of the RPII rules if such persons were treated as owning 25% or more of the stock of ACE Bermuda.

The special RPII rules do not apply if direct and indirect insureds and persons related to such insureds, whether or not United States persons, are treated as owning less than 20% of the voting power and less than 20% of the value of the stock of ACE Bermuda or RPII, determined on a gross basis, is less than 20% of ACE Bermuda’s gross insurance income for the taxable year. Where neither of these exceptions applies, each U.S. Person owning or treated as owning Preferred Shares (and therefore owning, indirectly, interests in ACE Bermuda) on the last day of ACE’s fiscal year generally will be required to include in its gross income for United States federal income tax purposes its share of the RPII for the entire taxable year, determined as if all such RPII were distributed proportionately only to such RPII Shareholders at that date, but limited by ACE

Bermuda’s current-year earnings and profits and by the RPII Shareholder’s share, if any, of prior-year deficits in earnings and profits. ACE does not expect the direct or indirect insureds (and related persons) of ACE Bermuda to directly or indirectly own 20% or more of either the voting power or value of ACE Bermuda’s stock and does not expect the gross RPII of ACE Bermuda to equal or exceed 20% of ACE Bermuda’s gross insurance income in any taxable year for the foreseeable future. Consequently, ACE does not expect any U.S. Person owning Preferred Shares to be required to include in gross income for U.S. federal income tax purposes RPII income, but there can be no assurance that this will be the case.

There is limited guidance regarding the RPII provisions and the related Treasury regulations are in proposed form. Accordingly, there is uncertainty with respect to the meaning and application of the RPII provisions and there is a possibility that future guidance could have retroactive effect.

Dispositions of Preferred Shares. Subject to the discussion elsewhere relating to redemption or the potential application of the CFC or passive foreign investment company rules, upon a sale or other disposition of Preferred Shares a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount realized on the sale or other disposition and the U.S. Holder’s adjusted tax basis in the Preferred Shares. This capital gain or loss will be long term capital gain or loss if the U.S. Holder’s holding period in the Preferred Shares exceeds one year. Any gain will generally be U.S. source gain, but all or part of a loss may be allocated to foreign source income by reference to the source of dividend income on the Preferred Shares. Code section 1248 provides that if a U.S. Person owns 10% or more of the voting shares of a corporation that is a CFC, any gain from the sale or exchange of the shares may be treated as ordinary income to the extent of the CFC’s earnings and profits during the period that the shareholder held the shares (with certain adjustments). A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. income tax or information return that it would normally file for the taxable year in which the disposition occurs. Code section 953(c)(7) generally provides that section 1248 also will apply to the sale or exchange of shares in a foreign corporation that earns RPII if the foreign corporation would be taxed as an insurance company if it were a domestic corporation, regardless of whether the shareholder is a 10% United States Shareholder or whether RPII constitutes 20% or more of the corporation’s gross insurance income. Existing Treasury Department regulations do not address whether Code section 1248 and the requirement to file Form 5471 would apply when the foreign corporation (such as ACE) is not a CFC but the foreign corporation has one or more subsidiaries (such as ACE Bermuda) that is a CFC or that would be taxed as an insurance company if it were a domestic corporation.

ACE believes, based on the advice of counsel, that Code section 1248 and the requirement to file Form 5471 will not apply to dispositions of Preferred Shares because ACE does not have any 10% U.S. Shareholders and ACE is not directly engaged in the insurance business, and that the proposed regulations issued by the U.S. Treasury Department should be interpreted in this manner. There can be no assurance, however, that the IRS will interpret the proposed regulations in this manner or that the Treasury Department will not amend the proposed regulations to provide that Code section 1248 and the requirement to file Form 5471 will apply to dispositions of Preferred Shares.

If the IRS or Treasury Department were to take such action, ACE would notify shareholders that Code section 1248 and the requirement to file Form 5471 will apply to dispositions of Preferred Shares. Thereafter, ACE will send a notice after the end of each calendar year to all persons who were shareholders during the year notifying them that Code section 1248 and the requirement to file Form 5471 apply to dispositions of Preferred Shares. ACE will attach to this notice a copy of Form 5471 completed with all company information and instructions for completing the shareholder information.

Redemption of Preferred Shares. A redemption of Preferred Shares will be treated under section 302 of the Code as a dividend to the extent of current and accumulated earnings and profits, unless the redemption satisfies the test set forth in section 302(b) enabling the redemption to be treated as a sale or exchange, subject to the discussion herein relating to the potential application of the “related person insurance income” and “passive foreign investment company” rules. The redemption will satisfy this test only if it (1) is “substantially disproportionate,” (2) constitutes a “complete termination of the holder’s stock interest” in us or (3) is “not essentially equivalent to a dividend,” each within the meaning of section 302(b). In determining whether any of these tests are met, shares considered to be owned by the U.S. Person by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of section 302(b) of the Code is satisfied with respect to a particular holder of Preferred Shares will depend on the facts and circumstances as of the time the determination is made, United States shareholders are advised to consult their own tax advisors to determine their tax treatment in light of their own particular investment circumstances.

Passive Foreign Investment Companies. Sections 1291 through 1298 of the Code contain special rules applicable with respect to foreign corporations that are “passive foreign investment companies,” referred to in this prospectus supplement as PFICs. In general, a foreign corporation will be a PFIC if 75% or more of its income constitutes “passive income” or 50% or more of its assets produce passive income. If ACE Limited were to be characterized as a PFIC, its United States shareholders would be subject to a penalty tax at the time of their sale of its shares or receipt of an “excess distribution” with respect to its shares. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the stock during the three preceding taxable years (or shorter period during which the taxpayer held the stock). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the United States shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions throughout the holder’s period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period.

The PFIC statutory provisions contain an express exception for income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business . . . .” This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. ACE believes, based on the advice of counsel, that it and its wholly-owned direct and indirect subsidiaries, taken as a whole, are predominantly engaged in an insurance business and do not have financial reserves in excess of the reasonable needs of their insurance business such that it is not a PFIC. The PFIC statutory provisions (unlike the RPII provisions of the Code) contain a look-through rule that states that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it “received directly its proportionate share of the income” and as if it “held its proportionate share of the assets” of any other corporation in which it owns at least 25% of the stock. While no explicit guidance is provided by the statutory language, ACE believes that under the look-through rule, ACE would be deemed to own the assets and to have received the income of its insurance and investment subsidiaries directly for purposes of determining whether ACE qualifies for the aforementioned insurance company exception. ACE believes, based upon the advice of counsel, that its interpretation of the PFIC rules, including the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of PFIC provisions; there can, of course, be no assurance as to what positions the IRS or a court might take in the future. Although each of ACE investment subsidiaries meets the definition of a PFIC, if ACE is not a PFIC, the PFIC statutory provisions state that a shareholder of ACE will not be treated as a shareholder of such investment subsidiaries for PFIC tax purposes as long as the shareholder does not own 50% or more of the value of ACE shares.

However, no regulations interpreting the substantive PFIC provisions have yet been issued. Therefore, substantial uncertainty exists with respect to their application or their possible retroactivity. Each U.S. Person who is considering an investment in Preferred Shares should consult his tax advisor as to the effects of these rules.

Dividends. Subject to the discussion relating to the potential application of the CFC and PFIC rules, cash distributions made with respect to our Preferred Shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits. U.S. Holders generally will be subject to U.S. federal income tax on the receipt of such dividends, and dividends received by U.S. Holders that are corporations generally will not be eligible for a dividends received deduction. To the extent that a distribution exceeds earnings and profits, it will be treated first as a return of the U.S. Holder’s basis to the extent of such basis, and then as a gain from the sale of a capital asset. The character of such gain is described under “Dispositions of Preferred Shares.”

Information Reporting and Backup Withholding.

Information reporting to the IRS by paying agents and custodians located in the United States will be required with respect to dividends on the Preferred Shares or proceeds received on the sale, exchange or redemption of the Preferred Stock paid within the United States (and in certain cases outside the United States) to U.S. Persons. In addition, a holder of Preferred Shares may be subject to backup withholding with respect to such amounts, unless such holder (a) is a corporation or comes within other exempt categories and, when required, demonstrates this fact; or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a holder’s regular United States federal income tax liability.

U. S. Taxation of Persons Other Than U.S. Persons

Subject to some exceptions, persons that are not U.S. Persons will be subject to U.S. federal income tax on dividend distributions with respect to, and gain realized from the sale or exchange of, Preferred Shares only if such dividends or gains are effectively connected with the conduct of a trade or business within the United States.

Proposed Legislation

President Bush has proposed legislation that would exempt dividends paid by U.S. corporations (or foreign corporations to the extent subject to U.S. Income tax) to U.S. shareholders. Dividends paid by ACE would generally not be exempt under this proposed legislation. As a result, if this legislation were adopted in the form proposed, holders of our preference shares would incur higher taxes on the dividends we plan to pay than would be the case with comparable dividends from U.S. corporations.

UNDERWRITING

Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of Depositary Shares set forth opposite the underwriter’s name.

Underwriter	Number of Depositary Shares
Citigroup Global Markets Inc.	2,227,500
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,227,500
A.G. Edwards & Sons, Inc.	2,225,000
Morgan Stanley & Co. Incorporated	2,225,000
Prudential Securities Incorporated	2,225,000
UBS Warburg LLC	2,225,000
Wachovia Securities, Inc.	2,225,000
Banc of America Securities LLC	400,000
Bear, Stearns & Co. Inc.	400,000
Deutsche Bank Securities Inc.	400,000
Quick & Reilly, Inc.	400,000
RBC Dain Rauscher Inc.	400,000
ABN AMRO Incorporated	100,000
Banc One Capital Markets, Inc.	100,000
Charles Schwab & Co., Inc.	100,000
Commerzbank Capital Markets Corp.	100,000
Credit Lyonnais Securities (USA) Inc.	100,000
Fahnestock & Co. Inc.	100,000
H&R Block Financial Advisors, Inc.	100,000
HSBC Securities ( USA) Inc.	100,000
J.P. Morgan Securities Inc.	100,000
Lehman Brothers Inc.	100,000
McDonald Investments, Inc.	100,000
Robert W. Baird & Co. Inc.	100,000
TD Waterhouse Securities Investor Services, Inc.	100,000
U.S. Bancorp Piper Jaffray Inc.	100,000
Wells Fargo Securities, LLC	100,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	40,000
Blaylock & Partners, L.P.	40,000
BNP Paribas Securities Corp.	40,000
C.L. King & Associates, Inc.	40,000
CIBC World Markets Corp.	40,000
Comerica Securities, Inc.	40,000
Credit Suisse First Boston LLC	40,000
D.A. Davidson & Co.	40,000
Davenport & Company LLC	40,000
Dowling & Partners Securities, LLC	40,000
Ferris, Baker Watts, Incorporated	40,000
Fox-Pitt, Kelton Incorporated	40,000
J.J.B. Hilliard, W.L. Lyons, Inc.	40,000
Janney Montgomery Scott LLC	40,000
Keefe, Bruyette & Woods, Inc.	40,000

Underwriter	Number of Depositary Shares
Legg Mason Wood Walker, Incorporated	40,000
Mesirow Financial, Inc.	40,000
Ryan, Beck & Co.	40,000
Sandler O’Neill & Partners, L.P.	40,000
Southwest Securities, Inc.	40,000
Stifel, Nicolaus & Company, Incorporated	40,000
Utendahl Capital Partners, L.P.	40,000
The Williams Capital Group, L.P.	40,000

Total	20,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Depositary Shares are subject to approval of certain legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Depositary Shares (other than those covered by the over-allotment option described below) if they purchase any of the Depositary Shares.

The underwriters propose to offer some of the Depositary Shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Depositary Shares to dealers at the public offering price less a concession not to exceed $0.50 per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.45 per share on sales to other dealers. If all of the Depositary Shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

We expect that delivery of the Depositary Shares will be made against payment therefor on or about May 30, 2003, which is the sixteenth business day following the date hereof. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Depositary Shares on the date of this prospectus supplement or the following business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of Depositary Shares who wish to trade Depositary Shares on the date of this prospectus supplement should consult their own advisors.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 3,000,000 additional Depositary Shares at the public offering price less the underwriting discount plus accrued dividends. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

We have agreed that, for a period of 30 days from the date of this prospectus supplement, we will not, without the prior written consent of Citigroup, issue or dispose of any preferred shares or securities convertible into or exchangeable for preferred shares. Citigroup in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

We intend to apply to have the Depositary Shares listed on the New York Stock Exchange under the symbol “ACE PrC.” The underwriters have undertaken to sell a minimum number of Depositary Shares to a minimum number of beneficial owners as required by the New York Stock Exchange.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 3,000,000 additional Depositary Shares.

	No Exercise	Full Exercise
Per Depositary Share	$0.7875	$0.7875
Total	$15,750,000	$18,112,500

If the underwriters create a short position in the Depositary Shares in connection with the offering, i.e., if the underwriters sell more Depositary Shares than are listed on the cover of this prospectus supplement, the underwriters may reduce the short position by purchasing Depositary Shares in the open market. Purchases of Depositary Shares to stabilize their price or to reduce a short term position may cause the price of the Depositary Shares to be higher than it might be in the absence of such purchases.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup repurchases Depositary Shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of Depositary Shares. They may also cause the price of Depositary Shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our expenses associated with the offering will be $750,000 ($800,000 if the underwriters’ over-allotment option is exercised in full).

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments which the underwriters may be required to make because of any of those liabilities.

LEGAL OPINIONS

Certain legal matters with respect to United States and New York law will be passed upon for us by Mayer, Brown, Rowe & Maw, Chicago, Illinois. Certain legal matters with respect to Cayman Islands law will be passed upon for us by Maples and Calder, George Town, Grand Cayman, Cayman Islands, British West Indies. Certain legal matters with respect to Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. Certain legal matters will be passed upon for the underwriters by Sidley Austin Brown & Wood LLP, New York, New York. Mayer, Brown, Rowe & Maw and Sidley Austin Brown & Wood LLP will rely on the opinion of Maples and Calder with respect to Cayman Islands law and the opinion of Conyers, Dill & Pearman with respect to Bermuda law.

PROSPECTUS

$1,500,000,000

ACE Limited

Ordinary Shares, Preferred Shares, Depositary Shares, Debt Securities,

Warrants to Purchase Ordinary Shares, Warrants to Purchase Preferred Shares,

Warrants to Purchase Debt Securities, Stock Purchase Contracts and

Stock Purchase Units

ACE INA Holdings Inc.

Debt Securities

Fully and Unconditionally Guaranteed by

ACE Limited

ACE Capital Trust III

ACE Capital Trust IV

Preferred Securities

Guaranteed to the Extent Provided in this Prospectus by

ACE Limited

ACE, ACE INA or the applicable ACE Trust will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

ACE’s ordinary shares are traded on the New York Stock Exchange under the symbol “ACE.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is May 7, 2003.

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. None of ACE, ACE INA or either ACE Trust has authorized anyone else to provide you with different information. ACE, ACE INA and the ACE Trusts are offering these securities only in states where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. ACE’s business, financial condition, results of operations and prospects may have changed since that date.

Except as expressly provided in an underwriting agreement, no offered securities may be offered or sold in the Cayman Islands or Bermuda, although offers may be made to persons in Bermuda from outside Bermuda. Offers may only be accepted from persons resident in Bermuda, for Bermuda exchange control purposes, where these offers have been delivered outside of Bermuda. Persons resident in Bermuda, for Bermuda exchange control purposes, may require the prior approval of the Bermuda Monetary Authority in order to acquire any offered securities.

In this prospectus, references to “dollars” and “$” are to United States currency, and the terms “United States” and “U.S.” mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that ACE, ACE INA and the ACE Trusts filed with the Securities and Exchange Commission utilizing a “shelf” registration process, relating to the ordinary shares, preferred shares, depositary shares, debt securities, debt securities guarantee, warrants, stock purchase contracts, stock purchase units, preferred securities and preferred securities guarantees described in this prospectus. Under this shelf process, any or all of ACE, ACE INA and the ACE Trusts may sell the securities described in this prospectus in one or more offerings up to an aggregate initial offering price by all of ACE, ACE INA and the ACE Trusts of $1,500,000,000. This prospectus provides you with a general description of the securities ACE, ACE INA or an ACE Trust may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding ACE, ACE INA, the ACE Trusts and the offered securities, please refer to the registration statement. Each time ACE, ACE INA or an ACE Trust sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

ACE LIMITED

ACE Limited is a holding company incorporated with limited liability in the Cayman Islands. ACE Limited maintains its business offices in Bermuda. Through our various subsidiaries, we provide a broad range of insurance and reinsurance products to insureds worldwide through operations in the United States and almost 50 other countries. At December 31, 2001, we had total assets of $37.1 billion and shareholders’ equity of $6.1 billion. We derive our revenue principally from premiums, fees and investment income. We operate through four business segments:

•	Insurance—North American;

•	Insurance—Overseas General;

•	Global Reinsurance; and

•	Financial Services.

ACE was incorporated in August 1985. ACE’s principal executive offices are located at ACE Global Headquarters, 17 Woodbourne Avenue, Hamilton, HM 08, Bermuda, and its telephone number is (441) 295-5200.

ACE INA

ACE INA is an indirect subsidiary of ACE that was formed in December 1998 to acquire and hold the international and domestic property and casualty businesses of CIGNA Corporation. ACE INA is a U.S. holding company and has no direct operations. ACE INA’s principal asset is the capital stock of its insurance subsidiaries.

The principal executive offices of ACE INA are located at Two Liberty Place, 1601 Chestnut Street, Philadelphia, Pennsylvania 19103, and its telephone number is (215) 640-1000.

THE ACE TRUSTS

ACE Capital Trust III is a statutory business trust created under Delaware law pursuant to (1) a trust agreement executed by ACE, as original sponsor of the ACE Trust, and the ACE trustees for the ACE Capital Trust III and (2) the filing of a certificate of trust with the Delaware Secretary of State on May 19, 1999. On August 5, 1999, ACE assigned its rights and obligations as sponsor of ACE Capital Trust III to ACE INA. ACE Capital Trust IV is a statutory business trust created under Delaware law pursuant to (1) a trust agreement executed by ACE INA, as sponsor of the ACE Capital Trust IV, and the ACE trustees for the ACE Trust and (2) the filing of a certificate of trust with the Delaware Secretary of State on May 14, 2002. Each trust agreement will be amended and restated in its entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part. Each restated trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939. Each ACE Trust exists for the exclusive purposes of:

•	issuing and selling the preferred securities and common securities that represent undivided beneficial interests in the assets of the ACE Trust,

•	using the gross proceeds from the sale of the preferred securities and common securities to acquire a particular series of ACE INA subordinated debt securities, and

•	engaging in only those other activities necessary, convenient or incidental to the issuance and sale of the preferred securities and common securities and purchase of the ACE INA subordinated debt securities.

ACE INA will directly or indirectly own all of the common securities of each ACE Trust. The common securities of an ACE Trust will rank equally, and payments will be made thereon pro rata, with the preferred securities of that ACE Trust. However, if an event of default under the restated trust agreement resulting from an event of default under the ACE INA subordinated debt securities held by the ACE Trust has occurred and is continuing, the rights of the holder of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. Unless otherwise disclosed in the applicable prospectus supplement, ACE INA will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to at least 3% of the total capital of each ACE Trust. Each of the ACE Trusts is a legally separate entity, and the assets of one are not available to satisfy the obligations of the other.

The following is true for each ACE Trust unless otherwise disclosed in the related prospectus supplement:

•	each ACE Trust has a term of approximately 55 years but may dissolve earlier;

•	each ACE Trust’s business and affairs will be conducted by the trustees, referred to collectively as the ACE trustees, appointed by ACE INA, as the holder of all of the common securities;

•	ACE INA, as the holder of the common securities, will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the ACE trustees;

•	the duties and obligations of the ACE trustees will be governed by the restated trust agreement of the ACE Trust;

•	two of the ACE trustees, referred to as the administrative trustees, of each ACE Trust will be persons who are employees or officers of or affiliated with ACE INA;

•	one ACE trustee of each ACE Trust will be a financial institution that is not affiliated with ACE INA and has a minimum amount of combined capital and surplus of not less than $50,000,000, and is referred to as the property trustee. The property trustee shall act as both the property trustee and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act;

•	one ACE trustee of each ACE Trust, which may be the property trustee if it otherwise meets the requirements of applicable law, will have its principal place of business or reside in the State of Delaware and is referred to as the Delaware trustee;

•	ACE will pay all fees and expenses related to each ACE Trust and the offering of the preferred securities and common securities.

The office of the Delaware trustee for each ACE Trust in the State of Delaware is located at c/o Bank One Delaware, Inc., Three Christina Centre, 201 North Walnut Street, Wilmington, Delaware 19801. The principal executive offices for each of the ACE Trusts are located at c/o ACE INA Holdings Inc., Two Liberty Place, 1601 Chestnut Street, Philadelphia, Pennsylvania 19103. The telephone number of each of the ACE Trusts is (215) 640-1000.

USE OF PROCEEDS

Unless otherwise disclosed in the applicable prospectus supplement, ACE and ACE INA intend to use the net proceeds from the sale of the offered securities for general corporate purposes, which may include repayment of indebtedness, expansion of our net underwriting capacity and acquisitions. Each ACE Trust will invest all proceeds received from the sale of its preferred securities and common securities in a particular series of subordinated debt securities of ACE INA. ACE INA will use these funds for general corporate purposes, which may include repayment of indebtedness, expansion of our net underwriting capacity and acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS OF ACE

For purposes of computing the following ratios, earnings consist of net income before income tax expense, excluding interest costs capitalized, plus fixed charges to the extent that these charges are included in the determination of earnings. Fixed charges consist of interest costs, including interest costs capitalized, plus one-third of minimum rental payments under operating leases, which are estimated by management to be the interest factor of these rentals.

		Fiscal Year Ended December 31,			Three Months Ended December 31,		Year Ended September 30,
	2002	2001	2000	1999	1998	1997	1998	1997
Ratio of Earnings to Fixed Charges	(1)	(2)	3.6x	4.1x	48.4x	72.5x	22.4x	40.7x
Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends	(1)	(2)	3.6x	4.1x	48.4x	72.5x	22.4x	40.7x

(1)	Earnings for the year ended December 31, 2002 were insufficient to cover fixed charges by $39 million and combined fixed charges and preferred share dividends by $65 million.
(2)	Earnings for the year ended December 31, 2001 were insufficient to cover fixed charges by $225 million and combined fixed charges and preferred share dividends by $251 million.

The ACE Trusts had no operations during the periods set forth above.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

ACE may, from time to time, offer under this prospectus, separately or together:

•	ordinary shares,

•	preferred shares, which may be represented by depositary shares as described below,

•	unsecured senior or subordinated debt securities,

•	warrants to purchase ordinary shares,

•	warrants to purchase preferred shares,

•	warrants to purchase debt securities of ACE,

•	stock purchase contracts to purchase ordinary shares, and

•	stock purchase units, each representing ownership of a stock purchase contract and, as security for the holder’s obligation to purchase ordinary shares under the stock purchase contract, any of:

•	debt securities of ACE INA, fully and unconditionally guaranteed by ACE;

•	debt obligations of third parties, including U.S. Treasury securities; or

•	preferred securities of an ACE Trust.

ACE INA may from time to time offer unsecured senior or subordinated debt securities, which will be fully and unconditionally guaranteed by ACE.

Each of ACE Capital Trust III and ACE Capital Trust IV may offer preferred securities representing undivided beneficial interests in their respective assets, which will be fully and unconditionally guaranteed to the extent described in this prospectus by ACE.

The aggregate initial offering price of the securities offered by ACE, ACE INA and the ACE Trusts will not exceed $1,500,000,000.

DESCRIPTION OF ACE CAPITAL STOCK

The following is a summary of the material provisions of ACE’s memorandum of association and articles of association. You should refer to ACE’s memorandum and articles for complete information regarding their provisions, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

ACE’s authorized share capital consists of two classes of shares:

•	500,000,000 ordinary shares, par value $0.041666667 per share, of which 262,495,210 ordinary shares were issued and outstanding as of September 30, 2002; and

•	20,000,000 other shares, 6,221,000 shares of which were issued and outstanding as of September 30, 2002 as 8.25% cumulative redeemable preferred shares, series A.

Ordinary Shares

Our ordinary shares are listed on the New York Stock Exchange under the symbol “ACE.” Our ordinary shares currently issued and outstanding are fully paid and nonassessable, which means that our ordinary shares are paid for in full at the time they are issued, and, once our ordinary shares are paid for in full, there is no further liability for further assessment or taxation. Any of our ordinary shares offered by a prospectus supplement will also be fully paid and nonassessable once they are issued to the purchaser in exchange for the full purchase price.

There are no provisions of Cayman Islands law or our memorandum or articles which impose any limitation on the rights of our shareholders to hold or vote ordinary shares by reason of their not being residents of the Cayman Islands.

Dividend Rights

After all dividends on our preferred shares have been paid or declared and set apart for payment, holders of our ordinary shares are entitled to receive dividends as may be declared from time to time by our board of directors in its discretion, out of funds legally available for the payment of dividends.

Liquidation

In the event of our dissolution, liquidation or winding, whether voluntary or involuntary, we will first pay or set aside for payment to the holders of any outstanding shares ranking senior to our ordinary shares, the full amounts to which they are entitled. After these payments have been paid or set aside, the holder of our then outstanding ordinary shares, will be entitled to receive, pro rata, according to the number of ordinary shares registered in their names, any of our remaining assets which remain available for distribution. However, if, at the time of our dissolution, liquidation or winding up, you have any outstanding debts, liabilities or engagements to or with us, whether presently payable or not, either alone or jointly with any other person, whether a shareholder or not, including, without limitation, any liability associated with the unpaid purchase price of our ordinary shares, the liquidator appointed to oversee our liquidation will deduct the aggregate amount of these debts, liabilities and engagements from the amount payable in respect of your ordinary shares. The liquidator will then apply this amount to any of your debts, liabilities or engagements to or with ACE, whether presently payable or not. The liquidator may distribute to you, in kind, the remaining assets of ACE or may sell, transfer or otherwise dispose of all or any part of our remaining assets to any other corporation, trust or entity and receive payment for our remaining assets in cash, shares or obligations of the other corporation, trust or entity or any combination of these. The liquidator may also sell all or part of the consideration received for the sale of our remaining assets and distribute this consideration or any balance or proceeds of this consideration to you.

Voting Rights

Our articles provide that the quorum required for a general meeting of shareholders is not less than six shareholders present in person or by proxy holding at least 50% of the issued and outstanding shares entitled to vote at the meeting, and a quorum for considering a special resolution is 66 2/3% of the issued and outstanding shares entitled to vote at the meeting. Generally, we may, from time to time by special resolution:

•	alter or amend our memorandum or articles;

•	voluntarily liquidate, dissolve or wind-up our affairs;

•	increase our share capital;

•	consolidate and divide all or any of our share capital;

•	subdivide the whole or any part of our share capital;

•	reduce our share capital, any capital redemption reserve fund or any share premium account; or

•	change our name or alter our objects.

Each holder of our ordinary shares is entitled to one vote per share on all matters submitted to a vote of shareholders at any meeting, subject to the 10% voting limitation described below. All matters, including the election of directors, voted upon at any duly held shareholders’ meeting will be carried by a majority of the votes cast at the meeting by shareholders represented in person or by proxy. However, the following actions, among others, require the approval of at least 66 2/3% of the outstanding voting shares, voting together as a single class:

•	the approval of a merger, consolidation or amalgamation;

•	the sale, lease or exchange of all or substantially all of our assets, in addition to any regulatory or court approvals, and

•	the amendment of specific provisions of our articles.

In addition, at least 66 2/3% of the votes cast by shareholders represented in person or by proxy at a duly convened meeting is required to approve a special resolution.

Our articles provide that, generally, extraordinary general meetings of ACE’s shareholders may be called only by directors or at the request in writing of shareholders owning at least 25% of the outstanding shares generally entitled to vote.

Each ordinary share has one vote. However, if and so long as, the controlled shares of any person constitute 10% or more of the issued ordinary shares, the voting rights with respect to these controlled shares will be limited, in the aggregate, to a voting power of approximately 10%, pursuant to a formula specified in our articles. The term controlled shares generally means all shares of ACE directly, indirectly, constructively or beneficially owned by any person, including any shares owned by a group of persons.

Our ordinary shares have noncumulative voting rights, which means that the holders of a majority of our ordinary shares may elect all of our directors, and, in this event, the holders of the remaining shares will not be able to elect any directors. Our board is presently divided into three classes, two of which have five directors and one of which has six directors, which we refer to as a classified board. At present, each class is elected for a three-year term, with the result that shareholders will not vote for the election of a majority of directors in any single year. Directors may be removed without cause only by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares generally entitled to vote, voting together as a single class, cast at a meeting of shareholders. Directors may be removed with cause by the affirmative vote of the holders of a majority of the votes cast at a meeting of shareholders.

Our classified board could prevent a party who acquires control of a majority of the outstanding voting power from obtaining control of our board until the second annual shareholders meeting following the date the acquiror obtains the controlling share interest. This could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of ACE and could increase the likelihood that incumbent directors will retain their positions.

Preemptive Rights

No holder of ordinary shares, solely by reason of holding our ordinary shares, has or will have any preemptive right to subscribe to any additional issue of shares of any class or series nor to any security convertible into ordinary shares.

Other Classes or Series of Shares

Our articles generally authorize the directors to create and issue one or more other classes or series of shares and to determine the rights and preferences of each class or series. Among other rights, for each class or series, the directors may determine:

•	the number of shares and the designation of the class or series;

•	the voting powers, full or limited, if any, of the shares;

•	the dividend rights of the shares, whether dividends will be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on shares, as well as any limitations, restrictions or conditions on the payment of dividends;

•	the relative amounts, and the relative rights or priority, if any, of payment in respect of shares, which you will be entitled to receive upon any liquidation, dissolution or winding up of ACE;

•	the terms and conditions, including the price or prices, which may vary under different conditions and at different redemption dates, if any, upon which all or any part of the shares may be redeemed, as well as any limitations, restrictions or conditions on redemption of the shares;

•	the terms, if any, of any purchase, retirement or sinking fund to be provided for the shares;

•	the terms, if any, upon which the shares will be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by ACE;

•	the restrictions, limitations and conditions, if any, upon the issuance of indebtedness of ACE so long as any shares are outstanding; and

•	any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law or our articles.

Preferred Shares

Our articles provide that the directors may, from time to time, create and issue other classes or series of preferred shares setting forth the rights and preferences of each class or series in a certificate of designation, which certificate of designations we would incorporate by reference into this prospectus. Our preferred shares will be fully paid and nonassessable once they are issued in exchange for payment of their full purchase price. The particular rights and preferences of the preferred shares offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to the offered preferred shares, will be described in the applicable prospectus supplement.

The following is a summary of the material terms of our preferred shares and you should refer to our memorandum, articles and the applicable certificate of designations for complete information regarding the terms of any class or series of preferred shares described in a prospectus supplement.

The applicable prospectus supplement will specify the terms of the class or series of preferred shares, including:

•	the number of shares to be issued and sold and the distinctive designation of the class or series;

•	the voting powers, full or limited, if any;

•	the dividend rights, whether dividends will be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends, as well as any limitations, restrictions or conditions on the payment of dividends;

•	the relative amounts, and the relative rights or priority, if any, of payment in respect of preferred shares, which the holders of the preferred shares will be entitled to receive upon any liquidation, dissolution or winding up of ACE;

•	the terms and conditions, including the price or prices, which may vary under different conditions and at different redemption dates, if any, upon which all or any part of the preferred shares may be redeemed, as well as any limitations, restrictions or conditions on redemption;

•	the terms, if any, of any purchase, retirement or sinking fund;

•	the terms, if any, upon which the preferred shares will be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by ACE;

•	the restrictions, limitations and conditions, if any, upon the issuance of indebtedness of ACE so long as any preferred shares are outstanding; and

•	any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law, our memorandum or articles.

Dividends

You, as a holders of preferred shares, will be entitled to receive dividends at the rate set by the board, payable on specified dates each year for the respective dividend periods ending on those dates, when and as declared by the board. Dividends will accrue on each preferred share from the first day of the dividend period in which the share is issued or from any other date as the board may fix for this purpose. All dividends on preferred shares will be cumulative, which means that if we do not pay, or declare and set apart funds for payment of, the dividend, or any part of the dividend, on the issued and outstanding preferred shares for any dividend period, we must later pay in full, or declare and set apart for payment, the deficiency in the dividend on the preferred shares, without interest, before we may pay, or declare and set apart for payment, any dividend on the ordinary shares. You will not be entitled to participate in any other or additional earnings or profits of ACE, except for premiums, if any, which may be payable in case of redemption or liquidation, dissolution or winding up of ACE.

At any time when any accrued dividends for any prior dividend period are delinquent, we will expressly declare any dividend paid upon the preferred shares to be in whole or partial payment of the accrued dividends beginning with the earliest dividend period for which dividends are then wholly or partly delinquent. This express designation of whole or partial payments will be communicated to each shareholder to whom payment is made.

We will not pay dividends upon any shares of any class or series of preferred shares for a current dividend period unless we have paid, or declared and set apart for payment, all dividends required to be paid to the holders of each other class or series of preferred shares for all past dividend periods of the other class or series. If we pay any dividends on any of the preferred shares with respect to any past dividend period at any time when we are paying, or declaring and setting apart for payment, less than the total dividends then accumulated and payable for all past dividend periods on all of the preferred shares then outstanding, then we will pay the dividends on each class or series of preferred shares in the proportions that the dividends then accumulated and payable on each class or series for all past dividend periods bear to the total dividends then accumulated and payable for all past dividend periods on all outstanding preferred shares.

Liquidation, Dissolution or Winding Up

If we liquidate, dissolve or wind up our business, whether voluntarily or involuntarily, we will pay you a sum out of our assets equal to the liquidation preference for the class or series of preferred shares you own plus all accrued but unpaid dividends on your preferred shares, whether or not earned or declared. We will make these payments to you before any of our assets will be paid or distributed to holders of our ordinary shares. If our assets are insufficient to pay the full amounts to which you and the holders of all of the classes or series of our preferred shares then outstanding may be entitled, you will share ratably in our assets in proportion to the amounts which would be payable with respect to each class or series if all amounts payable on each class or series of preferred shares were paid in full. The consolidation or merger of ACE with or into any other corporation, or a sale of all or any part of its assets, will not be deemed a liquidation, dissolution or winding up of ACE within the meaning of this paragraph.

Redemption

Except as otherwise set forth in the applicable prospectus supplement, the following redemption provisions will apply to each class or series of preferred shares.

Prior to redeeming any preferred shares, we will deposit adequate funds for the redemption in trust for your account with a bank or trust company that has an office in the United States, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000. After we deposit these funds in trust, or have stated our intent to deposit these funds in a redemption notice, and you are given the name and address of the bank or trust company, then, from and after the mailing of the notice and the making of the deposit, your shares will no longer be deemed to be outstanding for any purpose whatsoever and your rights in or with respect to ACE pursuant to these preferred shares will cease and terminate, except for your rights:

•	to transfer your shares prior to the date fixed for redemption,

•	to receive the redemption price of your shares, including accrued but unpaid dividends to the date fixed for redemption, without interest, upon surrender of the certificate or certificates representing the shares to be redeemed, and

•	to exercise privileges of conversion, if any, not previously expired on or before the close of business on the fifth day preceding the date fixed for redemption.

Six years after the redemption date, any moneys we deposit in trust which remain unclaimed and not converted will be paid to us upon our request, after which repayment you can no longer look to the bank or trust company for the payment of the redemption price but must look only to us for the payment of any lawful claim for these moneys. In addition, after this six-year period, your right to receive this payment may be forfeited as provided under Cayman Islands law. Any portion of the moneys we deposit in respect of your preferred shares called for redemption that are converted into ordinary shares will be repaid to us upon our request.

In case of the redemption of only a part of a class or series of preferred shares, we will designate by lot, in a manner as determined by the board, the shares to be redeemed or will effect the redemption pro rata.

Conversion Rights

Except as otherwise provided in the applicable prospectus supplement, the following conversion provisions will apply to each class or series of preferred shares that is convertible into ordinary shares.

All ordinary shares issued upon conversion will be fully paid and nonassessable and will be free of all taxes, liens and charges with respect to their issue, except taxes, if any, payable by reason of issuance of the ordinary shares in a name other than your name.

The number of ordinary shares issuable upon conversion of a particular class or series of preferred shares will be the quotient obtained by dividing the aggregate conversion value of the shares of the class or series surrendered for conversion by the conversion price per share of ordinary shares then in effect for the class or series. We will not be required, however, upon any conversion to issue any fractional share of ordinary shares, but instead we will pay you a sum in cash equal to the value of the fractional share based on the last reported sale price per ordinary share on the NYSE at the date of determination. Preferred shares will be deemed to have been converted as of the close of business on the date of receipt at the office of the transfer agent of the certificates, duly endorsed, together with written notice of your election to convert the shares.

The basic conversion price per ordinary share for a class or series of preferred shares, as fixed by the board, will be subject to adjustment from time to time as follows.

If we:

•	pay a dividend or make a distribution to all holders of outstanding ordinary shares as a class in ordinary shares,

•	subdivide or split the outstanding ordinary shares into a larger number of shares or

•	combine the outstanding ordinary shares into a smaller number of shares,

then we will retroactively adjust your basic conversion price so that your convertible preferred shares will be entitled to receive, upon conversion, the number of ordinary shares which you would have owned and been entitled to receive after the happening of any of the events described above had your shares been converted immediately prior to the happening of that event.

If we issue to all holders of ordinary shares as a class any rights or warrants enabling them to subscribe for or purchase ordinary shares at a price per share less than the current market price per ordinary share at the record date for determination of shareholders entitled to receive these rights or warrants, then we will retroactively adjust your basic conversion price by multiplying your basic conversion price by a fraction. The fraction’s numerator will be the sum of the number of ordinary shares outstanding at the record date plus the number of ordinary shares which the aggregate exercise price, before deduction of underwriting discounts or commissions and our other expenses in connection with the issue, of the total number of shares offered for subscription or purchase would purchase at the current market price per share. The fraction’s denominator will be the sum of the number of ordinary shares outstanding at the record date plus the number of additional ordinary shares offered for subscription or purchase.

If we distribute to all holders of ordinary shares as a class evidences of indebtedness or assets, other than cash dividends, then we will retroactively adjust your basic conversion price by multiplying your basic conversion price by a fraction. The fraction’s numerator will be the difference between the current market price per ordinary share at the record date for determination of shareholders entitled to receive the distribution and the fair value, as determined by the board, of the portion of the evidences of indebtedness or assets, other than cash dividends, so distributed applicable to one ordinary share. The fraction’s denominator will be the current market price per ordinary share, which will be deemed to be the average of the high and low sales prices of the ordinary shares as reported in the New York Stock Exchange—Composite Transactions, or other principal market quotation as may then be applicable to the ordinary shares, for each of the 30 consecutive trading days commencing 45 trading days before that date.

Any adjustments described above will become effective retroactively immediately after the applicable record date, or, in the case of a subdivision, split or combination, immediately after the effective date, and these adjustments will be made successively whenever any event described occurs.

We will not adjust the basic conversion price if the amount of the adjustment would be less than 50 cents. However, any adjustments, which, by reason of the preceding sentence, we do not make, will be carried forward and taken into account in any subsequent adjustment. In addition, we will make any adjustment required for purposes of making the computations described above not later than the earlier of three years after the effective date describe above for the adjustment and the date as of which the adjustment would result in an increase or decrease of at least 3% in the aggregate number of ordinary shares issued and outstanding on the first date on which an event occurred which required the making of the computation. We will make all calculations to the nearest cent or to the nearest 1/100th of a share, as the case may be.

In the case of any capital reorganization or reclassification of ordinary shares, or if we consolidate with or merge into, or sell or dispose of all or substantially all of our property and assets to, any other corporation, we will make proper provisions as part of the terms of the capital reorganization, reclassification, consolidation, merger or sale that any preferred shares at the time outstanding will be convertible into the number of shares of stock or other securities or property to which a holder of the number of ordinary shares deliverable upon conversion of the preferred shares would have been entitled upon the capital reorganization, reclassification, consolidation or merger.

We will not make any dividend adjustment with respect to any preferred shares or ordinary shares in connection with any conversion.

Whenever we issue additional ordinary shares requiring a change in the conversion price as described above, and whenever any other event occurs which results in a change in your existing conversion rights, we will file with our transfer agent or agents a statement signed by our Chairman, President and Chief Executive Officer, or by any of our Executive Officers, specifically describing the issue of additional ordinary shares or the other event, including, in the case of a capital reorganization, reclassification, consolidation or merger, the terms of the capital reorganization, reclassification, consolidation or merger. The statement will also contain the actual conversion prices or basis of conversion as changed by the issue or event and the change, if any, in the securities issuable upon conversion. Whenever we issue any rights or warrants to all holders of our ordinary shares as a class enabling them to subscribe for or purchase ordinary shares, we will also file in like manner a statement describing the same and the consideration we will receive. These statements will be open to your inspection.

We will at all times authorize, and will at all times reserve and set aside, a sufficient number of ordinary shares for the conversion of all shares of all then outstanding classes or series of preferred shares which are then convertible into ordinary shares.

Reissuance of Shares

If we retire any preferred shares by purchase or redemption, through conversion, or through the operation of any sinking fund or redemption or purchase account, these shares will have the status of authorized but unissued preferred shares. We may reissue these shares as part of the same class or series or may reclassify and reissue them in the same manner as any other authorized and unissued preferred shares.

Voting Rights

Except as set forth below, generally, you, as a holder of preferred shares, will have no voting rights.

Whenever dividends payable on your shares are in arrears in an aggregate amount equivalent to six full quarterly dividends on all of the preferred shares, you will have the exclusive and special right, voting separately as a class, to elect two of our directors, and we will increase the number of directors constituting the board to the extent necessary to effectuate this right. Whenever this right has vested, it may be exercised initially either at an extraordinary meeting of the holders of the preferred shares or at any annual meeting of shareholders and, after its initial exercise, at annual meetings of shareholders. This special voting right will continue until all dividends accumulated on the preferred shares have been paid in full, at which time this right will terminate, subject to revesting in the event of each and every subsequent default in payment of dividends in an aggregate amount equivalent to six full quarterly dividends.

At any time when this special voting right has vested, we will, upon the written request of the holders of record of at least 10% of the preferred shares then outstanding addressed to the Secretary of ACE, call an extraordinary meeting of the holders of the preferred shares for the purpose of electing directors. This extraordinary meeting will be held at the earliest practicable date in a place we designate or, if there be no designation, at our principal offices in Hamilton, Bermuda. If we do not call this meeting within 20 days after the

Secretary of ACE has been personally served with the proper request, or within 30 days after mailing the same within the United States by registered or certified mail addressed to the Secretary of ACE at our principal office, then the holders of record of at least 10% of the preferred shares then outstanding may designate in writing one of their number to call the meeting at our expense, and this meeting may be called by this designated person upon the notice required for annual meetings of shareholders and will be held in Hamilton, Bermuda. This designated person will have access to our stock books for the purpose of causing meetings of shareholders to be called. However, we do not have to, and will not, call an extraordinary meeting during the period within 90 days immediately preceding the date fixed for the next annual meeting of shareholders.

At any annual or extraordinary meeting at which the holders of the preferred shares have this special voting right, the presence, in person or by proxy, of the holders of 33 1/3% of the preferred shares will be required to constitute a quorum for the election of any director. At any meeting or adjournment of the meeting, the absence of a quorum will not prevent the election of directors other than those to be elected pursuant to this special voting right, and the absence of a quorum for the election of other directors will not prevent the election of the directors to be elected pursuant to this special voting right. In addition, in the absence of either or both types of quorum, a majority of the holders present in person or by proxy of any class or series of stock for which a quorum is lacking may adjourn the meeting for the election of directors which they are entitled to elect, from time to time, until a quorum shall be present, without notice other than announcement at the meeting.

During any period during which the holders of preferred shares have the special voting right, only a vote of a majority, even if that be only a single director, of the remaining directors previously elected by the holders of the class or series of stock which elected the directors whose offices have become vacant may fill any board vacancy. During this period, the directors elected pursuant to the special voting right shall continue in office until the next succeeding annual meeting or until their successors, if any, are elected by these holders and qualify or, unless required by applicable law to continue in office for a longer period, until termination of the special voting right, if earlier. If and to the extent permitted by applicable law, immediately upon any termination of the special voting right, the term of office of the directors then in office elected pursuant to the special voting right will terminate.

Whether or not our business is being wound up, your rights may only be varied with either the written consent of the holders of three-fourths of the issued shares of your class or series of preferred shares or the sanction of a special resolution approved by at least 66 2/3% of the votes cast by the holders of the shares of your class or series of preferred shares at a duly convened meeting where at least one-third of the issued shares of that class or series are represented, either in person or by proxy. Your rights will not be deemed to be varied by the creation or issue of any shares or any securities convertible into or evidencing the right to purchase shares ranking prior to or equally with your class or series of preferred shares with respect to the payment of dividends or of assets upon liquidation, dissolution or winding up. You are not entitled to vote on any amalgamation, consolidation, merger or statutory share exchange, except to the extent that this type of a transaction would vary your rights, in which case any variation is subject to the approval process described above. You are not entitled to vote on any sale of all or substantially all of our assets.

On any item on which the you are entitled to vote, you will be entitled to one vote for each preferred share held.

Restrictions in Event of Default in Dividends on Preferred Shares

If, at any time, we have failed to pay dividends or amounts payable with respect to any obligations to retire preferred shares in full, after that time and until dividends or these amounts, including all accrued and unpaid dividends for all past quarterly dividend periods on the preferred shares outstanding, shall have been declared and set apart in trust for payment or paid, we may not:

•

redeem less than all of the outstanding preferred shares without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding preferred shares given in person or by proxy, either in writing or by resolution adopted at an extraordinary meeting called for the purpose, at which the holders of the preferred shares shall vote separately as a class, regardless of class or series;

•	purchase any preferred shares except in accordance with a purchase offer made in writing to all holders of preferred shares of all classes or series upon terms as the board, in its sole discretion after consideration of the respective annual dividend rate and other relative rights and preferences of the respective classes or series, determines, which determination shall be final and conclusive, will result in fair and equitable treatment among the respective classes or series. However, we may use shares previously acquired and then held by it as treasury stock to meet the requirements of any purchase, retirement or sinking fund provisions with respect to any class or series. In addition, nothing will prevent us from completing the purchase or redemption of preferred shares for which a purchase contract was entered into for any purchase, retirement or sinking fund purposes, or the notice of redemption of which was initially mailed, prior to the failure; and

•	we may not redeem, purchase or otherwise acquire, or permit any subsidiary to purchase or acquire, any shares of any other class of our stock ranking junior to the preferred shares as to dividends and upon liquidation.

Preemptive Rights

No holder of preferred shares, solely by reason of holding the preferred shares, has or will have any preemptive right to subscribe to any additional issue of shares of any class or series nor to any security convertible into shares.

8.25% Cumulative Redeemable ACE Series A Preferred Shares, Series A

In April 2000, we issued 6,221,000 shares of its 8.25% Cumulative Redeemable ACE Series A Preferred Shares, Series A, which we refer to as the ACE Series A Preferred Shares. The ACE Series A Preferred Shares were issued as a component of our FELINE PRIDES, together with a purchase contract obligating the holder to purchase $50 of our ordinary shares on May 16, 2003. All of the shares of ACE Series A Preferred Stock have been pledged to us to secure the holders’ obligations to purchase our ordinary shares under the associated purchase contract. The ACE Series A Preferred Shares rank senior to all ordinary shares now outstanding or that we may issue in the future, as to payment of dividends and distribution of assets upon our dissolution, liquidation or winding up.

Dividends

Dividends on the ACE Series A Preferred Shares are cumulative and are payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year. We will only pay dividends on the ACE Series A Preferred Shares if our board of directors or an authorized committee of our board declares those dividends payable and ACE has funds legally available to pay those dividends.

Dividends on the ACE Series A Preferred Shares are fixed initially at a rate per year of 8.25% of the liquidation preference of $50 per preferred share (or $4.125 per preferred share). The dividend rate on the ACE Series A Preferred Shares will be reset effective May 16, 2003 as described below under “Market Rate Reset.”

If we do not declare or pay dividends on the ACE Series A Preferred Shares to May 16, 2003, on May 16, 2003, instead of a cash payment in respect of such dividends, subject to shareholder approval, holders will receive a number of ordinary shares equal to (x) the aggregate of all accumulated and unpaid dividends divided by (y) the applicable market value. If we do not receive shareholder approval to make that payment in ordinary shares, we will pay the holders cash in respect of such dividends.

Mandatory Redemption

On June 16, 2003, we will redeem the ACE Series A Preferred Shares in whole at a redemption price equal to the stated liquidation preference of $50 per preferred share plus accumulated and unpaid dividends.

Payment Restrictions

Subject to certain exceptions described in the form of the preferred share, if we do not declare or pay a dividend on the ACE Series A Preferred Shares on any dividend payment date, then, until all accumulated and unpaid dividends are paid and the full quarterly dividend on the ACE Series A Preferred Shares for the current and all prior dividend periods is declared and paid or set apart for payment, we may not declare or pay any dividend or make any distribution of assets on our ordinary shares or make any guarantee payments with respect to the foregoing, other than dividends, distributions or payments made in our ordinary shares; or redeem, purchase or otherwise acquire our ordinary shares;

Market Rate Reset

The dividend rate on the ACE Series A Preferred Shares will be reset effective May 16, 2003 to the reset rate equal to the sum of the reset spread and the rate on the one-month U.S. Treasury bill in effect on the third business day immediately preceding May 16, 2003 and the reset spread will be determined by the reset agent as the spread required to establish the rate the ACE Series A Preferred Shares should bear for the ACE Series A Preferred Shares to have an approximate market value of 100.5% of $50. However, we may limit the reset rate to be no higher than the rate on the one-month U.S. Treasury bill on May 16, 2003 plus 200 basis points (2%). In the event of a failed remarketing, the reset rate will be 8.25% of $50 per year per preferred share until June 16, 2003.

Put Option

If a failed remarketing occurs, holders of ACE Series A Preferred Shares that are not components of FELINE PRIDES will have the right to put their ACE Series A Preferred Shares to us on May 16, 2003 upon at least three business days’ prior notice at a price per preferred share equal to $50, plus any accumulated and unpaid dividends.

Voting Rights

The holders of the ACE Series A Preferred Shares are not entitled to any voting rights, except as required by applicable law and as described above under “Description of ACE Capital Stock—Preferred Shares—Voting Rights”. Holders of ACE Series A Preferred Shares are also entitled to vote separately as a class with respect to certain court approved schemes of arrangement or reconstruction in which we will not be the surviving entity.

Liquidation Rights

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of ACE Series A Preferred Shares will be entitled to receive out of our assets available for distribution to shareholders—before any distribution of assets is made on our ordinary shares or any other class or series of our stock ranking junior to the ACE Series A Preferred Shares—a liquidating distribution in the amount of $50 per share, plus an amount equal to the sum of all accumulated and unpaid dividends, whether or not earned or declared, for the then-current dividend period and all prior dividend periods.

In the event our assets available for distribution to the holders of ACE Series A Preferred Shares upon any liquidation, dissolution or winding up, whether voluntary or involuntary, are insufficient to pay in full all amounts to which the holders are entitled, no distribution will be made on any other stock ranking equally with the ACE Series A Preferred Shares unless a pro rata distribution is made on the ACE Series A Preferred Shares, with the amount allocable to each series determined on the basis of the aggregate liquidation preference of the outstanding shares of each series and distributions to the shares of each series being made on a pro rata basis.

Transfer Agent

Our registrar and transfer agent for our ordinary shares and preferred shares is Mellon Investor Services.

Transfer of Shares

Our articles contain various provisions affecting the transferability of our shares. Under our articles, the board has absolute discretion to decline to register any transfer of shares for any reason, including its determination that the transfer would result in a person having controlled shares that constitute 10% or more of any class or series of ACE’s issued shares and that a registration statement under the Securities Act with respect to the shares has not been filed. However, the board has waived its right to decline to register any transfer of shares which have been traded in the public market, including any ordinary and preferred shares offered by a prospectus supplement or which were outstanding immediately prior to ACE’s initial public offering.

Maples and Calder, our Cayman Islands counsel, has advised us that, while the precise form of the restrictions on transfers contained in our articles is untested, as a matter of general principle, restrictions on transfers of shares are enforceable under Cayman Islands law and are not uncommon. You will be deemed to own your shares for dividend, voting and reporting purposes until a transfer of the shares has been registered on our stock transfer records.

The restrictions on voting and ownership of more than 10% of any class or series of our issued shares described above, as well as the provisions discussed below under “Anti-Takeover Effects of Articles of Association” and “Shareholder Rights Plan,” may have the effect of discouraging an attempt to obtain control of ACE.

Our articles also provide that the board may suspend the registration of transfer for any periods as the board may determine, but shall not suspend the registration of transfer for more than 45 days in any year.

Lloyd’s Related Requirements

Under Lloyd’s regulations, any person who, along with any associates, beneficially holds 10% or more of the votes or economic interest in ACE, or who controls decisions by our board, is a “controller” of any ACE subsidiary that is either a Lloyd’s corporate member or Lloyd’s managing agent. Lloyd’s imposes an absolute prohibition on any company being a controller of a Lloyd’s corporate member or Lloyd’s managing agent without first notifying Lloyd’s and receiving its consent. However, if a person breaches the 20%, 33%, 50% or majority controller thresholds, the Lloyd’s corporate member or Lloyd’s managing agent must do all that lies within its powers to comply with Lloyd’s requirements, which means that notice was given to the Council of Lloyd’s regarding the breach of the ownership percentage and that the Council did not object. Lloyd’s requires each controller to execute and deliver a declaration and undertaking to Lloyd’s with representations concerning, among other things, the absence of criminal activities, censure, insolvency, civil liabilities and government investigations. Lloyd’s also requires each controller to submit to the jurisdiction of the English courts. Any person that becomes the owner of 10% (or subsequently 20%, 33%, 50% or a majority) of our ordinary shares would have to deliver this declaration and undertaking to Lloyd’s, unless he received an exemption from Lloyd’s. The decision to grant an exemption is completely within Lloyd’s discretion.

In addition, under English law, if any person who is “connected with” a Lloyd’s broker holds, or subsequently becomes the holder of, more than 5% of our ordinary shares, that Lloyd’s broker risks losing its Lloyd’s license. For these purposes, a person is “connected with” a Lloyd’s broker if:

•	that person is the subsidiary or holding company of a corporate Lloyd’s broker or a subsidiary of a holding company;

•	that person is a director of that Lloyd’s broker;

•	that person is a related company that controls or is controlled by a Lloyd’s broker or any related company, which is determined by a test based on having either one-third voting rights or control of the board; or

•	any person who is a partner in, or who controls or is controlled by, that Lloyd’s broker or any company which is controlled by a partner in that Lloyd’s broker or any related company of any partner or any director of any controlled or related company, if the Lloyd’s broker is a partnership.

Lien on Shares

Our articles provide that we will have a first lien on all of our outstanding shares for all debts, liabilities or engagements to or with us, whether presently payable or not, except for shares which the board declares exempt. This lien extends to the payment of dividends or other money payable in respect of any ordinary shares or preferred shares subject to the lien. In addition, our directors may deduct from any dividend payable to you all sums of money presently payable by you to us on any account. However, the board has exempted the ordinary and preferred shares offered by any prospectus supplement from these provisions.

Anti-Takeover Effects of our Articles

Our articles contain provisions that make it more difficult for an entity to acquire control of ACE by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions, as well as the shareholder rights plan described under “Shareholder Rights Plan” below, are designed to encourage persons seeking to acquire control of ACE to negotiate with our directors. We believe that, as a general rule, your interests would be best served if any change in control results from negotiations with our directors, who would negotiate based upon careful consideration of the proposed terms, including the price, the form of consideration and the anticipated tax effects of the transaction. However, these provisions could have the effect of discouraging a prospective acquiror from making a tender offer or otherwise attempting to obtain control of ACE, which could deprive you of opportunities to realize takeover premiums for your shares or could depress the market price of your shares.

No Shareholder Action by Written Consent

Our articles provide that shareholders must take any action required or permitted to be taken by them at a annual general or extraordinary general meeting of its shareholders and may not be taken by written consent or otherwise. The affirmative vote of the holders of at least 66 2/3% of the outstanding shares is required to amend or repeal, or adopt any provision inconsistent with, this provision of our articles.

Availability of Shares of Capital Stock for Future Issuances

Our directors may issue shares without further action by shareholders, including by issuing warrants or rights to acquire shares to discourage or defeat unsolicited stock accumulation programs and acquisition proposals and by issuing shares in a private placement or public offering to dilute or deter stock ownership of persons seeking to obtain control of ACE. This could be enable the directors to make it more difficult for someone to effect a change in control of ACE.

Shareholder Proposals

Our articles provide that if you desire to submit a proposal for consideration at either an annual or extraordinary general meeting, or to nominate persons for election as directors, you must submit written notice of your intent to make the proposal or nomination to ACE’s Secretary at our principal executive offices. This notice must be received not later than 60 days prior to the anniversary date of the immediately preceding annual general meeting or, with respect to an extraordinary general meeting, the close of business on the tenth day following the date on which the notice is first sent or given to shareholders. This notice must describe the proposal or nomination in sufficient detail and must set forth the following information:

•	your name and address;

•	a representation that you are a holder of record of shares of ACE entitled to vote at the meeting and you intend to appear in person or by proxy at the meeting to present the proposal or nomination;

•	the class and number of shares of ACE that are beneficially owned by you; and

•	the reasons for conducting the proposed business at the meeting and any material interest of yours in the business.

In addition, a notice with regard to a nomination of any person for election as a director must also contain:

•	the name and address of any person to be nominated;

•	a description of all arrangements or understandings between you and each nominee and any other person or persons;

•	any other information regarding the nominee as would be required to be included in a proxy statement; and

•	the consent of each nominee to serve as a director of ACE, if so elected.

The presiding officer of the annual general meeting or extraordinary general meeting will, if the facts warrant, refuse to acknowledge a proposal or nomination not properly made.

This advance notice for shareholders’ proposals provision may have the effect of precluding a contest for the election of directors or the introduction of a shareholder proposal and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal. The affirmative vote of the holders of at least 66 2/3% of the outstanding shares will be required to amend or repeal, or adopt any provision inconsistent with, this provision.

Shareholder Rights Plan

On May 7, 1999, our board declared a dividend of one preference share purchase right for each outstanding ordinary share to shareholders of record at the close of business on June 1, 1999. Generally, each right, entitles the holder to purchase from us one one-thousandth of a series A junior participating preference share at an exercise price of $150, subject to antidilution adjustments. Because of the nature of the preference shares’ dividend, liquidation and voting rights, the value of the one one-thousandth of a preference share should approximate the value of one ordinary share.

These purchase rights generally will only be exercisable:

•	10 days following a public announcement that a person or a group of affiliated or associated persons has acquired, or obtained the right to acquire, 15% or more of our outstanding ordinary shares; or

•	15 business days following the commencement of, or the announcement of an intention to make, a tender or exchange offer for 15% or more of our outstanding ordinary shares.

Generally, if any person or group acquires, or obtains the right to acquire, 15% or more of our outstanding ordinary shares, each right, except for rights held by this person or group, will entitle its holder to purchase ordinary shares having a value equal to two times the exercise price of the right. If ACE is acquired in a merger, amalgamation or other business combination transaction, or if 50% or more of ACE’s assets or earnings power is sold, then proper provision will be made so that each holder of a right, except for a person or group acquiring, or obtaining the right to acquire, 15% or more of our outstanding ordinary shares, will be entitled to receive common stock of the acquiring or surviving company having a value equal to two times the exercise price of the right.

In addition, our board has the option, at any time after any person or group acquires, or obtains the right to acquire, 15% or more of our outstanding ordinary shares, but before they acquires 50% or more of our outstanding ordinary shares, to exchange each right, except for rights held by this person or group, for one ordinary share. Further, at any time prior to the time that any person or group acquires, or obtains the right to acquire, 15% or more of our outstanding ordinary shares, our board may redeem the rights in whole, but not in part, at a price of $0.01 per right. These rights will expire on June 1, 2009 if they have not been previously exercised, exchanged or redeemed.

DESCRIPTION OF THE DEPOSITARY SHARES

General

We may offer depositary shares, each representing a specified fraction of a share of a particular series of preferred shares. Depositary receipts evidencing depositary shares will be issued to those persons purchasing the fractional shares of the related preferred shares. Copies of the forms of deposit agreement and depositary receipt are filed as exhibits to the registration statement of which this prospectus forms a part.

The shares of any class or series of preferred shares represented by depositary shares will be deposited under a deposit agreement among ACE, a depositary selected by ACE and the holders of the depositary receipts, whom we refer to in this section as owners. Subject to the terms of the deposit agreement, each owner will be entitled to all the rights and preferences of the preferred shares represented by the depositary share in proportion to the fraction of a preferred share represented by the depositary share, including dividend, voting, redemption and liquidation rights.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other distributions received on the related preferred shares to the owners in proportion to the number of depositary shares owned. In the event of a distribution other than in cash, the depositary will distribute property received by it to the owners, unless the depositary determines that it is not feasible to make the distribution, in which case the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the owners.

Withdrawal of Shares

Upon surrender of the depositary receipts, unless the related depositary shares have previously been called for redemption, the owner is entitled to delivery of the number of whole shares of the related preferred shares and any money or other property represented by his depositary shares. Holders of the whole preferred shares will not be entitled to exchange the preferred shares for depositary shares. If the delivered depositary receipts evidence a number of depositary shares in excess of the number of whole preferred shares to be withdrawn, the depositary will deliver to the owner a new depositary receipt evidencing this excess number at the same time. In no event will fractional preferred shares be delivered upon surrender of depositary receipts.

Redemption of Depositary Shares

Whenever we redeem preferred shares held by the depositary, the depositary will redeem the number of depositary shares representing the related preferred shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per preferred share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary or us.

Voting the Preferred Shares

Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information contained in the notice to the record owners of the depositary shares. Each record owner on the record date, which will be the same as the record date for the preferred shares, may instruct the depositary how to exercise its voting rights pertaining to the preferred shares represented by the owner’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of the preferred shares represented by these depositary shares in accordance with the instructions, and we will agree to take all action which the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote preferred shares if it does not receive specific instructions from the record owners.

Amendment and Termination of the Deposit Agreement

Unless otherwise provided in the applicable prospectus supplement, the form of depositary receipt and any provision of the deposit agreement may be amended at any time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the owners will not be effective unless it has been approved by the owners representing at least a majority, or, in the case of amendments affecting rights to receive dividends or distributions or voting or redemption rights, 66 2/3% of the depositary shares then outstanding. We or the depositary may terminate the deposit agreement only:

•	if all outstanding depositary shares have been redeemed;

•	if there has been a final distribution on the preferred shares in connection with any liquidation, dissolution or winding up of ACE and the distribution has been distributed to the owners; or

•	with the consent of owners representing not less than 66 2/3% of the depositary shares outstanding.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of preferred shares and any redemption of the preferred shares. Owners will pay all other transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts.

The depositary may refuse to transfer a depositary receipt or any withdrawal of preferred shares evidenced by the depositary receipts until all taxes and charges with respect to the receipts or preferred shares are paid by the owners.

Miscellaneous

The depositary will forward all reports and communications which it receives from us and which we are required to furnish to the holders of the preferred shares.

Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our and the depositary’s obligations will be limited to performance of the duties under the deposit agreement in a manner that does not constitute bad faith, and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary or preferred shares unless satisfactory indemnity is furnished.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal of the depositary will take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 or be an affiliate of such bank or trust company.

DESCRIPTION OF ACE DEBT SECURITIES

The following description of the ACE debt securities sets forth the material terms and provisions of the ACE debt securities. The ACE senior debt securities will be issued under an indenture, referred to in this prospectus as the ACE senior indenture, between us and Bank One Trust Company, N.A., as trustee, dated as of March 15, 2002, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The ACE subordinated debt securities will be issued under an indenture, referred to in this prospectus as the ACE subordinated indenture, between us and Bank One Trust Company, N.A., as trustee, which is filed as an exhibit to the registration statement of which this prospectus forms a part. The ACE senior indenture and the ACE subordinated indenture are sometimes referred to in this prospectus collectively as the ACE indentures and each individually as an ACE indenture. The specific terms applicable to a particular issuance of ACE debt securities and any variations from the terms set forth below will be set forth in the applicable prospectus supplement.

The following is a summary of the material terms and provisions of the ACE indentures and the ACE debt securities. You should refer to the forms of the ACE indentures and the ACE debt securities for complete information regarding the terms and provisions of the ACE indentures and the ACE debt securities. The ACE indentures are substantially identical, except for the covenants of ACE and provisions relating to subordination.

General

The ACE indentures do not limit the aggregate principal amount of ACE debt securities which we may issue. We may issue ACE debt securities under the ACE indentures from time to time in one or more series. The ACE indentures do not limit the amount of other indebtedness, or ACE debt securities other than secured indebtedness, which we or our subsidiaries may issue.

Unless otherwise provided in a prospectus supplement, the ACE senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The ACE subordinated debt securities will be our unsecured obligations and will be subordinated in right of payment to the prior payment in full of all of our senior indebtedness, which term includes ACE senior debt securities, as described below under “Subordination of ACE Subordinated Debt Securities.”

Because we are a holding company, our rights and the rights of our creditors, including you, as a holder of ACE debt securities, and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we are a creditor of the subsidiary. The right of our creditors, including you, to participate in the distribution of stock owned by us in some of our subsidiaries, including our insurance subsidiaries, may also be subject to approval by insurance regulatory authorities having jurisdiction over these subsidiaries.

Each prospectus supplement will describe the following terms of the offered ACE debt securities:

•	the title of the series;

•	any limit on the aggregate principal amount;

•	the principal payment dates;

•	the interest rates, if any, which rate may be zero if the ACE debt securities are issued at a discount from the principal amount payable at maturity, or the method by which the interest rates will be determined, including, if applicable, any remarketing option or similar method;

•	the date or dates from which interest, if any, will accrue or the method by which the date or dates will be determined;

•	the interest payment dates and regular record dates;

•	whether and under what circumstances we will pay additional amounts because of taxes or governmental charges that might be imposed on holders of the ACE debt securities and, if so, whether and on what terms we will have the option to redeem the ACE debt securities in lieu of paying these additional amounts; whether and on what terms we will have the option to redeem the ACE debt securities in lieu of paying additional amounts in respect of Bermuda or Cayman Islands taxes, fees, duties, assessments or governmental charges that might be imposed on you and the terms of the option;

•	the place or places where the principal of, any premium or interest on or any additional amounts with respect to any ACE debt securities will be payable, where any of ACE debt securities that are issued in registered form may be surrendered for registration of transfer or exchange, and where any ACE debt securities may be surrendered for conversion or exchange;

•	whether any of the ACE debt securities are to be redeemable at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which they may be redeemed, in whole or in part;

•	whether we will be obligated to redeem or purchase any of the ACE debt securities pursuant to any sinking fund or analogous provision or at your option, and, if so, the dates or prices and the other terms on which the ACE debt securities must be redeemed or purchased pursuant to this obligation and any provisions for the remarketing of the ACE debt securities so redeemed or purchased;

•	if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which any ACE debt securities to be issued in registered form will be issuable and, if other than denominations of $5,000, the denominations in which any ACE debt securities to be issued in bearer form will be issuable;

•	whether the ACE debt securities will be convertible into ordinary shares and/or exchangeable for other securities, whether or not issued by us and, if so, the terms and conditions upon which the ACE debt securities will be convertible or exchangeable;

•	if other than the principal amount, the portion of the principal amount, or the method by which the portion will be determined, of the ACE debt securities that will be payable upon declaration of acceleration of the maturity of the ACE debt securities;

•	if other than United States dollars, the currency of payment in which the principal of, any premium or interest on or any additional amounts on the ACE debt securities will be paid;

•	whether the principal of, any premium or interest on or any additional amounts on the ACE debt securities will be payable, at our or your election, in a currency other than that in which the ACE debt securities are stated to be payable, and the dates and the other terms upon which this election may be made;

•	any index, formula or other method used to determine the amount of principal of, any premium or interest on or any additional amounts on the ACE debt securities;

•	whether the ACE debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	whether the ACE debt securities are senior or subordinated and, if subordinated, the applicable subordination provisions;

•	in the case of ACE subordinated debt securities, the relative degree, if any, to which the ACE subordinated debt securities will be senior to or be subordinated to other series of ACE subordinated debt securities or other indebtedness of ACE in right of payment, whether the other series of ACE subordinated debt securities or other indebtedness is outstanding or not;

•	any deletions from, modifications of or additions to the events of default or covenants of ACE;

•	whether the provisions described below under “Discharge, Defeasance and Covenant Defeasance” will be applicable to the ACE debt securities;

•	whether any of the ACE debt securities are to be issued upon the exercise of warrants and the time, manner and place for the ACE debt securities to be authenticated and delivered; and

•	any other terms of the ACE debt securities and any other deletions from or modifications or additions to the applicable ACE indenture. (Section 3.1)

We will have the ability under the ACE indentures to “reopen” a previously issued series of ACE debt securities and issue additional ACE debt securities of that series or establish additional terms of that series. We are also permitted to issue ACE debt securities with the same terms as previously issued ACE debt securities.

Unless otherwise set forth in the applicable prospectus supplement, principal of premium and interest on and additional amounts, if any, on the ACE debt securities will initially be payable at the corporate trust office of the trustee or any other office or agency designated by us. Interest on ACE debt securities issued in registered form:

•	may be paid by check mailed to the persons entitled to the payments at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States; and

•	will be payable on any interest payment date to the persons in whose names the ACE debt securities are registered at the close of business on the regular record date with respect to the interest payment date.

We will designate the initial paying agents, which will be named in the applicable prospectus supplement, and may, at any time, designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, we are required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the ACE debt securities are payable.

Unless otherwise set forth in the applicable prospectus supplement, you may present the ACE debt securities for transfer, duly endorsed or accompanied by a written instrument of transfer if so required by ACE or the security registrar, or exchange for other ACE debt securities of the same series containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, in each case at the office or agency maintained by us for this purposes, which will initially be the corporate trust office of the trustee. Any transfer or exchange will be made without service charge, although we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. ACE is not required to:

•	issue, register the transfer of, or exchange ACE debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any ACE debt securities and ending at the close of business on the day of mailing; or

•	register the transfer of or exchange any ACE debt security selected for redemption, in whole or in part, except the unredeemed portion of any ACE debt security being redeemed in part. (Section 3.5)

Unless otherwise set forth in the applicable prospectus supplement, we will only issue the ACE debt securities in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple of $1,000. (Section 3.2) If the ACE debt securities are issued in bearer form, any restrictions and considerations, including offering restrictions and U.S. Federal income tax considerations applicable to these securities, and to payment on and transfer and exchange of, these securities, will be described in the applicable prospectus supplement.

The ACE debt securities may be issued as original issue discount securities, which means that they will bear no interest or bear interest at a rate which, at the time of issuance, is below market rates. ACE debt securities issued as original issue discount securities will be sold at a substantial discount below their principal amount.

U.S. Federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

If the purchase price, or the principal of, or any premium or interest on, or any additional amounts with respect to, any ACE debt securities is payable in, or if any ACE debt securities are denominated in, one or more foreign currencies or currency units, the restrictions, elections, U.S. Federal income tax considerations, specific terms and other information will be set forth in the applicable prospectus supplement.

Unless otherwise set forth in the applicable prospectus supplement, other than as described below under “—Covenants Applicable to ACE Senior Debt Securities—Limitation on Liens on Stock of Designated Subsidiaries,” the ACE indentures do not limit our ability to incur indebtedness or protect holders of the ACE debt securities in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of its outstanding indebtedness or otherwise affect its capital structure or credit rating.

Conversion and Exchange

The terms, if any, on which ACE debt securities are convertible into or exchangeable for, either mandatorily, at our or your option , property or cash, ordinary shares, preferred shares or other securities, whether or not issued by us, or a combination of any of these, will be set forth in the applicable prospectus supplement.

Global Securities

The ACE debt securities may be issued, in whole or in part, in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement and registered in the name of the depositary or its nominee. Interests in any global ACE debt security will be shown on, and transfers of the ACE debt securities will be effected only through, records maintained by the depositary and its participants as described below.

The specific terms of the depositary arrangement will be described in the applicable prospectus supplement.

Payment of Additional Amounts

We will make all payments on the ACE debt securities without withholding of any present or future taxes or governmental charges of the Cayman Islands or Bermuda, each referred to as a taxing jurisdiction, unless we are required to do so by applicable law or regulation.

If we are required to withhold amounts, we will, subject to the limitations described below, pay to you additional amounts so that every net payment made to you, after the withholding, will be the same amount provided for in the ACE debt security and the applicable ACE indenture.

We will not be required to pay any additional amounts for:

•	any tax or governmental charge which would not have been imposed but for the fact that you:

•	were a resident of, or engaged in business or maintained a permanent establishment or were physically present in, the relevant taxing jurisdiction or otherwise had some connection with the relevant taxing jurisdiction other than the mere ownership of, or receipt of payment on, the ACE debt security,

•	presented the ACE debt security for payment in the relevant taxing jurisdiction, unless the ACE debt security could not have been presented for payment elsewhere, or

•	presented the ACE debt security for payment more than 30 days after the date on which the payment became due unless you would have been entitled to these additional amounts if you had presented the ACE debt security for payment within the 30-day period;

•	any estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge;

•	any tax or other governmental charge that is imposed or withheld because of your failure to comply with any reasonable request by us:

•	to provide information concerning your nationality, residence or identity or that of the beneficial owner; or

•	to make any claim or satisfy any information or reporting requirement, which in either case is required by the relevant taxing jurisdiction as a precondition to exemption from all or part of the tax or other governmental charge; or

•	any combination of the above items.

In addition, we will not pay additional amounts if you are a fiduciary or partnership or other than the sole beneficial owner of the ACE debt security if the beneficiary or partner or settlor would not have been entitled to the additional amounts had it been the holder of the ACE debt security. (Section 10.4)

Covenants Applicable to ACE Senior Debt Securities

Limitation on Liens on Stock of Designated Subsidiaries

Under the ACE senior indenture, we will covenant that, so long as any ACE senior debt securities are outstanding, we will not, nor will we permit any subsidiary to, incur, assume or guarantee or otherwise permit to exist any indebtedness secured by any security interest on any shares of capital stock of any designated subsidiary unless we concurrently provides that the ACE senior debt securities and, if we elects, any other indebtedness that is not subordinate to the ACE senior debt securities, will be secured equally with this indebtedness for at least the time period this other indebtedness is so secured. (Section 10.5 of the ACE senior indenture)

The term “designated subsidiary” means any present or future consolidated subsidiary, the consolidated net worth of which constitutes at least 5% of our consolidated net worth. (Section 1.1 of the ACE senior indenture) As of September 30, 2002, our designated subsidiaries were ACE Bermuda, Tempest, ACE INA and ACE USA.

For purposes of the ACE indentures, the term “indebtedness” means, with respect to any person:

•	the principal of and any premium and interest on:

•	indebtedness for money borrowed and

•	indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the person is responsible or liable;

•	all capitalized lease obligations;

•	all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

•	all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, generally other than obligations with respect to letters of credit securing obligations entered into in the ordinary course of business to the extent these letters of credit are not drawn upon;

•	all obligations of the type referred to above of other persons and all dividends of other persons for the payment of which, in either case, the person is responsible or liable as obligor, guarantor or otherwise;

•	all obligations of the type referred to above of other persons secured by any mortgage, pledge, lien, security interest or other encumbrance on any property or asset of the person, whether or not the obligation is assumed by the person; and

•	any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described above. (Section 1.1)

Limitations on Disposition of Stock of Designated Subsidiaries

The ACE senior indenture also provides that, so long as any ACE senior debt securities are outstanding and except in a transaction otherwise governed by the ACE indentures, we will not issue, sell, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock, other than preferred stock having no voting rights, of any designated subsidiary. Similarly, we will not permit any designated subsidiary to issue, other than to us, these types of securities, warrants, rights or options, other than director’s qualifying shares and preferred stock having no voting rights, of any designated subsidiary, if, after giving effect to the transaction and the issuance of the maximum number of shares issuable upon the conversion or exercise of all the convertible securities, warrants, rights or options, we would own, directly or indirectly, less than 80% of the shares of capital stock of the designated subsidiary, other than preferred stock having no voting rights.

However, we may issue, sell, transfer or otherwise dispose of securities if the consideration is at least a fair market value as determined by our board or if required by law or regulation. We may also merge or consolidate any designated subsidiary into or with another direct or indirect subsidiary, the shares of capital stock of which we own at least 80% or, subject to the provisions described under “—Consolidation, Amalgamation, Merger and Sale of Assets” below, sell, transfer or otherwise dispose of the entire capital stock of any designated subsidiary at one time if the consideration is at least fair market value as determined by our board. (Section 10.6 of the ACE senior indenture)

Consolidation, Amalgamation, Merger and Sale of Assets

Each ACE indenture provides that we may not:

•	consolidate or amalgamate with or merge into any person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person, or

•	permit any person to consolidate or amalgamate with or merge into us, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us,

unless,

•	the person is a corporation organized and existing under the laws of the United States of America, any state of the U.S., the District of Columbia, Bermuda or the Cayman Islands;

•	the surviving entity expressly assumes the payment of all amounts on all of the ACE debt securities and the performance of our obligations under the ACE indenture and the ACE debt securities;

•	the surviving entity provides for conversion or exchange rights in accordance with the provisions of the ACE debt securities of any series that are convertible or exchangeable into ordinary shares or other securities; and

•	immediately after giving effect to the transaction and treating any indebtedness which becomes our an obligation as a result of the transaction as having been incurred by us at the time of the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have happened and be continuing. (Section 8.1)

Events of Default

Each of the following events will constitute an event of default under each ACE indenture:

•	default in the payment of any interest on, or any additional amounts payable with respect to, any ACE debt security when the interest or additional amounts become due and payable, and continuance of this default for a period of 30 days;

•	default in the payment of the principal of or any premium on, or any additional amounts payable with respect to, any ACE debt security when the principal, premium or additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

•	default in the deposit of any sinking fund payment, when due;

•	default in the performance, or breach, of any covenant or warranty for the benefit of the holders of the ACE debt securities, and the continuance of this default or breach for a period of 60 days after we have received written notice from the holders;

•	if any event of default under a mortgage, indenture or instrument under which we issue, or by which we secure or evidence, any of indebtedness, including an event of default under any other series of ACE debt securities, whether the indebtedness now exists or is later created or incurred, happens and consists of default in the payment of more than $50,000,000 in principal amount of indebtedness at the maturity of the indebtedness, after giving effect to any applicable grace period, or results in the indebtedness in principal amount in excess of $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and this default is not cured or the acceleration is not rescinded or annulled within a period of 30 days after ACE has received written notice;

•	we fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

•	our bankruptcy, insolvency or reorganization; and

•	any other event of default, which will be described in the applicable prospectus supplement. (Section 5.1)

If an event of default with respect to the ACE debt securities of any series, other than events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding ACE debt securities of the series may declare the principal amount, or a lesser amount as may be provided for in the ACE debt securities, of all outstanding ACE debt securities of the series to be immediately due and payable by written notice. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, generally, the holders of not less than a majority in principal amount of the ACE debt securities of the series may rescind and annul the declaration of acceleration. Any event of bankruptcy, insolvency or reorganization will cause the principal amount and accrued interest, or the lesser amount as provided for in the ACE debt securities, to become immediately due and payable without any declaration or other act by the trustee or any holder. (Section 5.2)

Each ACE indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an event of default the trustee will transmit notice of the default to each holder of the ACE debt securities unless the default has been cured or waived. However, except in the case of a default in the payment of principal of, or premium, or interest, if any, on or additional amounts or any sinking fund or purchase fund installment with respect to any ACE debt security, the trustee may withhold this notice if and so long as the board of directors, executive committee or trust committee of directors and/or responsible officers of the trustee determines in good faith that the withholding of the notice is in the best interest of the holders. (Section 6.2)

If an event of default occurs and is continuing with respect to the ACE debt securities of any series, the trustee may, in its discretion, proceed to protect and enforce its rights and the rights of the holders of ACE debt securities by all appropriate judicial proceedings. (Section 5.3) Each ACE indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the ACE indenture at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. (Section 6.1) Subject to these indemnification provisions, the holders of a majority in principal amount of the outstanding ACE debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the ACE debt securities of the series. (Section 5.12)

Modification and Waiver

ACE and the trustee may modify or amend either ACE indenture with the consent of the holders of not less than a majority in principal amount of the outstanding ACE debt securities of each series affected by the modification or amendment, so long as the modification or amendment does not, without the consent of each affected holder:

•	change the stated maturity of the principal of, any premium or installment of interest on or any additional amounts with respect to any ACE debt security,

•	reduce the principal amount of, or the rate, or modify the calculation of the rate, of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any ACE debt security,

•	change the obligation of ACE to pay additional amounts,

•	reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity of the original issue discount security or the amount provable in bankruptcy,

•	change the redemption provisions or adversely affect the right of repayment at the option of any holder,

•	change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any ACE debt security is payable,

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any ACE debt security or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date,

•	reduce the percentage in principal amount of the outstanding ACE debt securities, the consent of whose holders is required in order to take specific actions,

•	reduce the requirements for quorum or voting by holders of ACE debt securities in specified circumstances,

•	modify any of the provisions regarding the waiver of past defaults and the waiver of specified covenants by the holders of ACE debt securities, except to increase any percentage vote required or to provide that other provisions of the ACE indenture cannot be modified or waived without the consent of the holder of each ACE debt security affected by the modification,

•	make any change that adversely affects the right to convert or exchange any ACE debt security into or for ordinary shares of ACE or other securities, whether or not issued by ACE, cash or property in accordance with its terms,

•	modify any of the provisions of the ACE subordinated indenture relating to the subordination of the ACE subordinated debt securities in a manner adverse to holders of ACE subordinated debt securities, or

•	modify any of the above provisions. (Section 9.2)

In addition, no supplemental indenture may, directly or indirectly, modify or eliminate the subordination provisions of the ACE subordinated indenture in any manner which might terminate or impair the subordination of the ACE subordinated debt securities of any series to senior indebtedness without the prior written consent of the holders of the senior indebtedness. (Section 9.7 of the ACE subordinated indenture)

ACE and the trustee may modify or amend either ACE indenture and the ACE debt securities of any series without the consent of any holder in order to, among other things:

•	provide for a successor to ACE pursuant to a consolidation, amalgamation, merger or sale of assets;

•	add to the covenants of ACE for the benefit of the holders of all or any series of ACE debt securities or to surrender any right or power conferred upon ACE;

•	provide for a successor trustee with respect to the ACE debt securities of all or any series;

•	cure any ambiguity or correct or supplement any provision which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under either ACE indenture which will not adversely affect the interests of the holders of ACE debt securities of any series;

•	change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of ACE debt securities;

•	add any additional events of default with respect to all or any series of ACE debt securities;

•	secure the ACE debt securities;

•	provide for conversion or exchange rights of the holders of any series of ACE debt securities; or

•	make any other change that does not materially adversely affect the interests of the holders of any ACE debt securities then outstanding. (Section 9.1)

The holders of at least a majority in principal amount of the outstanding ACE debt securities of any series may, on behalf of the holders of all ACE debt securities of that series, waive compliance by ACE with specified covenants. (Section 10.8 of the ACE senior indenture; Section 10.6 of the ACE subordinated indenture) The holders of not less than a majority in principal amount of the outstanding ACE debt securities of any series may, on behalf of the holders of all ACE debt securities of that series, waive any past default and its consequences with respect to the ACE debt securities of that series, except a default:

•	in the payment of principal of, any premium or interest on or any additional amounts with respect to ACE debt securities of that series; or

•	in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding ACE debt security of any series affected. (Section 5.13)

Under each ACE indenture, ACE must annually furnish the trustee annually a statement regarding its performance of specified obligations and any default in its performance under the applicable ACE indenture. ACE is also required to deliver to the trustee, within five days after its occurrence, written notice of any event of default, or any event which after notice or lapse of time or both would constitute an event of default, resulting from the failure to perform, or breach of, any covenant or warranty contained in the applicable ACE indenture or the ACE debt securities. (Section 10.9 of the ACE senior indenture; Section 10.7 of the ACE subordinated indenture)

Discharge, Defeasance and Covenant Defeasance

We may discharge our payment obligations on the ACE debt securities, which we refer to as defeasance, or elect to be discharged from complying with the covenants in the ACE indentures, except for certain ministerial obligations, like registering transfers or exchanges of the ACE debt securities, which we refer to as covenant defeasance.

Defeasance or covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by us with the trustee, in trust, of a cash amount or government obligations, or both, which, through the scheduled payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of, any premium and interest on and any additional amounts with respect to, the ACE debt securities on the scheduled due dates. (Section 4.2)

We may only do this if, among other things:

•	the defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable ACE indenture or any other material agreement or instrument to which ACE is a party or by which it is bound;

•	no event of default or event which with notice or lapse of time or both would become an event of default with respect to the ACE debt securities to be defeased will have occurred and be continuing on the date of establishment of the trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after that date; and

•	we has delivered to the trustee an opinion of counsel to the effect that you will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. The opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the I.R.S. received by us, a revenue ruling published by the I.R.S. or a change in applicable U.S. Federal income tax law occurring after the date of the applicable ACE indenture. (Section 4.2)

Subordination of ACE Subordinated Debt Securities

The ACE subordinated debt securities will generally be subordinate in right of payment to the prior payment in full of all senior indebtedness. (Section 16.1 of the ACE subordinated indenture) Upon any payment or distribution of our assets, whether in cash, property or securities, to creditors upon our dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all senior indebtedness will first be paid in full, or payment provided for in money in accordance with its terms, before the holders of ACE subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on or any additional amounts with respect to the ACE subordinated debt securities. This means that the holders of senior indebtedness will be entitled to receive any payment or distribution of any kind or character, including any payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of ACE being subordinated to the payment of ACE subordinated debt securities, which may be payable or deliverable in respect of the ACE subordinated debt securities upon any dissolution, winding-up, liquidation or reorganization or in any bankruptcy, insolvency, receivership or other proceeding. (Section 16.3 of the ACE subordinated indenture)

By reason of subordination, in the event of our liquidation or insolvency, holders of our senior indebtedness and holders of our other obligations that are not subordinated to senior indebtedness may recover more ratably than the holders of the ACE subordinated debt securities.

Subject to the payment in full of all senior indebtedness, your rights, as a holder of the ACE subordinated debt securities, will be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions of our cash, property or securities applicable to the senior indebtedness until the principal of, any premium and interest on and any additional amounts with respect to the ACE senior debt securities have been paid in full. (Section 16.4 of the ACE subordinated indenture)

No payment of principal of, including redemption and sinking fund payments, or any premium or interest on or any additional amounts with respect to the ACE subordinated debt securities of any series may be made:

•	if any senior indebtedness is not paid when due and any applicable grace period with respect to the default has ended and has not been cured or waived or ceased to exist, or

•	if the maturity of any senior indebtedness has been accelerated because of a default. (Section 16.2 of the ACE subordinated indenture)

The ACE subordinated indenture does not limit or prohibit us from incurring additional senior indebtedness, which may include indebtedness that is senior to the ACE subordinated debt securities but subordinate to our other obligations. The ACE senior debt securities will constitute senior indebtedness with respect to the ACE subordinated debt securities.

The term “senior indebtedness” means all indebtedness of ACE outstanding at any time, except:

•	the ACE subordinated debt securities of the series;

•	indebtedness as to which, by the terms of the instrument creating or evidencing the indebtedness, it is provided that the indebtedness is subordinated to or ranks equally with the ACE subordinated debt securities;

•	indebtedness to an affiliate;

•	interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless the interest is an allowed claim enforceable against ACE in a proceeding under federal or state bankruptcy laws; and

•	trade accounts payable.

Senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness. (Sections 1.1 and 16.8 of the ACE subordinated indenture)

The ACE subordinated indenture provides that these subordination provisions may be changed prior to issuance of the ACE subordinated debt securities. Any change would be described in the applicable prospectus supplement.

New York Law to Govern

The ACE indentures and the ACE debt securities will be governed by, and construed in accordance with, the laws of the state of New York. (Section 1.13)

Information Concerning the Trustee

We may, from time to time, borrow from or maintain deposit accounts and conduct other banking transactions with Bank One Trust Company, N.A. and its affiliates in the ordinary course of business.

Under each ACE indenture, Bank One Trust Company is required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the applicable ACE indenture and related matters. (Section 7.3)

DESCRIPTION OF ACE INA DEBT SECURITIES AND ACE GUARANTEE

The following description of the ACE INA debt securities and the ACE guarantee sets forth the material terms and provisions of the ACE INA debt securities and the ACE guarantee to which any prospectus supplement may relate. The ACE INA senior debt securities are to be issued under an indenture, referred to in this prospectus as the ACE INA senior indenture, among ACE INA, ACE and Bank One Trust Company, N.A., as trustee, dated as of August 1, 1999, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The ACE INA subordinated debt securities are to be issued under an indenture, referred to in this prospectus as the ACE INA subordinated indenture, among ACE INA, ACE and Bank One Trust Company, N.A., as trustee, which is filed as an exhibit to the registration statement of which this prospectus forms a part. The ACE INA senior indenture and the ACE INA subordinated indenture are sometimes referred to herein collectively as the ACE INA indentures and each individually as an ACE INA indenture. The specific terms applicable to a particular issuance of ACE INA debt securities and any variations from the terms set forth below will be set forth in the applicable prospectus supplement.

The following is a summary of the material terms and provisions of the ACE INA indentures, the ACE INA debt securities and the ACE guarantee. You should refer to the ACE INA indentures and the ACE INA debt securities for complete information regarding the terms and provisions of the ACE INA indentures, the ACE INA debt securities and the ACE guarantee. The ACE INA indentures are substantially identical, except for the covenants of ACE INA and ACE and provisions relating to subordination.

General

The ACE INA indentures do not limit the aggregate principal amount of ACE INA debt securities which ACE INA may issue. ACE INA may issue ACE INA debt securities under the ACE INA indenture from time to time in one or more series. The ACE INA indentures do not limit the amount of other indebtedness or ACE INA debt securities, other than secured indebtedness which we, ACE INA or their respective subsidiaries may issue.

Unless otherwise set forth in the applicable prospectus supplement, the ACE INA senior debt securities will be unsecured obligations of ACE INA and will rank equally with all of its other unsecured and unsubordinated indebtedness, subordinated in right of payment to the prior payment in full of all of ACE INA’s senior indebtedness, which term includes ACE INA senior debt securities, as described below under “Subordination of ACE INA Subordinated Debt Securities.” The ACE INA subordinated debt securities of any series issued to an ACE Trust will rank equally with each other series of ACE INA subordinated debt securities issued to other ACE Trusts.

Because ACE INA is a holding company, its rights and the rights of its creditors, including you as a holder of ACE INA debt securities, to participate in any distribution of assets of any subsidiary upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that ACE INA is a creditor of the subsidiary. The rights of creditors of ACE INA, including you as a holder of ACE INA debt securities, to participate in the distribution of stock owned by ACE INA in its subsidiaries, including ACE INA’s insurance subsidiaries, may also be subject to the approval of insurance regulatory authorities having jurisdiction over the subsidiaries.

If ACE INA subordinated debt securities are issued to an ACE Trust in connection with the issuance of securities by that ACE Trust, those ACE INA subordinated debt securities may subsequently be distributed pro rata to the holders of the securities of the ACE Trust under the dissolution of that ACE Trust. This type of distribution would only occur upon the occurrence of specified events, which will be described in the applicable prospectus supplement. Only one series of ACE INA subordinated debt securities will be issued to an ACE Trust in connection with the issuance of securities by that ACE Trust.

The applicable prospectus supplement will describe the following terms of the offered ACE INA debt securities:

•	the title the series;

•	any limit on the aggregate principal amount;

•	the principal payment dates;

•	the interest rates, if any, or the method by which the interest rates will be determined, including, if applicable, any remarketing option or similar option. This interest rate may be zero in the case of ACE INA debt securities issued at an issue price representing a discount from the principal amount payable at maturity;

•	the date or dates from which interest, if any, will accrue or the method by which the date or dates will be determined;

•	the interest payment dates and regular record dates dates;

•	whether and under what circumstances ACE INA will pay additional amounts because of taxes or governmental charges that might be imposed on holders of the ACE INA debt securities and, if so, whether and on what terms we will have the option to redeem the ACE INA debt securities in lieu of paying these additional amounts;

•	the place or places where the principal of, any premium or interest on or any additional amounts with respect to the ACE INA debt securities will be payable, where any of the ACE INA debt securities that are issued in registered form may be surrendered for registration of transfer or exchange, and where any of the ACE INA debt securities may be surrendered for conversion or exchange;

•	whether any of the ACE INA debt securities are to be redeemable at the option of ACE INA and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which they may be redeemed, in whole or in part, at the option of ACE INA;

•	whether ACE INA will be obligated to redeem or purchase any of the ACE INA debt securities pursuant to any sinking fund or analogous provision or at your option and, if so, the date or dates and other terms and conditions on which the ACE INA debt securities will be redeemed or purchased pursuant to this obligation, and any provisions for the remarketing of the ACE INA debt securities redeemed or purchased;

•	if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which any ACE INA debt securities to be issued in registered form will be issuable and, if other than a denomination of $5,000, the denominations in which any ACE INA debt securities to be issued in bearer form will be issuable;

•	whether the ACE INA debt securities will be convertible into other securities of ACE INA and/or exchangeable for securities of ACE or other issuers and, if so, the terms and conditions upon which the ACE INA debt securities will be convertible or exchangeable;

•	if other than the principal amount, the portion of the principal amount, or the method by which this portion will be determined, of the ACE INA debt securities that will be payable upon declaration of acceleration of the maturity of the ACE INA debt securities;

•	if other than United States dollars, the currency of payment in which the principal of, any premium or interest on or any additional amounts on the ACE INA debt securities will be payable;

•	whether the principal of, any premium or interest on or any additional amounts on the ACE INA debt securities will be payable, at the election of ACE INA or you, in a currency other than that in which the ACE INA debt securities are stated to be payable and the dates and other terms upon which this election may be made;

•	any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts on the ACE INA debt securities;

•	whether the ACE INA debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	whether the ACE INA debt securities are senior or subordinated and, if subordinated, the applicable subordination provisions;

•	in the case of ACE INA subordinated debt securities issued to an ACE Trust, the terms and conditions of any obligation or right of ACE INA or you to convert or exchange the ACE INA subordinated debt securities into preferred securities of that ACE Trust;

•	in the case of ACE INA subordinated debt securities issued to an ACE Trust, the specifics of the restated trust agreement and, if applicable, the agreement relating to ACE’s guarantee of the preferred securities of that ACE Trust;

•	in the case of ACE INA subordinated debt securities, the relative degree, if any, to which the ACE INA subordinated debt securities of the series and the related ACE guarantee will be senior to or be subordinated to other series of ACE INA subordinated debt securities and the related ACE guarantee(s) or other indebtedness of ACE INA or ACE, as the case may be, in right of payment, whether the other series of ACE INA subordinated debt securities or other indebtedness is outstanding or not;

•	any deletions from, modifications of or additions to the events of default or covenants of ACE INA or ACE with respect to the ACE INA debt securities;

•	whether the provisions described below under “Discharge, Defeasance and Covenant Defeasance” will be applicable to the ACE INA debt securities;

•	whether any of the ACE INA debt securities are to be issued upon the exercise of warrants, and the time, manner and place for the ACE INA debt securities to be authenticated and delivered; and

•	any other terms of the ACE INA debt securities and any other deletions from or modifications or additions to the applicable ACE INA indenture in respect of the ACE INA debt securities. (Section 3.1)

ACE INA will have the ability under the ACE INA indentures to reopen a previously issued series of ACE INA debt securities and issue additional ACE INA debt securities of that series or establish additional terms of that series. ACE INA is also permitted to issue ACE INA debt securities with the same terms as previously issued ACE INA debt securities. (Section 3.1)

Unless otherwise set forth in the applicable prospectus supplement, principal of, premium and interest on and additional amounts, if any, on the ACE INA debt securities will initially be payable at the corporate trust office of the trustee, or any other office or agency designated by ACE INA for this purpose. Interest on ACE INA debt securities issued in registered form:

•	may be paid by check mailed to the persons entitled to the payments at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States; and

•	will be payable on any interest payment date to the persons in whose names the ACE INA debt securities are registered at the close of business on the regular record date with respect to the interest payment date.

ACE INA will designate the initial paying agents, which will be named in the applicable prospectus supplement, and may, at any time, designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, ACE INA is required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the ACE INA debt securities are payable.

Unless otherwise set forth in the applicable prospectus supplement, you may present the ACE INA debt securities for transfer, duly endorsed or accompanied by a written instrument of transfer if so required by ACE INA or the security registrar, or exchange for other ACE INA debt securities of the same series containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, in each case at the office or agency maintained by ACE INA for these purposes. This office will initially be the corporate trust office of the trustee. Any transfer or exchange will be made without service charge, although ACE INA may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. ACE INA is not required to:

•	issue, register the transfer of, or exchange, ACE INA debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any ACE INA debt securities and ending at the close of business on the day of mailing; or

•	register the transfer of or exchange any ACE INA debt security selected for redemption, in whole or in part, except the unredeemed portion of any ACE INA debt security being redeemed in part. (Section 3.5)

ACE INA has appointed the trustee as security registrar. The security registrar and any transfer agent initially designated by ACE INA will be named in the applicable prospectus supplement. At any time, ACE INA may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts. However, ACE INA is required to maintain a transfer agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the ACE INA debt securities are payable. (Section 10.2)

Unless otherwise set forth in the applicable prospectus supplement, we will only issue the ACE INA debt securities in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple of $1,000. (Section 3.2) If the ACE INA debt securities are issued in bearer form, any restrictions and considerations, including offering restrictions and U.S. Federal income tax considerations applicable to, and to payment on and transfer and exchange of, these securities, will be described in the applicable prospectus supplement.

The ACE INA debt securities may be issued as original issue discount securities, which means that they will bear no interest or bear interest at a rate which, at the time of issuance, is below market rates. ACE INA debt securities issued as original issue discount securities will be sold at a substantial discount below their principal amount. U.S. Federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

If the purchase price, or the principal of, any premium or interest on or any additional amounts with respect to, any ACE INA debt securities is payable, or if any ACE INA debt securities are denominated, in one or more foreign currencies or currency units, the restrictions, elections, U.S. Federal income tax considerations, specific terms and other information will be set forth in the applicable prospectus supplement.

Unless otherwise set forth in the applicable prospectus supplement, other than as described below under  “—Covenants Applicable to ACE INA Senior Debt Securities—Limitation on Liens on Stock of Designated Subsidiaries,” the ACE INA indentures do not contain any provisions that would limit the ability of ACE INA to incur indebtedness or that would afford holders of ACE INA debt securities protection in the event of a sudden and significant decline in the credit quality of ACE INA or ACE or a takeover, recapitalization or highly leveraged or similar transaction involving ACE INA or ACE. Accordingly, ACE INA or ACE could in the future enter into transactions that could increase the amount of its outstanding indebtedness that could affect its respective capital structure or credit rating.

ACE Guarantee

We will fully and unconditionally guarantee all payments on the ACE INA debt securities. Unless otherwise set forth in the applicable prospectus supplement, our guarantee of the ACE INA senior debt securities will be an unsecured obligation of ACE and will rank equally with all of its other unsecured and unsubordinated indebtedness. Our guarantee of the ACE INA subordinated debt securities will be an unsecured obligation of ACE, subordinated in right of payment to the prior payment in full of all ACE senior indebtedness. Our guarantee of the ACE INA subordinated debt securities issued to an ACE Trust will rank equally with our guarantee of each other series of ACE subordinated debt securities issued to other ACE Trusts.

Since we are a holding company, our rights and the rights of our creditors, including you as a holder of the ACE INA debt securities who would be a creditor of ours by virtue of our guarantee, and shareholders to participate in any distribution of the assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor of the subsidiary. The right of our creditors, including you, to participate in the distribution of the stock owned by us in some of our subsidiaries, including our insurance subsidiaries, may also be subject to approval by insurance regulatory authorities having jurisdiction over the subsidiaries.

Conversion and Exchange

The terms, if any, on which ACE INA debt securities are convertible into or exchangeable for, either mandatorily, at your option or at ACE INA’s option, for ordinary shares of ACE, preferred shares of ACE or other securities, whether or not issued by ACE, property or cash, or a combination of any of these, will be set forth in the applicable prospectus supplement.

Payments of Additional Amounts

We will make all payments on ACE INA debt securities without withholding of any present or future taxes or governmental charges of the Cayman Islands or Bermuda, each referred to in this prospectus as a taxing jurisdiction, unless we are required to do so by applicable law or regulation.

If we are required to withhold amounts, we will, subject to the limitations described below, pay to you additional amounts so that every net payment made to you, after the withholding will not be the same amount provided for in the ACE INA debt security and the applicable ACE INA indenture.

We will not be required to pay any additional amounts for

•	any tax or governmental charge which would not have been imposed but for the fact that you:

•	were a resident of, or engaged in business or maintained a permanent establishment or were physically present in, the relevant taxing jurisdiction or otherwise had some connection with the relevant taxing jurisdiction other than the mere ownership of, or receipt of payment on, the ACE INA debt security,

•	presented the ACE INA debt security for payment in the relevant taxing jurisdiction, unless the ACE debt security could not have been presented for payment elsewhere, or

•	presented the ACE INA debt security for payment more than 30 days after the date on which the payment became due unless you would have been entitled to these additional amounts if you had presented the ACE debt security for payment within the 30-day period;

•	any estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge;

•	any tax or other governmental charge that is imposed or withheld because of your failure to comply with any reasonable request by us:

•	to provide information concerning your nationality, residence or identity or that of the beneficial owner; or

•	to make any claim or satisfy any information or reporting requirement, which in either case is required by the relevant taxing jurisdiction as a precondition to exemption from all or part of the tax or other governmental charge; or

•	any combination of the above items.

In addition, we will not pay additional amounts if you are a fiduciary or partnership or other than the sole beneficial owner of the ACE debt security if the beneficiary or partner or settlor would not have been entitled to the additional amounts had it been the holder of the ACE debt security. (Section 10.4)

Global Securities

The ACE INA debt securities may be issued, in whole or in part, in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement and registered in the name of the depositary or its nominee. Interests in any global ACE INA debt security will be shown on, and transfers of the ACE INA debt securities will be effected only through, records maintained by the depositary and its participants as described below.

The specific terms of the depositary arrangement will be described in the applicable prospectus supplement.

Option to Extend Interest Payment Date

If and as set forth in the applicable prospectus supplement, ACE INA will have the right, at any time and from time to time during the term of any series of ACE INA subordinated debt securities issued to an ACE Trust, to defer payment of interest for a number of consecutive interest payment periods, which we refer to in this prospectus supplement as an extension period. However, no extension period may extend beyond the stated maturity of the ACE INA subordinated debt securities. U.S. Federal income tax consequences and other considerations applicable to the ACE INA subordinated debt securities will be described in the applicable prospectus supplement. (Section 3.11 of the ACE INA subordinated indenture)

Covenants Applicable to ACE INA Senior Debt Securities

Limitation on Liens on Stock of Designated Subsidiaries

Under the ACE INA senior indenture, each of ACE INA and ACE will covenant that, so long as any ACE INA senior debt securities are outstanding, it will not, nor will it permit any subsidiary to, incur, assume, guarantee or otherwise permit to exist any indebtedness secured by any security interest on any shares of capital stock of any designated subsidiary, unless ACE INA and ACE concurrently provide that the ACE INA senior debt securities and, if ACE INA and ACE elect, any other indebtedness of ACE INA that is not subordinate to the ACE INA senior debt securities, will be secured equally with the indebtedness for at least the time period the other indebtedness is so secured. (Section 10.5 of the ACE INA senior indenture)

The term “designated subsidiary” means any present or future consolidated subsidiary, the consolidated net worth of which constitutes at least 5% of ACE INA’s consolidated net worth. (Section 1.1 of the ACE senior indenture).

For purposes of the ACE INA indentures, the term “indebtedness” means, with respect to any person:

•	the principal of and any premium and interest on:

•	indebtedness for money borrowed and

•	indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the person is responsible or liable;

•	all capitalized lease obligations;

•	all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

•	all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, generally other than obligations with respect to letters of credit securing obligations entered into in the ordinary course of business to the extent these letters of credit are not drawn upon;

•	all obligations of the type referred to above of other persons and all dividends of other persons for the payment of which, in either case, the person is responsible or liable as obligor, guarantor or otherwise;

•	all obligations of the type referred to above of other persons secured by any mortgage, pledge, lien, security interest or other encumbrance on any property or asset of the person, whether or not the obligation is assumed by the person; and

•	any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described above. (Section 1.1)

Limitations on Disposition of Stock of Designated Subsidiaries

The ACE INA senior indenture also provides that, so long as any ACE INA senior debt securities are outstanding and except in a transaction otherwise governed by the ACE INA indentures, neither ACE INA nor ACE will issue, sell, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock, other than preferred stock having no voting rights, of any designated subsidiary. Similarly, ACE INA will not permit any designated subsidiary to issue, other than to ACE INA or ACE, these types of securities, warrants, rights or options, other than director’s qualifying shares and preferred stock having no voting rights, of any designated subsidiary, if, after giving effect to the transaction and the issuance of the maximum number of shares issuable upon the conversion or exercise of all the convertible securities, warrants, rights or options, ACE would own, directly or indirectly, less than 80% of the shares of capital stock of the designated subsidiary, other than preferred stock having no voting rights.

However, ACE INA may issue, sell, transfer or otherwise dispose of securities if the consideration is at least a fair market value as determined by ACE INA’s board or if required by law or regulation. ACE INA or ACE, as the case may be, may also merge or consolidate any designated subsidiary into or with another direct or indirect subsidiary of ACE, the shares of capital stock of which ACE owns at least 80% or, subject to the provisions described under “—Consolidation, Amalgamation, Merger and Sale of Assets” below, sell, transfer or otherwise dispose of the entire capital stock of any designated subsidiary at one time if the consideration is at least fair market value as determined by ACE INA’s or ACE’s board. (Section 10.6 of the ACE INA senior indenture)

Covenants Applicable to ACE INA Subordinated Debt Securities Issued to an ACE Trust

Each of ACE INA and ACE will also covenant, as to each series of ACE INA subordinated debt securities issued to an ACE Trust in connection with the issuance of preferred securities and common securities by that ACE Trust, that it will not, and will not permit any of its subsidiaries to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the outstanding capital stock of ACE INA or ACE, as the case may be, or

•

make any payment on or repay, repurchase or redeem any debt security of ACE INA or ACE that ranks junior in interest to the ACE INA subordinated debt securities or the related ACE guarantee, as the case may be, or make any payments with respect to any guarantee by ACE INA or ACE, as the case may be, of the debt securities of any subsidiary of ACE INA or ACE, as the case may be, if the guarantee ranks junior in interest to the ACE INA subordinated debt securities or the related ACE guarantee, as the case may be, other than:

•	dividends or distributions on the capital stock of ACE INA paid or made to ACE and dividends or distributions in common stock of ACE INA or ordinary shares of ACE, as the case may be;

•	redemptions or purchases of any rights outstanding under a shareholder rights plan of ACE INA or ACE, as the case may be, or the declaration of a dividend of these rights or the issuance of stock under the plans in the future;

•	payments under any preferred securities guarantee; and

•	purchases of common stock or ordinary shares related to the issuance of common stock or ordinary shares under any of ACE INA’s or ACE’s benefit plans for its directors, officers or employees if at that time:

•	any event of which ACE INA or ACE has actual knowledge that, with the giving of notice or lapse of time or both, would constitute an event of default and in respect of which ACE INA or ACE, as the case may be, shall not have taken reasonable steps to cure shall have occurred,

•	ACE shall be in default with respect to its payment of any obligations under the preferred securities guarantee relating to the related preferred securities or

•	ACE INA shall have given notice of its election to begin an extension period and shall not have rescinded the notice, or the extension period, or any extension of the extension period, shall be continuing. (Section 10.9 of the ACE INA subordinated indenture)

If ACE INA subordinated debt securities are issued to an ACE Trust in connection with the issuance of preferred securities and common securities of the ACE Trust, for so long as the ACE INA subordinated debt securities remain outstanding, ACE INA will also covenant:

•	to maintain, directly or indirectly, 100% ownership of the common securities of the ACE Trust;

•	not to voluntarily dissolve, wind-up or liquidate the ACE Trust, except in connection with the distribution of ACE INA subordinated debt securities to the holders of preferred securities and common securities in liquidation of the ACE Trust, the redemption of all of the preferred securities and common securities of the ACE Trust or specified mergers, consolidations or amalgamations, each as permitted by the restated trust agreement of the ACE Trust, and

•	to use its reasonable efforts, to cause the ACE Trust to remain classified as a grantor trust for U.S. Federal income tax purposes. (Section 10.9 of the ACE INA subordinated indenture)

Consolidation, Amalgamation, Merger and Sale of Assets

Each ACE INA indenture provides that ACE INA and ACE may not:

•	consolidate or amalgamate with or merge into any person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person, or

•	permit any person to consolidate or amalgamate with or merge into ACE INA or ACE, respectively, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to ACE INA or ACE, respectively, unless:

•	the person is a corporation organized and existing under the laws of the United States of America, any state of the U.S., the District of Columbia, Bermuda or the Cayman Islands;

•	the surviving entity expressly assumes, the payment of all amounts on all of the ACE INA or ACE debt securities and the performance of ACE INA’s or ACE’s obligations under the ACE INA indenture and the ACE INA debt securities or ACE indenture and ACE debt securities; and

•	the surviving entity provides for conversion or exchange rights in accordance with the provisions of the ACE debt securities of any series that are convertible or exchangeable into ordinary shares or other securities; and

•	immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of ACE INA or ACE or a subsidiary as a result of the transaction as having been incurred by ACE INA or ACE or the subsidiary at the time of the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have happened and be continuing. (Sections 8.1 and 8.3)

Events of Default

Each of the following events will constitute an event of default under each ACE INA indenture, whether it be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•	default in the payment of any interest on, or any additional amounts payable with respect to, any ACE INA debt security when the interest or additional amounts become due and payable, and continuance of this default for a period of 30 days;

•	default in the payment of the principal of or any premium on, or any additional amounts payable with respect to, any ACE INA debt security when the principal, premium or additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

•	default in the deposit of any sinking fund payment, when due;

•	default in the performance, or breach, of any covenant or warranty of ACE INA or ACE for the benefit of the holders of the ACE INA debt securities, and the continuance of this default or breach for a period of 60 days after ACE INA has received written notice from the holders;

•	if any event of default under a mortgage, indenture or instrument under which ACE or ACE INA may issue, or by which ACE or ACE INA may secure or evidence, any indebtedness, including an event of default under any other series of ACE INA debt securities, whether the indebtedness now exists or is later created or incurred, happens and consists of default in the payment of more than $50,000,000 in principal amount of indebtedness at the maturity of the indebtedness, after giving effect to any applicable grace period, or results in the indebtedness in principal amount in excess of $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and this default is not cured or the acceleration is not rescinded or annulled within a period of 30 days after ACE INA has received written notice;

•	ACE INA or ACE shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

•	events in bankruptcy, insolvency or reorganization of ACE INA or ACE; and

•	any other event of default, which will be described in the applicable prospectus supplement. (Section 5.1)

If an event of default with respect to the ACE INA debt securities of any series, other than events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding ACE INA debt securities of the series may declare the principal amount, or a lesser amount as may be provided for in the ACE INA debt securities, of all outstanding ACE INA debt securities of the series to be immediately due and payable by written notice. In the case of an event of default with respect to a series of ACE INA subordinated debt securities issued to an ACE Trust, if the trustee or the holders fail to declare the principal amount, or lesser amount, to be due and payable immediately, the holders of at least 25% in liquidation amount of the outstanding preferred securities of the ACE Trust may do so by written notice. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, generally, the holders of not less than a majority in principal amount of the ACE INA debt securities of the series may rescind and annul the declaration of acceleration. In the case of a series of ACE INA subordinated debt securities issued to an ACE Trust, if the holders fail to rescind and annul the declaration, the holders of a majority in liquidation amount of the outstanding preferred securities of the ACE Trust may, subject to satisfaction of specified conditions, rescind and annul the declaration by written notice. Any event of bankruptcy, insolvency or reorganization will cause the principal amount and accrued interest, or the lesser amount as provided for in the ACE INA debt securities, to become immediately due and payable without any declaration or other act by the trustee or any holder. (Section 5.2)

Each ACE INA indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an event of default the trustee must transmit, notice of the default to each holder of the ACE INA debt securities unless the default has been cured or waived. However, except in the case of a default in the payment of principal of, or premium or interest, if any, on or additional amounts or any sinking fund or purchase fund installment with respect to any ACE INA debt security, the trustee may withhold this notice if and so long as the board of directors, executive committee or trust committee of directors and/or responsible officers of the trustee determine in good faith that the withholding of the notice is in the best interest of the holders. (Section 6.2)

If an event of default occurs and is continuing with respect to the ACE INA debt securities of any series, the trustee may, in its discretion, proceed to protect and enforce its rights and the rights of the holders of ACE INA debt securities by all appropriate judicial proceedings. (Section 5.3) Each ACE INA indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the ACE INA indenture at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. (Section 6.1) Subject to these indemnification provisions, the holders of a majority in principal amount of the outstanding ACE INA debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the ACE INA debt securities of the series. (Section 5.12)

If an event of default with respect to a series of ACE INA subordinated debt securities issued to an ACE Trust has occurred and is continuing and this event is attributable to a default in the payment of principal of, any premium or interest on or additional amounts with respect to the related ACE INA subordinated debt securities on the date the principal, premium, interest or additional amounts are otherwise payable, a holder of preferred securities of the ACE Trust may institute directly a legal proceeding against ACE INA or ACE, pursuant to the ACE guarantee, for enforcement of payment to the holder of the principal of, any premium and interest on and additional amounts with respect to the related ACE INA subordinated debt securities having a principal amount equal to the liquidation amount of the holder’s related preferred securities, referred to in this prospectus as a direct action. (Section 5.8 of the ACE INA subordinated indenture) ACE INA and ACE may not amend the ACE INA subordinated indenture to remove this right to bring a direct action without the prior consent of the holders of all of the outstanding preferred securities of the ACE Trust. (Section 9.2 of the ACE INA subordinated indenture) If the right to bring a direct action is removed, the applicable ACE Trust may become subject to the reporting obligations under the Exchange Act. Each of ACE INA and ACE will have the right under the ACE INA subordinated indenture to set-off any payment made to a holder of preferred securities by ACE INA or ACE, as the case may be, in connection with a direct action. (Section 3.12 of the ACE INA subordinated indenture)

The holders of the preferred securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the related ACE INA subordinated debt securities.

Modification and Waiver

ACE INA, ACE and the trustee may modify or amend either ACE INA indenture with the consent of the holders of not less than a majority in principal amount of the outstanding ACE INA debt securities of each series affected by the modification or amendment, so long as the modification or amendment does not, without the consent of each affected holder:

•	change the stated maturity of the principal of, or any premium or installment of interest on or any additional amounts with respect to any ACE INA debt security;

•	reduce the principal amount of, or the rate, or modify the calculation of the rate, of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any ACE INA debt security;

•	change the obligation of ACE INA or ACE to pay additional amounts with respect to any ACE INA debt security;

•	reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity of the original issue discount security or the amount provable in bankruptcy;

•	change the redemption provisions of any ACE INA debt security or adversely affect the right of repayment at the option of any holder of any ACE INA debt security;

•	change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any ACE INA debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any ACE INA debt security, or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date;

•	reduce the percentage in principal amount of the outstanding ACE INA debt securities, the consent of whose holders is required in order to take specific actions;

•	reduce the requirements for quorum or voting by holders of ACE INA debt securities;

•	modify any of the provisions relating to the subordination of the ACE INA debt securities or the ACE guarantee in a manner adverse to the holders of ACE INA subordinated debt securities;

•	modify or effect in any manner adverse to the holders of ACE INA debt securities the terms and conditions of the obligations of ACE in respect of the due and punctual payment of principal of, or any premium or interest on, or any sinking fund requirements or additional amounts with respect to, the ACE INA debt securities;

•	modify any of the provisions regarding the waiver of past defaults and the waiver of specified covenants by the holders of ACE INA debt securities, except to increase any percentage vote required or to provide that other provisions of the ACE INA indenture cannot be modified or waived without the consent of the holder of each ACE INA debt security affected by the modification or waiver;

•	make any change that adversely affects the right to convert or exchange any ACE INA debt security into or for other securities of ACE INA, ACE or other securities, cash or property in accordance with its terms; or

•	modify any of the above provisions. (Section 9.2)

In addition, no supplemental indenture may, directly or indirectly, modify or eliminate the subordination provisions of the ACE INA subordinated indenture in any manner which might terminate or impair the subordination of the ACE INA subordinated debt securities to senior indebtedness or the subordination of the related ACE guarantee to ACE senior indebtedness, without the prior written consent of the holders of the senior indebtedness or the ACE senior indebtedness, respectively. (Section 9.7 of the ACE INA subordinated indenture)

ACE INA, ACE and the trustee may modify or amend either ACE INA indenture and the ACE INA debt securities of any series without the consent of any holder in order to, among other things:

•	provide for a successor to ACE INA or ACE pursuant to a consolidation, amalgamation, merger or sale of assets;

•	add to the covenants of ACE INA or ACE for the benefit of the holders of all or any series of ACE INA debt securities or to surrender any right or power conferred upon ACE INA or ACE by the applicable ACE INA indenture;

•	provide for a successor trustee with respect to the ACE INA debt securities of all or any series;

•	cure any ambiguity or correct or supplement any provision in either ACE INA indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under either ACE INA indenture which will not adversely affect the interests of the holders of ACE INA debt securities of any series;

•	change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of ACE INA debt securities under either ACE INA indenture;

•	add any additional events of default with respect to all or any series of ACE INA debt securities;

•	secure the ACE INA debt securities;

•	provide for conversion or exchange rights of the holders of any series of ACE INA debt securities; or

•	make any other change that does not materially adversely affect the interests of the holders of any ACE INA debt securities then outstanding under the applicable ACE INA indenture. (Section 9.1)

The holders of at least a majority in principal amount of the outstanding ACE INA debt securities of any series may, on behalf of the holders of all ACE INA debt securities of that series, waive compliance by ACE INA and ACE with specified covenants of the applicable ACE INA indenture. (Section 10.8 of the ACE INA senior indenture; Section 10.6 of the ACE INA subordinated indenture) The holders of not less than a majority in principal amount of the outstanding ACE INA debt securities on behalf of the holders of all ACE INA debt securities of that series and, in the case of any ACE INA subordinated debt securities issued to an ACE Trust, the holders of not less than a majority in liquidation amount of the outstanding preferred securities of the ACE Trust, may waive any past default and its consequences with respect to the ACE INA debt securities of that series, except a default:

•	in the payment of principal, any premium or interest on or any additional amounts with respect to ACE INA debt securities of the series; or

•	in respect of a covenant or provision of the applicable ACE INA indenture that cannot be modified or amended without the consent of the holder of each outstanding ACE INA debt security of any series affected. (Section 5.13)

Under each ACE INA indenture, each of ACE INA and ACE must annually furnish the trustee a statement regarding its performance of specified obligations and any default in its performance under the applicable ACE INA indenture. Each of ACE INA and ACE is also required to deliver to the trustee, within five days after its occurrence, written notice of any event of default, or any event which after notice or lapse of time or both would constitute an event of default, resulting from the failure to perform or breach of any covenant or warranty contained in the applicable ACE INA indenture or the ACE INA debt securities of any series. (Sections 10.9 and 10.10 of the ACE INA senior indenture; Sections 10.7 and 10.8 of the ACE INA subordinated indenture)

Discharge, Defeasance and Covenant Defeasance

ACE INA or ACE may discharge their payment obligations on the ACE INA debt securities, which we refer to as defeasance, or elect to be discharged from complying with the covenants in the ACE NA indentures, except for certain ministerial obligations, like registering transfers or exchanges of the ACE INA debt securities, which we refer to as covenant defeasance.

ACE INA or ACE may only do this if, among other things,

•	the defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable ACE INA indenture or any other material agreement or instrument to which ACE INA or ACE is a party or by which either or them is bound,

•	no event of default or event which with notice or lapse of time or both would become an event of default with respect to the ACE INA debt securities to be defeased will have occurred and be continuing on the date of establishment of the trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after that date and

•	ACE INA or ACE has delivered to the trustee an opinion of counsel to the effect that the you will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. The opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the I.R.S. received by ACE, a Revenue Ruling published by the I.R.S. or a change in applicable U.S. Federal income tax law occurring after the date of the applicable ACE indenture. (Section 4.2)

Subordination of ACE INA Subordinated Debt Securities

The ACE INA subordinated debt securities will generally be subordinate in right of payment to the prior payment in full of all senior indebtedness. (Section 16.1 of the ACE INA subordinated indenture) Upon any payment or distribution of assets of ACE INA of any kind or character, whether in cash, property or securities, to creditors upon any dissolution, winding-up, liquidation or reorganization of ACE INA, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all senior indebtedness will first be paid in full, or payment provided for in money in accordance with its terms, before the holders of ACE INA subordinated debt securities of that series are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the ACE INA subordinated debt securities. This means that the holders of the senior indebtedness will be entitled to receive any payment or distribution, which may be payable or deliverable by reason of the payment of any other indebtedness of ACE INA being subordinated to the payment of ACE INA subordinated debt securities, which may be payable or deliverable in respect of the ACE INA subordinated debt securities upon any dissolution, winding-up, liquidation or reorganization or in any bankruptcy, insolvency, receivership or other proceeding. (Section 16.3 of the ACE INA subordinated indenture)

By reason of this subordination, in the event of liquidation or insolvency of ACE INA, holders of senior indebtedness and holders of other obligations of ACE INA that are not subordinated to the senior indebtedness may recover more, ratably, than the holders of the ACE INA subordinated debt securities.

Subject to the payment in full of all senior indebtedness, the rights of the holders of the ACE INA subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to receive payments or distributions of cash, property or securities of ACE INA applicable to the senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, the ACE INA subordinated debt securities have been paid in full. (Section 16.4 of the ACE INA subordinated indenture)

No payment of principal of, including redemption and sinking fund payments, or any premium or interest on or any additional amounts with respect to the ACE INA subordinated debt securities may be made by ACE INA if:

•	any senior indebtedness is not paid when due, any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or

•	the maturity of any senior indebtedness has been accelerated because of a default. (Section 16.2 of the ACE INA subordinated indenture)

The ACE INA subordinated indenture does not limit or prohibit ACE INA from incurring additional senior indebtedness, which may include indebtedness that is senior to the ACE INA subordinated debt securities, but subordinate to other obligations of ACE INA. The ACE INA senior debt securities will constitute senior indebtedness with respect to the ACE INA subordinated debt securities.

The term “senior indebtedness” means, with respect to the ACE INA subordinated debt securities of any particular series, all indebtedness of ACE INA outstanding at any time, except:

•	the ACE INA subordinated debt securities of that series;

•	indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that the indebtedness is subordinated to or ranks equally with the ACE INA subordinated debt securities;

•	indebtedness of ACE INA to an affiliate of ACE INA;

•	interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless the interest is an allowed claim enforceable against ACE INA in a proceeding under federal or state bankruptcy laws;

•	trade accounts payable; and

•	any indebtedness, including all other debt securities and guarantees in respect of those debt securities, initially issued to:

•	any ACE Trust or

•	any trust, partnership or other entity affiliated with ACE which is a financing vehicle of ACE or any affiliate of ACE in connection with an issuance by the entity of preferred securities or other securities which are similar to the preferred securities described under “Description of Preferred Securities” below that are guaranteed by ACE pursuant to an instrument that ranks equally with or junior in right of payment to the preferred securities guarantees described under “Description of the Preferred Securities Guarantees” below.

Senior indebtedness with respect to the ACE INA subordinated debt securities shall continue to be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness. (Sections 1.1 and 16.8 of the ACE INA subordinated indenture)

The ACE INA subordinated indenture provides that the subordination provisions, insofar as they relate to any particular series of ACE INA subordinated debt securities, may be changed prior to issuance of the applicable ACE INA subordinated debt securities, which change would be described in the applicable prospectus supplement.

Subordination of ACE Guarantee of ACE INA Subordinated Debt Securities

The ACE guarantee of ACE INA subordinated debt securities will generally be subordinate in right of payment to the prior payment in full of all ACE senior indebtedness. (Section 18.1 of the ACE INA subordinated indenture) Upon any payment or distribution of assets of ACE of any kind or character, whether in cash, property or securities, to creditors upon any dissolution, winding-up, liquidation or reorganization of ACE, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all ACE senior indebtedness will first be paid in full, or payment of the ACE senior indebtedness provided for in money in accordance with its terms, before the holders of ACE INA subordinated debt securities are entitled to receive or retain any payment from ACE on account of principal of, or any premium or interest on, or any additional amounts with respect to, the ACE INA subordinated debt securities. This means that the holders of ACE senior indebtedness shall be entitled to receive any payment or distribution by ACE of any kind or character, including any payment or distribution which may be payable or deliverable by ACE by reason of the payment of any other indebtedness of ACE being subordinated to the payment of ACE INA subordinated debt securities, which may be payable or deliverable by ACE in respect of the ACE INA subordinated debt securities upon any dissolution, winding-up, liquidation or reorganization or in any bankruptcy, insolvency, receivership or other proceeding. (Section 18.3 of the ACE INA subordinated indenture)

By reason of this subordination, in the event of liquidation or insolvency of ACE, holders of ACE senior indebtedness and holders of other obligations of ACE that are not subordinated to the ACE senior indebtedness may recover more, ratably, than the holders of the ACE INA subordinated debt securities.

Subject to the payment in full of all ACE senior indebtedness, the rights of the holders of the ACE INA subordinated debt securities under the ACE guarantee will be subrogated to the rights of the holders of the ACE senior indebtedness to receive payments or distributions of cash, property or securities of ACE applicable to the ACE senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, the ACE INA senior debt securities have been paid in full. (Section 18.4 of the ACE INA subordinated indenture)

No payment of principal of, including redemption and sinking fund payments, or any premium or interest on or any additional amounts with respect to the ACE INA subordinated debt securities of any series may be made by ACE if:

•	any ACE senior indebtedness is not paid when due, any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or

•	the maturity of any ACE senior indebtedness has been accelerated because of a default. (Section 18.2 of the ACE INA subordinated indenture)

The ACE INA subordinated indenture does not limit or prohibit ACE from incurring additional ACE senior indebtedness, which may include indebtedness that is senior to the ACE guarantee of the ACE INA subordinated debt securities, but subordinate to other obligations of ACE. The ACE senior debt securities will constitute ACE senior indebtedness with respect to the ACE INA subordinated debt securities.

The term “ACE senior indebtedness” means, with respect to the ACE INA subordinated debt securities of any particular series, all indebtedness of ACE outstanding at any time, except:

•	ACE’s obligations under the ACE guarantee in respect of the ACE INA subordinated debt securities of that series;

•	indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that the indebtedness is subordinated to or ranks equally with ACE’s obligations under the ACE guarantee in respect of the ACE subordinated debt securities;

•	indebtedness of ACE to an affiliate of ACE;

•	interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless the interest is an allowed claim enforceable against ACE in a proceeding under federal or state bankruptcy laws;

•	trade accounts payable;

•	ACE’s obligations under the ACE guarantee in respect of the ACE INA subordinated debt securities initially issued to:

•	any ACE Trust or

•	any trust, partnership or other entity affiliated with ACE which is a financing vehicle of ACE or any affiliate of ACE in connection with an issuance by the entity of preferred securities or other securities which are similar to the preferred securities described under “Description of Preferred Securities” below that are guaranteed by ACE pursuant to an instrument that ranks equally with a junior in right of payment to the preferred securities guarantees described under “Description of Preferred Securities Guarantees” below; and

•	all preferred securities guarantees and all similar guarantees issued by ACE on behalf of holders of preferred securities of an ACE Trust or other similar preferred securities issued by any trust, partnership or other entity affiliated with ACE which is a financing vehicle for ACE or any affiliate of ACE.

The ACE INA subordinated indenture provides that the subordination provisions, insofar as they relate to any particular series of ACE INA subordinated debt securities, may be changed prior to the issuance of that series of ACE INA subordinated debt securities, which change would be described in the applicable prospectus supplement.

New York Law to Govern

The ACE INA indentures, the ACE INA debt securities and the ACE guarantee will be governed by, and construed in accordance with, the laws of the state of New York. (Section 1.13)

DESCRIPTION OF THE WARRANTS TO PURCHASE

ORDINARY SHARES OR PREFERRED SHARES

The following summary sets forth the material terms and provisions of the ordinary share warrants and preferred share warrants, which would be issued pursuant to a stock warrant agreement between ACE and a stock warrant agent to be selected at the time of issue. The stock warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the standard stock warrant provisions, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

The stock warrants may be issued under the stock warrant agreement independently or together with any other securities offered by a prospectus supplement. If stock warrants are offered, the applicable prospectus supplement will describe the designation and terms of the stock warrants, including, without limitation, the following:

•	the offering price, if any;

•	the designation and terms of the ordinary shares or preferred shares purchasable upon exercise of the stock warrants;

•	if applicable, the date on and after which the stock warrants and the related offered securities will be separately transferable;

•	the number of ordinary shares or preferred shares purchasable upon exercise of one stock warrant and the initial price at which shares may be purchased upon exercise of the stock warrant;

•	the date on which the right to exercise the stock warrants shall commence and the date on which these rights shall expire;

•	a discussion of the material U.S. Federal income tax considerations;

•	any call provisions;

•	the currency in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the stock warrants; and

•	any other terms of the stock warrants.

The ordinary shares or preferred shares issuable upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and nonassessable. This means that the shares will be paid for in full at the time they are issued, and, once they are paid for in full, there will be no further liability for further assessments or taxation.

Exercise of Stock Warrants

You may exercise your stock warrants by surrendering to the stock warrant agent your stock warrant certificate with the form of election to purchase on the reverse of the certificate properly completed and executed by you, or your authorized agent, which signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc., which we refer to in this prospectus as the NASD, or by a member of a national securities exchange. You must indicate on the form of election whether you are electing to exercise all or a portion of the stock warrants evidenced by the certificate. You must also submit a payment of the aggregate exercise price of the stock warrants to be exercised in lawful money of the United States along with your stock warrant certificates, unless otherwise set forth in the applicable prospectus supplement. Upon receipt of the stock warrant certificate, form of election and aggregate payment, if applicable, by the stock warrant agent, the stock warrant agent will requisition from the transfer agent for the ordinary shares or the preferred shares, as the case may be, a certificate representing the number of ordinary shares or preferred shares purchased for issuance and delivery to you or upon your written order. If you exercise less than all of the stock warrants evidenced by any stock warrant certificate, the stock warrant agent shall deliver to you a new stock warrant certificate representing your unexercised stock warrants.

Antidilution and Other Provisions

The exercise price payable, the number of ordinary shares or preferred shares purchasable upon the exercise of each stock warrant, and the number of stock warrants outstanding are subject to adjustment if specified events occur. These events include:

•	the issuance of a stock dividend to holders of ordinary shares or preferred shares; and

•	a combination, subdivision or reclassification of ordinary shares or preferred shares.

In lieu of adjusting the number of ordinary shares or preferred shares purchasable upon exercise of each stock warrant, ACE may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% in the number of shares purchasable. We may also, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the preceding sentences, in case of any consolidation, merger, or sale or conveyance of our property we as an entirety or substantially as an entirety, you, as a stock warrant holder, shall have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of ordinary shares or preferred shares into which your stock warrants were exercisable immediately prior to this event.

No Rights as Shareholders

You will not be entitled, by virtue of being a stock warrant holder, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as shareholders of our’s.

DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

The following summary sets forth the material terms and provisions of the debt warrants, which would be issued pursuant to a debt warrant agreement between ACE and a debt warrant agent to be selected at the time of issue. The debt warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the standard debt warrant provisions, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

The debt warrants may be issued under the debt warrant agreement independently or together with any other securities offered by a prospectus supplement. If debt warrants are offered, the applicable prospectus supplement will describe the designation and terms of the debt warrants, including, without limitation, the following:

•	the offering price, if any;

•	the designation, aggregate principal amount and terms of the ACE debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable;

•	the principal amount of ACE debt securities purchasable upon exercise of one debt warrant and the price at which the principal amount of ACE debt securities may be purchased upon exercise of the debt warrant;

•	the date on which the right to exercise the debt warrants shall commence and the date on which this right shall expire;

•	a discussion of the material U.S. Federal income tax considerations;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the debt warrants; and

•	any other terms of the debt warrants.

You, as a debt warrant holder, will generally not have any of the rights of holders of ACE debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the ACE debt securities or to enforce any of the covenants of the ACE debt securities or the applicable ACE indenture.

Exercise of Debt Warrants

You may exercise your debt warrants by surrendering at the office of the debt warrant agent your debt warrant certificate with the form of election to purchase on the reverse side of the certificate properly completed and signed by you, which signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the NASD or by a member of a national securities exchange. You must also submit a payment in full of the exercise price, as set forth in the applicable prospectus supplement. Upon the exercise of debt warrants, ACE will issue the ACE debt securities in authorized denominations in accordance with your instructions. If you exercise less than all of the debt warrants evidenced by your debt warrant certificate, a new debt warrant certificate will be issued for the remaining number of debt warrants.

DESCRIPTION OF PREFERRED SECURITIES

Each ACE Trust will be governed by an amended and restated trust agreement, which refer to in this prospectus as a trust agreement, a form of which is an exhibit to the registration statement of which this prospectus forms a part. Under each trust agreement, the ACE Trust may issue, from time to time, only one series of preferred securities with the terms set forth in the trust agreement or made a part of the trust agreement by the Trust Indenture Act, which terms we will set forth in the applicable prospectus supplement. The terms of the ACE Trust preferred securities will generally mirror the terms of the ACE INA subordinated debt securities, which the ACE Trust will purchase with the proceeds from the sale of its preferred securities and its common securities. The ACE INA subordinated debt securities issued to an ACE Trust will be guaranteed by ACE on a subordinated basis and are referred to in this prospectus as the corresponding ACE INA subordinated debt securities relating to that ACE Trust.

The following is a summary of the material terms and provisions of each trust agreement and the preferred securities. You should refer to the form of amended and restated trust agreement and to the Trust Indenture Act for complete information regarding the terms and provisions of the trust agreement and of the preferred securities.

Issuance, Status and Guarantee of Preferred Securities

The preferred securities will represent preferred beneficial interests in an ACE Trust and you, as holders of the preferred securities, will be entitled to a preference in specified circumstances, including as regards distributions and amounts payable on redemption or liquidation over the common securities of the applicable ACE Trust. The preferred securities of each ACE Trust will rank equally, and payments will be made on the preferred securities pro rata, with the common securities of that ACE Trust, except as described under “—Subordination of Common Securities” below. The property trustee will hold legal title to the corresponding ACE INA subordinated debt securities in trust for your benefit and for the benefit of the holder of the ACE Trust’s common securities. In this prospectus, we refer to the common securities and the preferred securities of an ACE Trust collectively as the “trust securities” of that ACE Trust.

ACE will guarantee, which we refer to in this prospectus as the preferred securities guarantee, the preferred securities. Under each preferred securities guarantee, ACE will guarantee, on a subordinated basis, payment of distributions on the related preferred securities and amounts payable on redemption or liquidation of the related preferred securities, but only to the extent that the related ACE Trust has funds to make these payments. See “Description of Preferred Securities Guarantees.”

Distributions

Distributions on the preferred securities will accumulate from the original issue date and will be payable on the dates specified in the applicable prospectus supplement. If any date on which these distributions are payable is not a business day, payment of the distribution payable on that date will be made on the next succeeding business day without any additional distributions or other payment in respect of the delay. However, if the next succeeding business day is in the next succeeding calendar year, payment of the distribution will be made on the immediately preceding business day, in each case as if made on the date the payment was originally payable. We refer to each date on which distributions are payable in this prospectus as a distribution date. (Section 4.1) A “business day” is any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the property trustee or the trustee for the corresponding ACE INA subordinated debt securities is closed for business. (Section 1.1)

Distributions on each preferred security will be payable at the rate specified in the applicable prospectus supplement and the amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the applicable prospectus supplement. Distributions to which you are entitled will accumulate additional distributions at the rate per annum if and as specified in the applicable prospectus supplement. References to “distributions” include any accumulated or additional distributions unless otherwise stated. (Section 4.1)

If set forth in the applicable prospectus supplement, ACE INA will have the right under the ACE INA subordinated indenture to defer the payment of interest on any series of corresponding ACE INA subordinated debt securities for the period specified in the applicable prospectus supplement. However, no extension period may extend beyond the stated maturity of the corresponding ACE INA subordinated debt securities. See “Description of ACE INA Debt Securities and ACE Guarantee—Option to Extend Interest Payment Date.” As a consequence of any extension, distributions on the corresponding preferred securities would be deferred but would continue to accumulate additional distributions at the rate set forth in the applicable prospectus supplement, which rate will match the interest rate payable on the corresponding ACE INA subordinated debt securities during the extension period, by the ACE Trust which issued the preferred securities during any extension period. (Section 4.1)

The funds of each ACE Trust available for distribution to you will be limited to payments under the corresponding ACE INA subordinated debt securities in which the ACE Trust will invest the proceeds from the issuance and sale of its trust securities. If ACE INA or ACE, as the case may be, does not make interest payments on those corresponding ACE INA subordinated debt securities, the property trustee will not have funds available to pay distributions on the related preferred securities. The payment of distributions, if and to the extent the ACE Trust has funds legally available for the payment of the distributions and cash sufficient to make the payments, is guaranteed by ACE as set forth under “Description of Preferred Securities Guarantees.”

Distributions on the preferred securities will be payable to the holders of the preferred securities as they appear on the register of the applicable ACE Trust on the relevant record dates. As long as the preferred securities remain in book-entry form, the record dates will be one business day prior to the relevant distribution dates. Generally, each distribution payment will be made as described under “Global Preferred Securities.” If any preferred securities are not in book-entry form, the relevant record date will be the date at least 15 days prior to the relevant distribution date, as specified in the applicable prospectus supplement. (Section 4.1)

Redemption or Exchange

Mandatory Redemption.    Upon any repayment or redemption, in whole or in part, of any corresponding ACE INA subordinated debt securities held by an ACE Trust, the property trustee will simultaneously apply the proceeds from the repayment or redemption, upon not less than 30 nor more than 60 days notice to holders of trust securities, to redeem, on a pro rata basis, trust securities having an aggregate stated liquidation amount equal to the aggregate principal amount of the corresponding ACE INA subordinated debt securities repaid or redeemed. The redemption price per trust security will be equal to its stated liquidation amount, plus any accumulated and unpaid distributions on the trust security to the redemption date, plus the related amount of premium, if any, and any additional amounts paid by ACE INA or ACE upon the concurrent repayment or redemption of the corresponding ACE INA subordinated debt securities. The amount described in the preceding sentence is referred to in this prospectus as the redemption price. (Section 4.2) If less than all of the corresponding ACE INA subordinated debt securities are to be repaid or redeemed on a redemption date, then the property trustee shall allocate the proceeds from the repayment or redemption to the redemption pro rata of the related trust securities. (Section 4.2)

Generally, ACE INA will have the right to redeem any series of corresponding ACE INA subordinated debt securities at any time, in whole but not in part, upon the occurrence of a special event and subject to the conditions described under “Description of ACE INA Debt Securities and ACE Guarantee—Redemption.”

Special Event Redemption or Distribution of Corresponding ACE INA Subordinated Debt Securities.    If a special event relating to the trust securities of an ACE Trust occurs and is continuing, within 90 days following the occurrence of the special event, ACE INA has the right to redeem the corresponding ACE INA subordinated debt securities, in whole but not in part, and, in doing so, cause a mandatory redemption of the related trust securities, in whole but not in part, at the redemption price. At any time, ACE INA has the right to dissolve the ACE Trust and, after satisfaction of the liabilities of creditors of the ACE Trust, cause the corresponding ACE INA subordinated debt securities to be distributed to the holders of the trust securities in liquidation of the ACE Trust. If ACE INA does not elect to redeem the corresponding ACE INA subordinated debt securities upon the occurrence of a special event, the applicable trust securities will remain outstanding. If a tax event has occurred and is continuing, additional sums may be payable on the corresponding ACE INA subordinated debt securities. For purposes of this section, “additional sums” means the additional amounts as may be necessary in order that the amount of distributions then due and payable by an ACE Trust on its outstanding trust securities shall not be reduced as a result of any additional taxes, duties and other governmental charges to which it has become subject as a result of a tax event. (Section 1.1)

On and from the date fixed for any distribution of corresponding ACE INA subordinated debt securities upon dissolution of an ACE Trust:

•	the trust securities will no longer be deemed to be outstanding;

•	the depositary or its nominee, as the record holder of the related preferred securities, will receive a registered global certificate or certificates representing the corresponding ACE INA subordinated debt securities to be delivered upon the distribution, upon surrender of the related preferred securities certificates for exchange; and

•	any certificates representing the preferred securities, which is not surrendered for exchange will be deemed to represent beneficial interests in the corresponding ACE INA subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the preferred securities and accruing interest at the rate provided for in the debt securities, which rate will equal the distribution rate on the preferred securities, until the certificates are presented to the administrative trustees or their agent for exchange. (Section 9.4)

There can be no assurance as to the market prices for the preferred securities or the corresponding ACE INA subordinated debt securities that may be distributed in exchange for preferred securities if a dissolution and liquidation of an ACE Trust were to occur. Accordingly, the preferred securities that you may purchase, and the corresponding ACE INA subordinated debt securities that you may receive on dissolution and liquidation of an ACE Trust, may trade at a discount to the price that you paid to purchase the preferred securities.

Redemption Procedures

The property trustee shall redeem the preferred securities on each redemption date at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding ACE INA subordinated debt securities. The property trustee will redeem the preferred securities, and shall pay the redemption price, on each redemption date only to the extent that the applicable ACE Trust has funds on hand available for the payment of the redemption price. See also “—Subordination of Common Securities.”

If an ACE Trust gives a notice of redemption, which notice will be irrevocable, in respect of its preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with the depositary for the preferred securities funds sufficient to pay the applicable redemption price. The property trustee will also give the depositary irrevocable instructions and authority to pay the redemption price to you, as a holder of the preferred securities. If the preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the preferred securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to you upon surrender of your certificates evidencing the preferred securities. Notwithstanding the preceding sentences, distributions payable on or prior to the redemption date for any preferred securities called for redemption shall be payable to you on the relevant record date for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of the deposit, all of your rights, as a holder of preferred securities so called for redemption, will cease, except your right to receive the redemption price, but without interest, and your preferred securities will cease to be outstanding. If any date on which any redemption price is payable is not a business day, then payment of the redemption price payable on that date will be made on the next succeeding business day without any interest or other payment in respect of the delay. However, if the next succeeding business day falls in the next calendar year, the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the proper payment date. If that payment of the redemption price is improperly withheld or refused and not paid either by the ACE Trust or by ACE pursuant to the preferred securities guarantee as described under “Description of Preferred Securities Guarantees,” distributions on the preferred securities will continue to accumulate interest at the then applicable rate, from the redemption date originally established by the ACE Trust for the preferred securities to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

Generally, ACE or its subsidiaries, including ACE INA, may purchase outstanding preferred securities.

Payment of the redemption price on the preferred securities will be made to the record holders as they appear on the register for the preferred securities on the relevant record date, which will be one business day prior to the relevant redemption date. If any preferred securities are not in book-entry form, the relevant record date for the preferred securities will be a date at least 15 days prior to the redemption date, as specified in the applicable prospectus supplement.

The property trustee will allocate the aggregate liquidation amount pro rata to the trust securities based upon the relative liquidation amounts of the classes if less than all of the trust securities issued by an ACE Trust are to be redeemed on a redemption date. The property trustee will select on a pro rata basis not more than 60 days prior to the redemption date from the outstanding preferred securities not previously called for redemption the particular preferred securities to be redeemed by any method, including without limitation by lot, as it shall deem fair and appropriate. The property trustee will promptly notify the trust registrar in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount of the preferred securities to be redeemed. Generally, for purposes of each trust agreement, all provisions relating to the redemption of preferred securities will relate, in the case of any preferred securities redeemed or to be redeemed only in part, to the portion of the liquidation amount of preferred securities which has been or is to be redeemed.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities to be redeemed at its registered address. Unless each of ACE INA and ACE defaults in payment of the redemption price on the corresponding ACE INA subordinated debt securities, on and after the redemption date interest will cease to accrue on the ACE INA subordinated debt securities or portions of the ACE INA subordinated debt securities, and distributions will cease to accrue on the related preferred securities or portions of the related preferred securities, called for redemption. (Section 4.2)

Subordination of Common Securities

Payment on each ACE Trust’s trust securities will be made pro rata based on the liquidation amount of the trust securities. However, if an event of default under the corresponding ACE INA subordinated debt securities occurs and is continuing on any distribution date or redemption date, no payment of any distribution on, or redemption price of, any of the ACE Trust’s common securities, and no other payment on account of the redemption, liquidation or other acquisition of the common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on all of the ACE Trust’s outstanding preferred securities for all distribution periods terminating on or prior to that date, or in the case of payment of the redemption price the full amount of the redemption price on all of the ACE Trust’s outstanding preferred securities then called for redemption, have been made or provided for, and all funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or redemption price of, the ACE Trust’s preferred securities then due and payable.

If any event of default under the trust agreement resulting from a event of default under the corresponding ACE INA subordinated debt securities occurs, the holder of the ACE Trust’s common securities will be deemed to have waived any right to act with respect to that event of default until the effect of all of the events of default with respect to the preferred securities have been cured, waived or otherwise eliminated. Until these events of default have been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the preferred securities and not on behalf of the holder of the ACE Trust’s common securities, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf. (Section 4.3)

Liquidation Distribution Upon Dissolution of ACE Trust

Pursuant to each trust agreement, each ACE Trust will automatically dissolve upon expiration of its term and will dissolve on the first to occur of:

•	bankruptcy, dissolution or liquidation of ACE INA or ACE;

•	the written direction to the property trustee from ACE INA, as depositor, at any time, which direction is optional and wholly within the discretion of ACE INA, to dissolve the ACE Trust and distribute corresponding ACE INA subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the trust securities to the holders of the trust securities in exchange for the trust securities;

•	the redemption of all of the ACE Trust’s trust securities following a special event;

•	the redemption of all of the ACE Trust’s preferred securities as described under “Description of Preferred Securities—Redemption or Exchange—Mandatory Redemption”; and

•	the entry of an order for the dissolution of the ACE Trust by a court of competent jurisdiction. (Section 9.2)

If an early dissolution occurs as described in the first, second and fifth bullets above or upon the date designated for automatic dissolution of the ACE Trust, the ACE Trust will be liquidated by the ACE trustees as expeditiously as the ACE trustees determine to be possible by distributing to the holders of the trust securities, after satisfaction of liabilities to the ACE Trust’s creditors, corresponding ACE INA subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the trust securities. However, if the property trustee determines that this distribution is not practical, the holders will be entitled to receive out of the ACE Trust’s assets available for distribution, after satisfaction of liabilities to the ACE Trust’s creditors, an amount equal to, in the case of holders of preferred securities, the aggregate of the liquidation amount plus accumulated and unpaid distributions on the trust securities to the date of payment, this amount being referred to in this prospectus as the liquidation distribution. If the liquidation distribution can be paid only in part because the ACE Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the ACE Trust on its preferred securities will be paid on a pro rata basis. The holder of the ACE Trust’s common securities will be entitled to receive distributions upon any liquidation pro rata with the holders of its preferred securities, except that if an event of default under the corresponding ACE INA subordinated debt securities has occurred and is continuing, the preferred securities shall have a priority over the common securities. (Section 9.4)

Events of Default; Notice

The following constitute an event of default under each trust agreement with respect to the applicable preferred securities:

•	the occurrence of an event of default on the corresponding ACE INA subordinated debt securities (see “Description of ACE INA Debt Securities and ACE Guarantee—Events of Default”);

•	default by the property trustee in the payment of any distribution when it becomes due and payable, and continuation of this default for a period of 30 days;

•	default by the property trustee in the payment of any redemption price of any trust security when it becomes due and payable;

•	default in the performance, or breach, in any material respect, of any covenant or warranty of the ACE trustees in the trust agreement, other than a covenant or warranty a default in the performance or breach those covenants in the preceding two bullets, and continuation of the default or breach for a period of 60 days after the holders of at least 25% in aggregate liquidation preference of the outstanding preferred securities of the applicable ACE Trust have given written notice specifying the default or breach, requiring it to be remedied and stating that the notice is a “Notice of Default” under the trust agreement, by registered or certified mail to the defaulting ACE trustee(s); and

•	the occurrence of specified events of bankruptcy or insolvency with respect to the property trustee and the failure by ACE INA, as depositor, to appoint a successor property trustee within 60 days of the occurrence. (Section 1.1)

Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the applicable preferred securities, the administrative trustees and ACE INA, as depositor, unless the event of default has been cured or waived. (Section 8.2) ACE INA, as depositor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under each trust agreement. (Sections 8.15 and 8.16)

If an event of default under the corresponding ACE INA subordinated debt securities has occurred and is continuing, the preferred securities shall have a preference over the common securities upon dissolution of each ACE Trust as described above. See “—Liquidation Distribution Upon Dissolution of ACE Trust.” The existence of an event of default under the trust agreement does not entitle the holders of preferred securities to accelerate the maturity of the preferred securities.

Removal of ACE Trustees

Unless an event of default under the corresponding ACE INA subordinated debt securities has occurred and is continuing, any ACE trustee may be removed at any time by the holder of the ACE Trust’s common securities. If an event of default under the corresponding ACE INA subordinated debt securities has occurred and is continuing, the property trustee and the Delaware trustee may be removed by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in the holder of the ACE Trust’s common securities. No resignation or removal of an ACE trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable trust agreement. (Section 8.10)

Co-Trustees and Separate Property Trustee

Unless an event of default shall have occurred and be continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the property of any ACE Trust may at the time be located, ACE INA, as depositor, and the administrative trustees shall have power, at any time or times, to appoint one or more persons either to act as a co-trustee jointly with the property trustee of all or any part of the property of the ACE Trust or to act as separate trustee of any property, in either case with the powers as may be provided in the instrument of appointment. ACE INA, as depositor, and the administrative trustees shall generally also have the power to vest in that person or persons in that capacity any property, title, right or power deemed necessary or desirable. If an event of default under the corresponding ACE INA subordinated debt securities has occurred and is continuing, the property trustee alone shall have power to make this appointment. (Section 8.9)

Merger or Consolidation of ACE Trustees

Any corporation into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the ACE trustee shall be a party, shall be the successor of the ACE trustee under each trust agreement, so long as the corporation is otherwise qualified and eligible. (Section 8.12)

Mergers, Consolidations, Amalgamations or Replacements of the ACE Trusts

An ACE Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity, except as described below or as described in “Liquidation Distribution Upon Dissolution of ACE Trust.” An ACE Trust may, at the request of ACE INA, with the consent of only the administrative trustees and without the consent of the holders of the preferred securities, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state so long as the following conditions are met:

•	The successor entity either:

•	expressly assumes all of the obligations of the ACE Trust with respect to the preferred securities or

•	substitutes for the preferred securities other securities having substantially the same terms as the preferred securities, referred to in this prospectus as the successor securities, so long as the successor securities rank the same as the preferred securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	ACE expressly appoints a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the corresponding ACE INA subordinated debt securities;

•	The successor securities are listed or traded, or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are then listed or traded, if any;

•	The merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

•	The merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect;

•	The successor entity has a purpose substantially identical to that of the ACE Trust;

•	Prior to the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, ACE INA has received an opinion from independent counsel to the ACE Trust to the effect that:

•	the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect, and

•	following the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the ACE Trust nor any successor entity will be required to register as an “investment company” under the Investment Company Act; and

•	ACE INA or any permitted successor or assignee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the preferred securities guarantee.

Notwithstanding the preceding description, an ACE Trust shall not, except with the consent of holders of 100% in liquidation amount of the preferred securities, consolidate, amalgamate, merge with or into, convert into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, convert into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the ACE Trust or the successor entity to be classified as other than a grantor trust for U.S. Federal income tax purposes. (Section 9.5)

Voting and Preemptive Rights

Except as provided below and under “—Removal of ACE Trustees,” “Description of ACE INA Debt Securities and ACE Guarantee—Events of Default,” “Description of Preferred Securities Guarantees—Amendments and Assignment”, the holders of the preferred securities will generally not have any voting rights. Holders of the preferred securities have no preemptive or similar rights. (Sections 5.14 and 6.1)

Amendment of Restated Trust Agreements

Each trust agreement may be amended by ACE INA and the ACE trustees, without the consent of the holders of the trust securities:

•	to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which shall not be inconsistent with the other provisions of the trust agreement, or

•	to modify, eliminate or add to any provisions of the trust agreement to the extent as shall be necessary to ensure that the ACE Trust will be classified for U.S. Federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the ACE Trust will not be required to register as an “investment company” under the Investment Company Act;

However, in the case of the first bullet above, that action will not adversely affect in any material respect the interests of any holder of trust securities. Any amendments of a trust agreement will become effective when notice of the amendment is given to the holders of trust securities of the applicable ACE Trust.

Each trust agreement may be amended by the ACE Trustees and ACE INA with the consent of holders representing not less than a majority, based upon liquidation amounts, of the outstanding trust securities and receipt by the ACE trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the ACE trustees in accordance with the amendment will not affect the ACE Trust’s status as a grantor trust for U.S. Federal income tax purposes or the ACE Trust’s exemption from status as an “investment company” under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to:

•	change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date; or

•	restrict the right of a holder of trust securities to institute suit for the enforcement of any payment on or after the date. (Section 10.2)

So long as any corresponding ACE INA subordinated debt securities are held by the property trustee, the ACE trustees shall not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the ACE INA subordinated indenture, or executing any trust or power conferred on that trustee with respect to the corresponding ACE INA subordinated debt securities;

•	waive any past default that is waivable under the ACE INA subordinated indenture, as described in “Description of the ACE INA Debt Securities and ACE Guarantee—Modification and Waiver”;

•	exercise any right to rescind or annul a declaration that the principal of all the ACE INA subordinated debt securities shall be due and payable; or

•	consent to any amendment, modification or termination of the ACE INA subordinated indenture or the corresponding ACE INA subordinated debt securities, where the consent shall be required,

without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities.

However, where a consent under the ACE INA subordinated indenture would require the consent of each holder of the affected corresponding ACE INA subordinated debt securities, no consent shall be given by the property trustee without the prior consent of each holder of the corresponding preferred securities. The ACE trustees shall not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee shall notify each holder of preferred securities of any notice of default with respect to the corresponding ACE INA subordinated debt securities. In addition to obtaining these approvals of the holders of the preferred securities, prior to taking any of these actions, the ACE trustees shall obtain an opinion of counsel to the effect that the ACE Trust will not be classified as an association taxable as a corporation for U.S. Federal income tax purposes on account of that action. (Section 6.1)

Any required approval or action of holders of preferred securities may be given or taken at a meeting of holders of preferred securities convened for that purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of preferred securities are entitled to vote to be given to each holder of record of preferred securities. (Sections 6.2, 6.3 and 6.6)

No vote or consent of the holders of preferred securities will be required for an ACE Trust to redeem and cancel its preferred securities in accordance with the applicable trust agreement.

Even though the holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by ACE INA, the ACE trustees or any affiliate of ACE INA or any ACE trustees shall, for purposes of the vote or consent, be treated as if they were not outstanding.

Global Preferred Securities

The preferred securities of an ACE Trust may be issued, in whole or in part, in the form of one or more global preferred securities that will be deposited with, or on behalf of, the depositary. The depositary and the specific terms of the depositary arrangement with respect to the preferred securities of an ACE Trust will be described in the applicable prospectus supplement.

Payment and Paying Agency

Payments of distributions in respect of the preferred securities shall be made to the depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates, However, if any ACE Trust’s preferred securities are not held by the depositary, these payments shall be made by check mailed to the address of the holder entitled to the payments as it shall appear on the register of the ACE Trust. (Section 4.4)

Unless otherwise set forth in the applicable prospectus supplement, the paying agent shall initially be Bank One Trust Company, N.A. and any co-paying agent chosen by Bank One Trust Company, N.A. and acceptable to the administrative trustees and ACE. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to the administrative trustees, the property trustee and ACE INA. If Bank One Trust Company, N.A. shall no longer be the paying agent, the administrative trustees shall appoint a successor, which shall be a bank or trust company acceptable to the administrative trustees and ACE INA, to act as paying agent. (Section 5.9)

Registrar and Transfer Agent

Unless otherwise set forth in the applicable prospectus supplement, Bank One Trust Company, N.A. will act as registrar and transfer agent for the preferred securities.

Registration of transfers and exchanges of preferred securities will be effected without charge by or on behalf of each ACE Trust. However, the holders must pay any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The ACE Trusts will not be required to register or cause to be registered the transfer of their preferred securities after the preferred securities have been called for redemption. (Section 5.4)

Information Concerning the Property Trustee

The property trustee undertakes to perform only those duties specifically set forth in each trust agreement. However, the property trustee must exercise the same degree of care as a prudent person would exercise in the conduct of his or her own affairs. Subject to the preceding sentence, the property trustee is under no obligation to exercise any of the powers vested in it by the applicable trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. If, in performing its duties under the trust agreement, the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable trust agreement or is unsure of the application of any provision of the applicable trust agreement, and the matter is not one on which holders of preferred securities are entitled under the trust agreement to vote, then the property trustee shall take the action as is directed by ACE INA. Otherwise, the property trustee shall take the action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct. (Sections 8.1 and 8.3)

Administrative Trustees

The administrative trustees are authorized and directed to conduct the affairs of and to operate the ACE Trusts in such a way that:

•	no ACE Trust will be deemed to be an “investment company” required to be registered under the Investment Company Act or classified as an association taxable as a corporation for U.S. Federal income tax purposes; and

•	the corresponding ACE INA subordinated debt securities will be treated as indebtedness of ACE INA for U.S. Federal income tax purposes.

In this regard, ACE INA and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust of each ACE Trust or each trust agreement, that ACE INA and the administrative trustees determine, in their discretion, to be necessary or desirable for these purposes, as long as the action does not materially adversely affect the interests of the holders of the related preferred securities.

DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

Concurrently with the issuance by each ACE Trust of its preferred securities, we will execute and deliver a preferred securities guarantee for the benefit of the holders of the preferred securities. Bank One Trust Company, N.A. will act as the guarantee trustee under each preferred securities guarantee for the purposes of compliance with the Trust Indenture Act, and each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act.

The following is a summary of the material provisions of the preferred securities guarantees . You should refer to the form of preferred securities guarantee and the Trust Indenture Act for more complete information regarding the provisions of each preferred securities guarantee. The form of the preferred securities guarantee has been filed as an exhibit to the registration statement of which this prospectus is a part. Reference in this summary to preferred securities means the ACE Trust’s preferred securities to which the preferred securities guarantee relates. The guarantee trustee will hold each preferred securities guarantee for the benefit of the holders of the related ACE Trust’s preferred securities.

General

We will irrevocably agree to pay in full on a subordinated basis, to the extent described below, the guarantee payments, without duplication of amounts previously paid by or on behalf of the ACE Trust, to the holders of the preferred securities as and when due, regardless of any defense, right of setoff or counterclaim that the ACE Trust may have or assert other than the defense of payment. The following payments with respect to the preferred securities, to the extent not paid by or on behalf of the related ACE Trust, are referred to in this prospectus as the guarantee payments:

•	any accrued and unpaid distributions required to be paid on the preferred securities, to the extent that the ACE Trust has funds available for payment at that time;

•	the redemption price, including all accrued and unpaid distributions to the redemption date, with respect to any preferred securities called for redemption, to the extent that the ACE Trust has funds available for payment at that time; and

•	upon a voluntary or involuntary dissolution, winding up or liquidation of the ACE Trust, unless the corresponding ACE INA subordinated debt securities are distributed to holders of the preferred securities, the lesser of:

•	the liquidation distribution, to the extent the ACE Trust has funds available for payment at that time; and

•	the amount of assets of the ACE Trust remaining available for distribution to holders of preferred securities.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the preferred securities or by causing the ACE Trust to pay these amounts to the holders. (Section 5.1)

Each preferred securities guarantee will be an irrevocable guarantee on a subordinated basis of the related ACE Trust’s payment obligations under the preferred securities, but will apply only to the extent that the applicable ACE Trust has funds sufficient to make the payments. Each preferred securities guarantee is, to that extent, a guarantee of payment and not a guarantee of collection. See “—Status of the Preferred Securities Guarantees.”

If ACE INA or we does not make interest payments on the corresponding ACE INA subordinated debt securities held by an ACE Trust, the ACE Trust will not be able to pay distributions on the preferred securities and will not have funds legally available for payment. Each preferred securities guarantee will rank subordinate and junior in right of payment to our senior indebtedness, including all ACE debt securities and ACE’s obligations as guarantor under the ACE INA subordinated indenture, as described below under “—Status of the Preferred Securities Guarantees.”

Because we are a holding company, our rights and the rights of our creditors, including the holders of preferred securities who are our creditors by virtue of a preferred securities guarantee, and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation, reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that ACE may itself be a creditor with recognized claims against the subsidiary. The right of our creditors, including the holders of preferred securities who are our creditors by virtue of a preferred securities guarantee, to participate in the distribution of stock owned by us in our subsidiaries, including our insurance subsidiaries, may also be subject to approval by insurance regulatory authorities having jurisdiction over the subsidiaries. Generally, the preferred securities guarantees do not limit our ability to incur or issue other secured or unsecured debt, whether under an indenture or otherwise.

Our obligations under preferred securities guarantee, the ACE INA subordinated indenture, including our guarantee of the ACE INA subordinated debt securities, and the expense agreement described below, taken together, constitute a full, irrevocable and unconditional guarantee by us of payments due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitute this guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the ACE Trust’s obligations under the preferred securities. See “The ACE Trusts,” “Description of Preferred Securities,” and “Description of ACE INA Debt Securities and ACE Guarantee.”

We will also agree to guarantee the obligations of each ACE Trust with respect to the common securities issued by the ACE Trust to the same extent as under the preferred securities guarantee. However, if an event of default under the ACE INA subordinated indenture has occurred and is continuing, the holders of preferred securities under the preferred securities guarantee will have priority over the holders of the common securities under the common securities guarantee with respect to distributions and payments on liquidation, redemption or otherwise.

Status of the Preferred Securities Guarantees

Each preferred securities guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to our senior indebtedness, including our debt securities and obligations as guarantor under the ACE INA subordinate indenture. (Section 6.2) For purposes of any preferred securities guarantee, “senior indebtedness” means our indebtedness, including our obligations as guarantor under the ACE INA subordinated indenture, outstanding at any time, except:

•	the indebtedness under the preferred securities guarantee;

•	indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that the indebtedness is subordinated to or ranks equally with the preferred securities guarantee or to other indebtedness which is subordinated to or ranks equally with the preferred securities guarantee;

•	indebtedness to an affiliate;

•	interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless the interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws;

•	trade accounts payable; and

•

similar preferred securities guarantees issued by us on behalf of holders of preferred securities of any other ACE Trust or any trust, partnership or other entity affiliated with us which is a financing vehicle of ours or any of our affiliates in connection with the issuance by the entity of preferred securities or other similar securities that are guaranteed by us pursuant to an instrument that ranks equally with or junior in right of payment to the preferred securities guarantee. “Indebtedness” has the same meaning given to that term under the ACE indentures. (Section 1.1)

Each preferred securities guarantee will rank equally with all other similar preferred securities guarantees issued by us on behalf of holders of preferred securities of any other ACE Trust or any trust, partnership or other entity affiliated with us which is a financing vehicle of ours or any affiliate of ours in connection with the issuance by the entity of preferred securities or other similar securities that are guaranteed by us pursuant to an instrument that ranks equally with or junior in right of payment to the preferred securities guarantee. (Section 6.3). Each preferred securities guarantee will constitute a guarantee of payment and not of collection, which means that the guaranteed party may generally institute a legal proceeding directly against us to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against any other person or entity, including the applicable ACE Trust. (Section 5.4)

No preferred securities guarantee will be discharged except by payment of the guarantee payments in full to the extent not paid by the ACE Trust or upon distribution to the holders of the preferred securities of the corresponding ACE INA subordinated debt securities. None of the preferred securities guarantees places a limitation on the amount of additional indebtedness that may be incurred by us. We expect from time to time to incur additional indebtedness that will rank senior to the preferred securities guarantees.

Payment of Additional Amounts [to be updated]

ACE will make all guarantee payments without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Cayman Islands or Bermuda, each, referred to in this prospectus as a taxing jurisdiction, or any political subdivision or taxing authority of the taxing jurisdiction, unless the taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by:

•	the laws or any regulations or rulings promulgated under the laws of a taxing jurisdiction or any political subdivision or taxing authority of the taxing jurisdiction; or

•	an official position regarding the application, administration, interpretation or enforcement of any laws, regulations or rulings, including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision of the taxing jurisdiction.

If a withholding or deduction at source is required, ACE will, subject to limitations and exceptions described below, pay to the holder of any related preferred securities the additional amounts as may be necessary so that every guarantee payment made to the holder, after this withholding or deduction, will not be less than the amount provided for in the preferred securities guarantee to be then due and payable.

ACE will not be required to pay any additional amounts for or on account of:

•	any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that you:

•	were a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or were physically present in, the relevant taxing jurisdiction or any political subdivision of the taxing jurisdiction or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of preferred securities, or receipt of payment under the preferred securities;

•	presented the preferred security for payment in the relevant taxing jurisdiction or any political subdivision of the taxing jurisdiction, unless the preferred security could not have been presented for payment elsewhere; or

•	presented the preferred security for payment more than 30 days after the date on which the payment in respect of the preferred security first became due and payable or provided for, whichever is later, except to the extent that you would have been entitled to the additional amounts if you had presented the preferred security for payment on any day within that 30-day period;

•	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by you or the beneficial owner of the preferred security to comply with any reasonable request by ACE or the applicable ACE Trust addressed to you within 90 days of the request to:

•	provide information concerning your nationality, residence or identity or of the beneficial owner; or

•	make any declaration or other similar claim or satisfy any information or reporting requirement, which in either case is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision of the taxing jurisdiction as a precondition to exemption from all or part of the tax, assessment or other governmental charge; or

•	any combination of the above items.

In addition, ACE will not pay you any additional amounts with respect to any guarantee payment if you are a fiduciary or partnership or other than the sole beneficial owner of the related preferred security, to the extent the payment would be required by the laws of the relevant taxing jurisdiction, or any political subdivision or relevant taxing authority of or in the taxing jurisdiction, to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the additional amounts had it been the holder of the preferred security. (Section 5.8)

Amendments and Assignment

No preferred securities guarantee may be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the outstanding preferred securities, except with respect to any changes which do not materially adversely affect the rights of holders of the related preferred securities, in which case no consent will be required. (Section 8.2) All guarantees and agreements contained in each preferred securities guarantee will bind our successors and assigns and will inure to the benefit of the holders of the related preferred securities. (Section 8.1) We may not assign our obligations under the preferred securities guarantee except in connection with a consolidation, amalgamation or merger or conveyance, transfer or lease that is permitted under the ACE INA subordinated indenture and under which the person formed by the consolidation or amalgamation or into which we are merged or which acquires or leases our properties and assets agrees in writing to perform our obligations under the preferred securities guarantee.

Events of Default

An event of default under each preferred securities guarantee will occur upon our failure to perform any of our payment or other obligations under the preferred securities guarantee. The holders of not less than a majority in aggregate liquidation amount of the related preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any trust or power conferred upon the guarantee trustee. (Section 5.4)

Any holder of the preferred securities may institute a legal proceeding directly against us to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against the ACE Trust, the guarantee trustee or any other person or entity. (Section 5.4)

We, as guarantor, are required to file annually with the guarantee trustee a certificate as to whether or not ACE is in compliance with all the conditions and covenants applicable to it under the preferred securities guarantee. (Section 2.4)

Information Concerning the Guarantee Trustee

The guarantee trustee, other than during the occurrence and continuance of a default by us in performance of any preferred securities guarantee, undertakes to perform only the duties specifically set forth in each preferred securities guarantee. After default with respect to any preferred securities guarantee, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. (Section 3.1) Subject to the preceding sentence, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any preferred securities guarantee at the request of any holder of any preferred securities unless it is offered reasonable indemnity against the costs, expenses, and liabilities that it might incur. (Section 3.2)

Termination of the Preferred Securities Guarantees

Each preferred securities guarantee will terminate upon:

•	full payment of the redemption price of the related preferred securities;

•	the distribution of the corresponding ACE INA subordinated debt securities to the holders of the related preferred securities; or

•	upon full payment of the amounts payable upon liquidation of the related ACE Trust.

Each preferred securities guarantee will continue to be effective or will be reinstated if, at any time, any holder of the related preferred securities must restore payment of any sums paid with respect to the preferred securities or the preferred securities guarantee. (Section 7.1)

New York Law to Govern

Each preferred securities guarantee will be governed by and construed in accordance with the laws of the state of New York. (Section 8.5)

The Expense Agreement

Pursuant to the expense agreement entered into by us under each trust agreement, we will irrevocably and unconditionally guarantee to each person or entity to whom an ACE Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the ACE Trust, other than obligations of the ACE Trust to pay to the holders of the preferred securities or other similar interests in the ACE Trust of the amounts due them pursuant to the terms of the preferred securities or other similar interests, as the case may be.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, representing contracts obligating you to purchase from us, and obligating us to sell to you, a specified number of ordinary shares at a future date or dates. The price per ordinary share may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and, as security for your obligations to purchase the ordinary shares under the stock purchase contracts, either:

•	senior debt securities or subordinated debt securities of ACE INA, fully and unconditionally guaranteed by ACE;

•	debt obligations of third parties, including U.S. Treasury securities; or

•	preferred securities of an ACE Trust.

The stock purchase contracts may require us to make periodic payments to you or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require you to secure your obligations in a specified manner, and, in some circumstances, we may deliver newly issued prepaid stock purchase contracts upon release to you of any collateral securing your obligations under the original stock purchase contract.

The applicable prospectus supplement will describe the specific terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. However, that description will not purport to be complete and will be qualified in its entirety by reference to:

•	the stock purchase contracts;

•	the collateral arrangements and depositary arrangements, if applicable, relating to the stock purchase contracts or stock purchase units; and

•	if applicable, the prepaid stock purchase contracts and the document pursuant to which the prepaid stock purchase contracts will be issued.

PLAN OF DISTRIBUTION

ACE, ACE INA and/or any ACE Trust may sell offered securities in any one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	through dealers; or

•	directly to purchasers.

The applicable prospectus supplement will set forth the specific terms of the offering of the offered securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to ACE, ACE INA and/or an ACE Trust from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which the offered securities may be listed, any of which initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time:

in one or more transactions at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Offers to purchase offered securities may be solicited by agents designated by ACE from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by ACE, ACE INA and/or the applicable ACE Trust to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold.

If offered securities are sold to the public by means of an underwritten offering, either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters ACE, ACE INA and/or the applicable ACE Trust will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, which will be set forth in the applicable prospectus supplement. In addition, the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement, which prospectus supplement will be used by the underwriters to make resales of the offered securities. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at fixed public offering prices; or

•	at varying prices determined by the underwriters at the time of sale.

In addition, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to specified conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all of the offered securities of a series if any are purchased.

ACE, ACE INA and/or the applicable ACE Trust may grant to the underwriters options to purchase additional offered securities, to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions, as may be set forth in the applicable prospectus supplement. If ACE, ACE INA and/or the applicable ACE Trust grants any over-allotment option, the terms of the over-allotment option will be set forth in the applicable prospectus supplement.

If a dealer is utilized in the sales of offered securities, ACE, ACE INA and/or the applicable ACE Trust will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. Any dealer may be deemed to be an underwriter of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

Offers to purchase offered securities may be solicited directly by ACE, ACE INA and/or the applicable ACE Trust and the sale of the offered securities may be made by ACE, ACE INA and/or the applicable ACE Trust directly to institutional investors or others with respect to any resale of the offered securities. The terms of any of these sales will be described in the applicable prospectus supplement.

Offered securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise by one or more remarketing firms acting as principals for their own accounts or as agents for ACE, ACE INA and/or the applicable ACE Trust. Any remarketing firm will be identified and the terms of its agreements, if any, with ACE, ACE INA and/or an ACE Trust and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the offered securities remarketed by them.

Agents, underwriters, dealers and remarketing firms may be entitled, under agreements entered into with ACE, ACE INA and/or the applicable ACE Trust, to indemnification by ACE, ACE INA and/or the applicable ACE Trust against some civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

ACE, ACE INA and/or the applicable ACE Trust may authorize underwriters or other persons acting as ACE’s, ACE INA’s and/or the applicable ACE Trust’s agents to solicit offers by specified institutions to purchase offered securities from ACE, ACE INA and/or the applicable ACE Trust, pursuant to contracts providing for payments and delivery on a future date, which will be set forth in the applicable prospectus supplement. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. However, in all cases, these institutions must be approved by ACE, ACE INA and/or the applicable ACE Trust. The obligations of any purchaser under any contract will be subject to the condition that the purchase of the offered securities shall not, at the time of delivery, be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Each series of offered securities will be a new issue and, other than the ordinary shares, which are listed on the NYSE, will have no established trading market. ACE, ACE INA and/or the applicable ACE Trust may elect to list any series of offered securities on an exchange and, in the case of the ordinary shares, on any additional exchange. However, unless otherwise specified in the applicable prospectus supplement, none of ACE, ACE INA or any ACE Trust shall be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the offered securities.

Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, ACE and its subsidiaries in the ordinary course of business.

LEGAL OPINIONS

Legal matters with respect to United States and New York law will be passed upon for ACE, ACE INA and the ACE Trusts by Mayer, Brown, Rowe & Maw, Chicago, Illinois. The validity of the preferred securities under Delaware law will be passed upon on behalf of ACE, ACE INA and the ACE Trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware. Legal matters with respect to Cayman Islands law will be passed upon for ACE by Maples and Calder, George Town, Grand Cayman, Cayman Islands, British West Indies. Legal matters with respect to Bermuda law will be passed upon for ACE by Conyers Dill & Pearman, Hamilton, Bermuda. Mayer, Brown, Rowe & Maw will rely on the opinion of Maples and Calder with respect to Cayman Islands law and the opinion of Conyers Dill & Pearman with respect to Bermuda law.

EXPERTS

The consolidated financial statements and financial statement schedules incorporated in this prospectus by reference to ACE’s Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing. Any audited financial statements and schedules that are incorporated or that are deemed to be incorporated by reference into this prospectus that are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing to the extent covered by consents of these accountants filed with the SEC.

ENFORCEMENT OF CIVIL LIABILITIES UNDER

UNITED STATES FEDERAL SECURITIES LAWS

ACE is a Cayman Islands company. In addition, some of its officers and directors, as well as some of the experts named in this prospectus, reside outside the United States, and all or much of ACE’s assets and some of the officers’ and directors’ assets are or may be located in jurisdictions outside the United States. Therefore, investors may have difficulty effecting service of process within the United States upon those persons or recovering against ACE or them on judgments of U.S. courts, including judgments based upon the civil liability provisions of the U.S. Federal securities laws. However, investors may serve ACE with process in the United States with respect to actions against it arising out of or in connection with violations of U.S. Federal securities laws relating to offers and sales of the securities covered by this prospectus by serving ACE INA Holdings, its United States agent irrevocably appointed for that purpose.

ACE has been advised by Maples and Calder, its Cayman Islands counsel, that there is doubt as to whether the courts of the Cayman Islands would enforce:

•	judgments of U.S. courts based upon the civil liability provisions of the U.S. Federal securities laws obtained in actions against it or its directors and officers, as well as experts named in this prospectus, who reside outside the United States; or

•	original actions brought in the Cayman Islands against these persons or ACE predicated solely upon U.S. Federal securities laws.

ACE has also been advised by Maples and Calder that there is no treaty in effect between the United States and the Cayman Islands providing for this enforcement, and there are grounds upon which Cayman Islands courts may not enforce judgments of United States courts. Some remedies available under the laws of United States jurisdictions, including some remedies available under the U.S. Federal securities laws, would not be allowed in Cayman Islands courts as contrary to that nation’s public policy.

WHERE YOU CAN FIND MORE INFORMATION

ACE

ACE files annual, quarterly and special reports, proxy statements and other information with the SEC. ACE’s SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any document ACE files in the SEC’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. ACE’s SEC filings are also available at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For further information on obtaining copies of ACE’s public filings at the NYSE, you should call (212) 656-5060.

The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like ACE, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents filed by ACE Limited under the Exchange Act is 1-11778.

Incorporation by Reference

ACE is allowed to “incorporate by reference” the information it files with the SEC, which means that ACE can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that ACE files subsequently with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus. ACE incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration statement that contains this prospectus and prior to the time that ACE, ACE INA and the ACE Trusts sell all of the securities offered by this prospectus:

•	ACE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 001-11778); and

•	ACE’s Current Reports on Form 8-K filed January 28, April 30 and May 6, 2003 (File No. 001-11778).

You may request a copy of these filings, other than exhibits unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or telephoning ACE at the following address:

Investor Relations

ACE Limited

ACE Global Headquarters

17 Woodbourne Avenue

Hamilton, HM 08, Bermuda

Telephone: (441) 299-9283

ACE INA

ACE INA has no direct operations. ACE INA is directly and wholly owned by ACE. The obligations of ACE INA under its debt securities will be fully and unconditionally guaranteed by ACE. See “Description of ACE INA Debt Securities and ACE Guarantee.” ACE INA is not currently subject to the information reporting requirements under the Exchange Act. ACE INA will become subject to the reporting requirements upon the effectiveness of the registration statement that contains this prospectus, although ACE INA intends to seek and expects to receive an exemption from those requirements. So long as any guaranteed debt securities of ACE INA are outstanding, ACE will include in the footnotes to its audited consolidated financial statements summarized consolidated financial information concerning ACE INA.

The ACE Trusts

There are no separate financial statements of the ACE Trusts in this prospectus. ACE does not believe the financial statements would be helpful to the holders of the preferred securities of the ACE Trusts because:

•	ACE, a reporting company under the Exchange Act, will directly or indirectly own all of the voting securities of each ACE Trust;

•	neither of the ACE Trusts has any independent operations or proposes to engage in any activity other than issuing securities representing undivided beneficial interests in the assets of the ACE Trust and investing the proceeds in subordinated debt securities issued by ACE INA and fully and unconditionally guaranteed by ACE; and

•	the obligations of each ACE Trust under the preferred securities will be fully and unconditionally guaranteed by ACE. See “Description of ACE INA Debt Securities and ACE Guarantee” and “Description of Preferred Securities Guarantees.”

Neither of the ACE Trusts is currently subject to the information reporting requirements of the Exchange Act. Each ACE Trust will become subject to the requirements upon the effectiveness of the registration statement that contains this prospectus, although each ACE Trust intends to seek and expects to receive an exemption from those requirements. If the ACE Trusts did not receive this exemption, the expenses of operating the ACE Trusts would increase, as would the likelihood that ACE would exercise its option to dissolve and liquidate the ACE Trusts early.

20,000,000 Depositary Shares

ACE Limited

Each Representing  1/10 of a Share of

7.80% Cumulative Redeemable Preferred Shares, Series C

(Liquidation Preference $25.00 Per Depositary Share)

PROSPECTUS SUPPLEMENT

May 7, 2003

Citigroup

Merrill Lynch & Co.

A.G. Edwards & Sons, Inc.

Morgan Stanley

Prudential Securities

UBS Warburg

Wachovia Securities

Banc of America Securities LLC

Bear, Stearns & Co. Inc.

Deutsche Bank Securities

Quick & Reilly

RBC Capital Markets